As filed with the U.S. Securities and Exchange Commission on February 9, 2023.

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPWK HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building #2, District A, No. 359 Chengyi Rd.,

The third phase of Xiamen Software Park

Xiamen City, Fujian Province

The People’s Republic of China, 361021

+86 400-6999467

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Fang Liu, Esq.	Michael Blankenship
VCL Law LLP	Winston & Strawn LLP
1945 Old Gallows Road, Suite 630	800 Capitol Street, Suite 2400
Vienna, VA 22182	Houston, TX 77002
(703) 919-7285	(713) 651-2600

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED [       ], 2023

[       ] Class A Ordinary Shares

EPWK HOLDINGS LTD.

This is an initial public offering of our Class A Ordinary Shares. We are offering on a firm commitment basis, [      ] Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”). Prior to this offering, there has been no public market for the Class A Ordinary Shares. We expect the initial public offering price will be $[      ] per Class A Ordinary Share. We have applied to list the Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “EPWK”.  This offering is contingent upon us listing our Class A Ordinary Shares on Nasdaq or another national exchange. There is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on the Nasdaq Capital Market or another national exchange.

As of the date of this prospectus, our outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Mr. Guohua Huang beneficially owns all of our issued and outstanding Class B ordinary shares. These Class B ordinary shares will constitute approximately [      ]% of our total issued and outstanding ordinary shares and [      ]% of the aggregate voting power of our total issued and outstanding ordinary shares immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional Class A Ordinary Shares. Holders of Class A Ordinary Shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A Ordinary Share is entitled to one vote, and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to fifteen votes, subject to certain conditions, and is convertible into one Class A Ordinary Share at any time by the holder thereof.

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a shell company issuer incorporated in Cayman Islands that operates through its subsidiaries and contractual arrangements with the variable interest entity (“VIE”), which involves unique risks to investors.

Unless otherwise stated, as used in this prospectus, the terms “EPWK,” “we,” “us,” “our Company,” and the “Company” refer to EPWK Holdings Ltd., an exempted company with limited liability incorporated under the laws of Cayman Islands with no material operations; “EPWK HK” refer to EPWK Holdings Limited, our subsidiary established under the laws of Hong Kong Special Administrative Region (“Hong Kong SAR” or “Hong Kong”); “PRC subsidiary,” “EPWK WFOE” or “WFOE” refer to Yipinweike (Guangzhou) Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC and our indirect wholly owned subsidiary; the term “EPWK VIE” or “VIE” refers to Xiamen EPWK Network Technology Co., Ltd., and its 6 subsidiaries organized under the laws of the PRC, in which we do not own equity interest.

EPWK Holdings Ltd. is a Cayman Islands holding company with no material operations of its own. We are not a Chinese operating company and only conduct our operations through our subsidiaries and contractual arrangements with the variable interest entity, EPWK VIE, in China. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. Neither we nor our subsidiaries own any equity interest in EPWK VIE. As a result, you are not investing in EPWK VIE and may never hold equity interests in the Chinese operating companies. Because EPWK VIE and its subsidiaries are based in China and are engaged in network culture business, and due to PRC legal restrictions on foreign ownership in the network culture business, we do not own any equity interest in the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements (the “VIE Agreements”), which have not been tested in court. The VIE structure provides contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies and investors directly holding equity interests in the Chinese operating entities, which involves unique risks to investors. Additionally, as of the date of this prospectus, the VIE agreements have not been tested in a court of law. We and our investors do not have an equity ownership in, direct foreign investment in, or control through such ownership/investment of the VIE. Therefore, the VIE agreements do not give us the same controlling power as if we had equity ownership in the VIE. On August 11, 2022, EPWK WFOE, which is our PRC subsidiary, EPWK VIE, and shareholders of EPWK VIE entered into a series of contractual agreements that established the VIE structure. We have evaluated the guidance in FASB ASC 810 and determined that EPWK WFOE is the primary beneficiary of EPWK VIE and its subsidiaries, for accounting purposes only, because, pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net income to EPWK WFOE, while EPWK WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of EPWK WFOE and, ultimately, EPWK Holdings Ltd, which has indirect ownership in 100% of the equity in EPWK WFOE. Accordingly, under U.S. GAAP and for accounting purpose only, we treat the VIE and its subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements. For a detailed description of the VIE Agreements, see “Our History and Corporate Structure” on page 5.

Because we do not hold equity interests in EPWK VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely prevent us from offering or continue offering securities to investors and result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless.

However, EPWK Holdings Limited, one of our wholly-owned subsidiaries incorporated in Hong Kong, does not engage in any active operations and acts solely as a holding entity. Therefore, we do not believe that the Hong Kong holding company will be subject to similar legal or operational risks that may result in material changes in our operations and/or the value of the securities we are registering for sale or our ability to offer or continually offer securities to investors.

The VIE Agreements may not be effective in providing control over EPWK VIE. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission (“CSRC”), if we fail to comply with their rules and regulations. See “Risk Factors – Risks Relating to Our Corporate Structure”, “Risk Factors – Risks Relating to Doing Business in the PRC” and “Risk Factors – Risks Relating to This Offering and Our Ordinary Shares” for more information.

We currently do not have any cash management policies that dictate the purpose, amount, and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, and the consolidated VIEs. Rather, the fund can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain a certain amount of cash reserves. See “Prospectus Summary – Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE.”

There have been no transfers of cash or other assets, dividends, or distribution made to EPWK and among its subsidiaries and the VIE and its subsidiaries, and they have no plans to make any transfers of cash or other assets, distribution, or dividend payment to EPWK and among themselves in the near future. Neither EPWK nor any of its subsidiaries nor the VIE and its subsidiaries have made any transfer of cash or other assets, dividends. or distributions to investors as of the date of this prospectus. We, our subsidiaries, and the VIE have no present plans to distribute earnings or settle amounts owed under the VIE agreements and plan to retain EPWK’s retained earnings to continue to grow EPWK’s business. For more information, please refer to “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries” and the consolidated financial statements starting from page F-3. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We are permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution or other distributable reserves. However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations only permit EPWK WFOE, Yipinweike (Guangzhou) Network Technology Co., Ltd. to pay dividends to the Company out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The majority of our and the consolidated VIE's revenues are collected in Renminbi; thus, foreign exchange shortages and foreign exchange control may limit our ability to pay dividends or other payments or otherwise meet our obligations denominated in foreign currencies. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities. Therefore, our ability to transfer cash between EPWK VIE and us, our subsidiaries outside of China, and investors may be restricted. See “Prospectus Summary - Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE,” “Summary of Risk Factors – We may not be able to use funds held in the PRC or Hong Kong or a PRC or Hong Kong entity to fund operations or for other purposes outside of the PRC due to the interventions or imposition of restrictions and limitations on the ability of us, our subsidiaries, or the consolidated VIE by the PRC government to transfer cash.,” and “Risk Factors – Risk Relating to Doing Business in the PRC – Our ability to transfer cash between subsidiaries, the consolidated VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government.”

We are subject to certain legal and operational risks associated with our PRC subsidiaries and the VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIE’s operations, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Fuzhou) (“Dentons”), as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior. Also, the Cybersecurity Review Measures require online platform operators possessing personal information of more than one (1) million users to apply for the cybersecurity review for their overseas listing, and the cybersecurity review shall focus on the assessment of the impact or potential impact on the national security of the online platform operators’ data processing activities. In compliance with the Measures, we have submitted a written declaration and other materials required for the cybersecurity review to the Cyberspace Administration of China (“CAC”). Upon reviewing our materials in accordance with the Measures, the Office of Cybersecurity Review of the CAC, which is responsible for organizing cybersecurity reviews and developing relevant rules and regulations, informed us that we passed the cybersecurity review for this offering. Our PRC counsel has opined that, as of the date of this prospectus, no effective laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing plan, nor has our Company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. national stock exchange. Any change in the PRC laws and regulations could result in a material change in our and the VIE’s operations or the value of our Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless. Although our PRC subsidiaries and the VIE’s operations in the PRC are subject to certain legal and operational risks, EPWK HK is not currently engaging in any active business activities and merely acting as a holding company. As a result, we do not believe any securities, data security, or anti-monopoly laws or regulations in Hong Kong may impact our operations or the offering of our securities to foreign investors, nor do we foresee any material legal and operational risks associated with EPWK HK except those already disclosed in this Prospectus.

In addition, our Class A Ordinary Shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditor for two consecutive years. Our auditor, WWC, P.C. is headquartered in San Mateo, California and has been inspected by the PCAOB on a regular basis, with the last inspection conducted in November 2021, and it is not subject to the determinations announced by the PCAOB on December 16, 2021 or the Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People's Republic of China on August 26, 2022. If trading in our ordinary shares is prohibited under the Holding Foreign Companies Accountable Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, the Nasdaq Stock Market may determine to delist our Class A Ordinary Shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“HFCAA”), which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years, instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to HFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist as to whether and how this new Protocol will be implemented and whether the PCAOB can make a determination that it is able to inspect and investigate completely in mainland China and Hong Kong. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Notwithstanding the foregoing, because we have substantial operations within the PRC through the PRC operating entities, if the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA. See “Risk Factors – Risks Relating to Doing Business in the PRC – A recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 21 of this prospectus for more information.

Furthermore, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Guohua Huang will beneficially own all of our then issued and outstanding Class B Ordinary Shares and will be able to exercise [   ]% of our total voting power. Therefore, we may elect not to comply with certain corporate governance requirements of Nasdaq. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering. Please read the disclosures beginning on page 21 of this prospectus for more information.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 28 to read about factors you should consider before buying our Class A Ordinary Shares.

	Per Share	Total (2)
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have agreed to pay Revere, the representative of the underwriters (the “Representative”), an underwriter commission fee equal to [ ]% of the gross proceeds of the offering.

(2)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $[      ], exclusive of the above commissions. These payments will further reduce proceeds available to us before expenses. See “Underwriting”.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We agree to grant the underwriters an option for a period of 30 days after the closing of this offering to purchase up to 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $[      ] and the total proceeds to us, after underwriting discounts and commissions but before offering expenses, will be approximately $[      ]. If we complete this offering, net proceeds will be delivered to our company on the closing date.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[   ], 2023.

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About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“we”, “us” or the “Company” in this prospectus are to EPWK Holdings Ltd., and its affiliated entities;

●	“affiliated entities” are to our subsidiaries and variable interest entity (“VIE”);

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan but including special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“EPWK HK” are to the Company’s wholly owned subsidiary, EPWK Holdings Limited, a Hong Kong corporation;

●	“EPWK VIE” are to Xiamen EPWK Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, that we control via a series of contractual arrangements between EPWK WFOE and EPWK VIE;

●	“EPWK WFOE” or “WFOE” are to Yipinweike (Guangzhou) Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by us through EPWK HK;

●	“Class A Ordinary Shares” are to the Class A Ordinary Shares of EPWK Holdings Ltd., par value $0.0001 per share;

●	“Representative” is to Revere Securities LLC as the representative of the underwriters;
●	“F&S” or “Frost & Sullivan” are to Frost & Sullivan Inc.;
●	“Gross Merchandise Volume (GMV)” refers to the total amount of transactions we make over a specified period of time through our platform, which includes any fees or other deductions we may calculate separately; GMV is not our revenue and is not included in the statement of operations;

●

“Mini Programs” refer to various sub-applications incorporated into popular mobile applications in China like WeChat and Alipay that do not require separate installations and are ready to use at any time;

●	“Proprietary Data” is the data we created after analyzing the nature and type of the seller-posted services or products;
●	“Users” or “Registered users” are buyers and sellers who have registered their accounts on our platform using phone numbers or third-party applications, including WeChat, Weibo or Tencent QQ;

●

“Paid Members” are users who have subscribed to our self-operated services and tools, including design, software development, marketing, business writing, interior decoration, life service, intellectual properties registration and management services;

●	“Active Registered Users” or “Active Users” are users who access our platform through our desktop client, mobile application, or WeChat mini program at least once during a specific period; and
●	“Daily Inquiries” are inquiries made by users each day regarding the services and products offered on our platform.

Our business is conducted through EPWK WFOE and the VIE in the PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors”, before deciding whether to buy our Class A Ordinary Shares. This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the F&S report.

Our Business

Our mission is to add value to our users in both service supply and demand sides. We create an innovative and efficient crowdsourcing platform to connect businesses with great talents. We design a digital marketplace with a comprehensive services catalog and an efficient search, find and order process to match talents with service needs.

EPWK Holdings Ltd. was incorporated in the Cayman Islands as an exempted company in March 2022 as a holding company with no material operations of our own, we conduct our operations in China through EPWK VIE and its subsidiaries. Three other competitors and we take up 54.6% market share of the crowdsourcing market in China, and, with US$0.23 billion Gross Merchandise Volume (“GMV”) in the first half of 2022, we are the second largest online marketplace in China, only behind Zhubajie’s US$0.33 billion GMV. Our platform, operated through EPWK VIE, is one of the only two comprehensive crowdsourcing platforms in China, with the other one operated by Zhubajie, and enables businesses (buyers) and service providers (sellers) to find each other. From 2019 to 2021, our platform enabled approximately US$804 million (RMB5.39 billion) of GMV across 2.23 million projects between 15.33 million sellers and 7.67 million buyers from all 34 provinces of China. Specifically, in 2019, we enabled US$210 million of GMV across 0.6 million projects between 12 million sellers and 6 million buyers. In 2020, we enabled US$ 254 million of GMV across 0.7 million projects between 12.32 million sellers and 6.16 million buyers. In 2021, we enabled US$340 million of GMV across 0.9 million projects between 15.33 million sellers and 7.67 million buyers.

Our marketplace platform was launched in 2011. We have achieved significant growth ever since our inception. Our platform users consist of buyers who seek talents for their jobs and sellers who offer different talents and skills. We currently have over 23 million registered users and offer an expansive catalog to provide diversified services to businesses of all sizes. Our average annual active users, or AAU, is 10.13 million. Our daily inquiries well exceed 10,000 from logo design to business name selection to software development. Our GMV increased by 33.5% from US$ 254 million (RMB 1.755 billion) in 2020 to US$ 340 million (RMB 2.19 billion) in 2021.

Our Buyers

Our buyers include micro, small, and medium sized businesses from various industries. The sizes of the buyers range from one-man shops to companies with US$ 23 million (RMB 150 million) revenue. As of December 31, 2021, our service covers more than 2,800 cities and counties and counties with approximately 7.67 million active buyers.

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Our Services to Buyers

•	Access to an expansive catalog of services. Our catalog has seven categories of design, software development, marketing, business writing, interior decoration, life service, and business service. The seven categories cover over 300 items including logo design, animation design, industrial design, website development, software development, copywrite planning, marketing promotion, decoration design and more.

•	Access to a diverse pool of sellers. We provide online and mobile access to approximately 15.33 million sellers with a broad set of skills. Through our website and mobile apps, buyers can post their jobs for free, connect with these talents easily, and get a broad range of services executed quickly and efficiently.

•	Reliable customer service. We focus on providing quality customer service to assist our buyers in contracting, delivery, payment, and dispute resolution.

•	Access to online design sharing database. Our design sharing database kubeijie.com provides design licensing and digital copyright protection services. It collects creative works of many designers in China, providing buyers access to the platform to search creative materials for commercial use. The platform has two major databases: Gallery Center and Yipin Font Library. The Gallery Center contains searchable cartoon images, illustrations, artistic textures, pattern elements, and other creative materials to be licensed or purchased. Yipin Font Library provides 1 free downloadable font and 3 specialized fonts at different price levels.

•	AI-powered online tools. Our AI-powered online tools at xwzn.cn enable our buyers to generate customized business names and logos instantly based on industries, geographic locations, brand preferences, keywords, and other values. Names and logos are automatically screened for trademark conflicts and are evaluated for registrability.

•	IP registration and management services. We provide our buyers with general intellectual property services, including trademark registration, copyright registration, patent applications, trademark transactions, and patent transactions. Buyers have access to use our IP database to search their work against registered trademarks, copyrights, and patents to prevent any infringement before any commercial use. Furthermore, when buyers get their tasks fulfilled on our platform, we assist them with IP registration both domestically and internationally.

•	Other value-added services. We provide our corporate users with business certification service approved by Certification and Accreditation Administration of the People’s Republic of China (“CNCA”). Business certifications are imperative to our corporate users for their business credibility, brand building, IP application, and eligibility to bid for strategic projects. Our services cover intellectual property management system (IPMS) certification, quality and environmental system certification, environmental management system certification, occupational health and safety management system certification, service certification, corporate integrity management system certification, and social responsibility management system certification. We also assist our corporate users with business registration and compliance filings, bookkeeping and tax filings, and license applications.

Our Sellers

Our sellers consist of student artists, professional designers, part-time freelancers, and micro, small, and medium sized businesses with different talents, skills, and services to offer. As of December 31, 2021, we had 15.53 million sellers on our platform.

Our Benefits to Sellers

•	Access to clients with different needs. Our marketplace platform provides sellers access to quality clients and rewarding projects. With 7.67 million active buyers, our platform publishes tasks ranging from quick to longer-term projects. We enable sellers to focus on what they do best and find clients outside of their local geography.

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•	AI-powered online tools. Our AI-powered online tools at xwzn.cn enable our sellers to generate logo ideas and provide inspiration to sellers. Logos are automatically screened for trademark conflicts to prevent infringement.

•	Access to online design sharing database. Our design sharing database kubeijie.com provides a platform for sellers to share and trade their creative works. Sellers may license or sell their works to buyers or other sellers.

•	Reliable customer service. We focus on providing quality customer service to assist our sellers in contracting, IP protection, delivery, payment, and dispute resolution. We work with a third-party bank to collect the funds from the buyer at the time of purchase and release them to the seller upon project completion.

•	IP registration and management services. We provide our sellers with general intellectual property services, including trademark registration, copyright registration, patent applications, trademark transactions, and patent transactions. Sellers have access to use our IP database to search their work against registered trademarks, copyrights, and patents to prevent infringement before any commercial use.

•	Business support services. We assist sellers to manage all of the administrative aspects of their business from office space renting and management, company name selection, business registration, and logo design to website construction, product packaging, marketing, bookkeeping, and tax filing.

Our Strengths

Second Largest Online Marketplace with Expansive Service and Geographic Footprint

Three other competitors and we take up 54.6% market share of the crowdsourcing market in China, and, with US$0.23 billion Gross Merchandise Volume (“GMV”) in the first half of 2022, we are the second largest online marketplace in China, only behind Zhubajie’s US$0.33 billion GMV. Our platform, operated through EPWK VIE, is one of the only two comprehensive crowdsourcing platforms in China, with the other one operated by Zhubajie. Although most platforms solely focus on a particular type of industry such as software, IT, and design, our comprehensive platform provide professional services to clients in various fields covering over 300 items in seven categories. The comprehensiveness of our services attracts more buyers to post jobs on our platform, which in turn attracts more sellers with different skills and expands our services, forming a virtuous cycle. From 2019 to 2021, our platform enabled approximately US$ 804 million (RMB 5.39 billion) of GMV across 2.23 million projects. No single client accounted for more than 3 percent of the total client spend. We believe our size and scale demonstrates the effectiveness of our platform in connecting businesses with nationwide talent.

Since our inception, we have connected buyers and sellers in over 2,800 cities and counties in all 34 provinces in China. In 2018, we launched a creative design crowdsourcing platform for local Xiamen entrepreneurs and entrepreneurs across the Strait from Taiwan. It provides access to young Taiwanese people who are interested in understanding the mainland market and starting a business there. It also provides business opportunities for entrepreneurs from both sides of the Strait and integrates mainland’s and Taiwan's talents in advertising design, industrial design, software development, animation design, and other services. Since the launch of the cross-Strait platform, we have assisted over 1,000 businesses including 131 from Taiwan.

Trusted Platform for Buyers and Sellers

We believe our ability to foster trust and credibility on our platform drives growth and differentiates us. Our skilled team uses a combination of the latest technology, data science, and product features to make our platform a trusted online marketplace to get work done. Since inception, EPWK VIE has obtained 5 patents through technological innovation and established a comprehensive service platform by deploying a user evaluation system, a seller ranking system, and data security products. EPWK VIE has created a comfortable service experience for all users while ensuring the security of user information and transactions.

Specifically, EPWK VIE has introduced Node.js + Vue in the front-end to speed up server-side rendering for faster loading and unified mental model and better search engine optimization (“SEO”). Additionally, EPWK VIE uses Golang to reconstruct the business logic of services with large internet traffic to provides powerful service at lower cost to support EPWK VIE platform, which needs to work under high pressure caused by large internet traffic. In terms of operation and maintenance, EPWK VIE established a one-stop operation and maintenance monitoring scheme based on big data and Prometheus & Grafana to monitor, locate, and resolve operating problems. The platform also relies on Kubernetes to optimize operation ability and allocate operating tasks, which solves problems such as insufficient resources, unreasonable task allocation, and system deadlock, and improves computing efficiency.

Based on the above latest technologies, combined with two patented algorithms and bilateral data analysis, the platform is more accurate and efficient in making service recommendation and matching buyers and sellers. At the same time, sellers are able to synchronize buyer information to the Customer Relationship Management system (CRM) for effective service management.

We also provide contracting, third party payment, a feedback system, and dispute resolution to guarantee smooth transactions between buyers and sellers.

Contracting. The users are required to accept a series of agreements. The Registration Agreement governs the conditions and qualifications of being a registered user; the EPWK Platform Service Agreement lists the rights and obligations of being a user of the platform; the Privacy Policy give users notices that the platform will collect, store, use, disclose and protect their personal information during the service period; the Task Submission and Publication Agreement dictates the rules, rights, and obligations relating to offering and purchasing services or products; the Online Store Agreement defines the rights and responsibilities for sellers to operate online stores on the platform; the Online VIP Store Service Contract confirms the rights and responsibilities associated with VIP membership on the platform; the Bid Rules specify methods for sellers to submit proposals to bid for jobs; the Reward Payment Rules clarifies the payment settlement procedures on the platform; and the Transaction Rules provide ways for users to resolve transaction disputes. We also facilitate electronic contracts execution between buyers and sellers to ensure authenticity and improve efficiency. A Refund Policy between buyers and sellers is offered as well.

Third Party Payment. We work with Xiamen International Bank to hold and release funds securely, enabling mutual trust and timely payments.

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Feedback System. Our feedback system provides us with sufficient data to select qualified sellers with consistent performance and delivery and eliminate underperforming sellers. The feedback system also enables sellers to build their business reputation by establishing professional visibility and long-term credibility.

Dispute Resolution. We also have a dispute resolution team consisting of well-respected designers, developers, and internal staff to assist disputed parties to reach settlement amicably and efficiently. In the event where no settlement can be reached, we will notify the third-party bank to freeze the fund and release it only when a court order is issued.

Strong R&D Capabilities

We have an independent R&D team to build and maintain our websites and mobile app and develop new products and features. Our teams have expansive experience in demand insight, product creativity, and technology implementation for crowdsourcing platform products. They ensure continuous problem-solving and upgrading of our platform and enable AI-based data analytics to allow us to personalize experiences for both buyers and sellers.

Technology Capabilities for Accurate Matching

Our multidimensional data insights, powerful AI algorithm, and big data capacity enable us to effectively process the data and continuously improve our matching accuracy. Our patented algorithm picks up features and preferences demonstrated through buyers’ published jobs and sellers’ professional profiles. Our platform processes these features and refines our matching to enable talents to find the right opportunities.

Powerful Network Effects

We have heavily invested in building a robust platform with features and functionalities that are necessary to connect buyers and sellers on a large scale. We believe our platform provides a strong-value proposition for both sides of our marketplace and our scale creates powerful network effects that strengthen our competitive differentiation. After more than ten years of operation, we have accumulated a large number of users with a good repurchase rate. We currently have over 10.13 million annual active users. As a result, we have been able to scale our business and our community.

Business Model with Strong Retention Metrics

The growth in our marketplace is driven by long-term and recurring use of our platform by buyers and sellers, which leads to increased revenue for us. Unlike most commission-only based marketplace platforms, our platform is commission-free with all project service fees go to the sellers. We have built a tiered membership system to allow sellers to choose what benefits appeal to them and, consequently, what they are willing to pay for such benefits. It provides flexibility to meet personalized needs and increase user engagement. We have over 10,000 paid members with regular annual renewal.

We also charge service fees to infrequent sellers, transactions with smaller amounts, or manually pairing talents to service needs without AI support for optimized matching. In addition, we provide business support services to sellers, integrating our online resources with offline support to nurture fledgling sellers. While these sellers gain experience and build up their business through our shared office space and one-stop shop administrative services, we also broaden our revenue sources. Users of our commission-based services and business support services exceed well over 0.1 million. We believe our business model has incentivized our users to build and maintain their business presence on our platform.

Prominent Brand Value

We are one of the first crowdsourcing marketplace platforms in China and we believe are well known in the industry. From 2015 to 2017, EPWK VIE was certified as a national level high-tech company by the Ministry of Science and Technology. In 2018, EPWK VIE was included as a case study in the Report on China’s Shared Economy jointly issued by the National Reform and Development Commission and the Ministry of Industry and Information Technology. In 2019, it was again included in the Report of Best Practice of Shared Economy issued by the State Administration of Market Regulation and China Council for the Promotion of International Trade. We also participated in drafting industry standards for creative knowledge and skills sharing platforms with the Business Committee of China Council for Promotion of International Trade. The standards were officially released on July 31, 2020 as the first of its kind to provide guidance to existing and new platforms. The standards have set out general rules and basic requirements, as well as requirements for audit, transaction services, transaction management, information security, and protection of intellectual property rights. It greatly contributed to the standardization process of China’s crowdsourcing industry.

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Experienced Management Team

Our management team has a strong track record of scaling and running businesses with a focus on online marketplaces, business-to-business services and software, user psychology and experience optimization, and business innovation. Our Founder and Chief Executive Officer, Mr. Guohua Huang, is recognized as a leading figure in crowdsourcing, media, and marketing. Acting on industry insight, Mr. Huang has led our company on the waves of innovations in the industry and built our crowdsourcing platform with a vision to connect talent with businesses through technology and service. Our Chief Operating Officer Mr. Lin has over 25 years of professional experience in corporate management, brand planning, marketing, and project investment. Our Chief Technology Officer Mrs. Mei Feng has 13 years of experience in Internet industry and product strategic planning, with a focus on platform product design and planning, technology iteration, and innovation.

Growth Strategies

Broaden and Deepen Categories

We intend to focus further on customizing experiences for categories through tailored features and functionalities, thus making it easier and more efficient for buyers to connect with the right sellers.

Attract New Buyers and Sellers Through Marketing Efforts

We intend to expand our marketing efforts to increase awareness of our platform. As a result, the large pool of talents, jobs, and flexible transactions attract new buyers and sellers.

Increase Spend from Existing Buyers

We intend to expand our relationship with our existing buyers and increase their spending on our platform by investing in building new products and premium features.

Provide Better Offerings to Top Sellers

We intend to improve our seller rating system based on sellers’ skills and performances. Our goal is to select 100 top sellers and provide them with premium offerings such as recommending jobs from Fortune 500 buyers and investing in the sellers’ business upgrading and expansion.

Assist Commercialization of Sellers’ Creative Designs

Many sellers may have creative designs but do not know how to commercialize them. We plan to build an ecosystem to serve the creative designers during the entire commercialization process. Our services may cover manufacturing prototypes, reaching out to potential buyers, setting prices, marketing, and building supply chains.

Our History and Corporate Structure

We were incorporated in the Cayman Islands on March 24, 2022. EPWK Group Limited (“EPWK BVI”), a subsidiary wholly owned by us, was incorporated in the British Virgin Islands on April 4, 2022. EPWK Holdings Limited (“EPWK HK”), EPWK BVI’s wholly-owned subsidiary, was incorporated in Hong Kong on April 28, 2022. Yipinweike (Guangzhou) Network Technology Co., Ltd. (“WFOE”), EPWK HK’s wholly owned subsidiary, was organized pursuant to PRC laws on July 26, 2022. Our variable interest entity, Xiamen EPWK Network Technology Co., Ltd. (“EPWK VIE”), was established on March 25, 2011 in Xiamen, Fujian Province, PRC pursuant to PRC laws. EPWK VIE’s shareholders include certain PRC residents and corporate entities controlled by PRC residents.

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On August 11, 2022, the Company consummated a reorganization pursuant to which, EPWK WFOE, EPWK VIE and EPWK VIE’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Prospectus Summary – Contractual Arrangements between EPWK WFOE and EPWK VIE. EPWK Holdings Ltd. is a holding company with no business operation other than holding the shares in EPWK HK and EPWK HK is a pass-through entity with no business operation. EPWK WFOE is exclusively engaged in the business of managing the operation of EPWK VIE.

The VIE Structure

The VIE entity, EPWK VIE, is Xiamen EPWK Network Technology Co., Ltd. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. Neither we nor our subsidiaries own any equity interest in EPWK VIE. As a result, you are not investing in EPWK VIE and may never hold equity interests in the Chinese operating companies. The VIE arrangements have not been tested in a court of law.

EPWK VIE generated revenues of $12,905,356 and $11,366,317 for the years ended June 30, 2020 and 2021, respectively. For the year ended June 30, 2022, it generated revenues of $12,811,143.

Our corporate structure as of the date of this prospectus is as follows:

Because EPWK VIE and its subsidiaries are based in China and are engaged in network culture business, and due to PRC legal restrictions on foreign ownership in the network culture business, we do not own any equity interest in the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements (the “VIE Agreements”), which have not been tested in court. We have evaluated the guidance in FASB ASC 810 and determined that EPWK WFOE is the primary beneficiary of EPWK VIE and its subsidiaries, for accounting purposes only, because, pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net income to EPWK WFOE, while EPWK WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of EPWK WFOE and, ultimately, EPWK Holdings Ltd, which has indirect ownership in 100% of the equity in EPWK WFOE. Accordingly, under U.S. GAAP and for accounting purpose only, we treat the VIE and its subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements. Since we do not hold equity interests in EPWK VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely prevent us from offering or continue offering securities to investors or result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless.

The VIE Agreements include:

•	Exclusive Business Cooperation Agreement,
•	Call Option Agreements,
•	Equity Pledge Agreements,
•	Shareholders Powers of Attorney, and
•	Irrevocable Commitment Letter.

They are designed to provide our wholly-foreign owned entity, Yipinweike (Guangzhou) Network Technology Co., Ltd., with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of EPWK VIE. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the EPWK VIE that can significantly impact the EPWK VIE’s economic performance and is obligated to absorb losses of the EPWK VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the EPWK VIE’s business operation for accounting purposes only. Because our economic interest in the EPWK VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the EPWK VIE, we have consolidated the financial results of the EPWK VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”) for accounting purpose only. However, the economic interest in and the power over the EPWK VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the EPWK VIE, and the structure involves unique risks to investors. See “Prospectus Summary – Contractual Arrangements between EPWK WFOE and EPWK VIE” for a summary of these VIE Agreements.

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The VIE Agreements may not be effective in providing control over EPWK VIE as we are subject to certain legal and operational risks associated with EPWK VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. We may also be subject to sanctions imposed by PRC regulatory agencies including the CSRC if we fail to comply with their rules and regulations.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and the VIE Agreements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, the VIE Agreements will become invalid or unenforceable, and EPWK VIE will not be treated as a VIE, and we will not be entitled to treat EPWK VIE’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of EPWK VIE from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Class A Ordinary Shares from Nasdaq Capital Market after this offering and a significant impairment in the market value of our Class A Ordinary Shares. If the VIE structure is determined to be in violation of any existing or future PRC laws, rules or regulations, or if EPWK WFOE or the VIE fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including: imposing fines on the EPWK WFOE or the VIE, revoking the business and operating licenses of EPWK WFOE or the VIE, discontinuing or restricting the operations of EPWK WFOE or the VIE; imposing conditions or requirements with which we, EPWK WFOE, or the VIE may not be able to comply; requiring us, EPWK WFOE, or the VIE to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Class A Ordinary Shares in the equity of the VIE; and restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China. See “Risk Factors – Risk Relating to Our Corporate Structure –  PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable”, and “Risk Factors – Risk Relating to Doing Business in the PRC – The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for more information. See “Risk Factors – Risks Relating to Our Corporate Structure”, “Risk Factors – Risks Relating to Doing Business in the PRC” and “Risk Factors – Risks Relating to This Offering and Our Ordinary Shares” for more information.

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Contractual Arrangements between EPWK WFOE and EPWK VIE

Due to PRC legal restrictions on foreign ownership in network culture business, neither we nor our subsidiaries own any equity interest in EPWK VIE. This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands. You are not investing in EPWK VIE.

EPWK WFOE, EPWK VIE and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on August 11, 2022. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the VIE, and WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb losses of the VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the VIE’s business operation for accounting purposes. Because our economic interest in the VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the VIE, we have consolidated the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). The VIE structure has its inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the VIE Agreements. We, as a Cayman Islands holding company, may incur significant difficulties and costs in enforcing any rights we may have under the VIE Agreements with the VIE, its founders and owners, in PRC because all of the VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where legal environment in the PRC is not as developed as in the United States. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over EPWK VIE, and our ability to conduct our business may be materially and adversely affected.

Each of the VIE Agreements is described in detail below.

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between EPWK WFOE and EPWK VIE, EPWK WFOE has the exclusive right to provide EPWK VIE with technical support services, consulting services and other services, including technical support, technical assistance, technical consulting, and professional training necessary for EPWK VIE’s operation, network support, database support, software services, business management consulting, grant use rights of intellectual property rights, lease hardware and device, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on EPWK VIE’s needs. In exchange, EPWK WFOE is entitled to a service fee that equates to all of the consolidated net income after offsetting previous year’s loss (if any) of EPWK VIE. The service fees may be adjusted based on the actual scope of services rendered by EPWK WFOE and the operational needs of EPWK VIE.

Pursuant to the exclusive business cooperation agreement, EPWK WFOE has the unilateral right to adjust the service fee at any time, and EPWK VIE has no right to adjust the service fee. We believe that such conditions under which the service fee may be adjusted will be primarily based on the needs of EPWK VIE to operate and develop its business in the AR market. For example, if EPWK VIE needs to expand its business, increase research investment or consummate mergers or acquisitions in the future, EPWK WFOE has the right to decrease the amount of the service fee, which would allow EPWK VIE to have additional capital to operate and develop its business.

The exclusive business cooperation agreement remains in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate this agreement upon giving 30 days’ prior written notice to EPWK VIE at any time.

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Call Option Agreements

Pursuant to the call option agreements, among EPWK WFOE, EPWK VIE and the shareholders who collectively owned all of EPWK VIE, such shareholders jointly and severally grant EPWK WFOE an option to purchase their equity interests in EPWK VIE. The purchase price shall be the lowest price then permitted under applicable PRC laws. EPWK WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in EPWK VIE until it has acquired all equity interests of EPWK VIE, which is irrevocable during the term of the agreements.

The call option agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Equity Pledge Agreements

Pursuant to the equity pledge agreements, among the shareholders who collectively owned all of EPWK VIE, such shareholders pledge all of the equity interests in EPWK VIE to EPWK WFOE as collateral to secure the obligations of EPWK VIE under the exclusive business cooperation agreement and call option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of EPWK WFOE unless transferring the equity interests to EPWK WFOE or its designated person in accordance with the call option agreements.

The equity pledge agreement will take effect from the date of signing, that is, on August 11, 2022, and three days after the agreement is signed, the share pledge will be recorded under the EPWK VIE shareholder register.

The equity pledge agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Shareholders Powers of Attorney (“POAs”)

Pursuant to the shareholders powers of attorney, the shareholders of EPWK VIE give EPWK WFOE an irrevocable proxy to act on their behalf on all matters pertaining to EPWK VIE and to exercise all of their rights as shareholders of EPWK VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the call option agreements and the equity pledge agreements.

The shareholders powers of attorney remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, shareholders of EPWK VIE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK WFOE at any time.

Irrevocable Commitment Letter

Pursuant to the irrevocable commitment letter, the individual shareholders of EPWK VIE commit that their spouses or inheritors have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE, and commit that if any event which refrains them from exercising shareholders’ rights as a registered shareholder, such as death, incapacity, divorce or any other event, could happen to them, the shareholders of EPWK VIE will take corresponding measures to guarantee the rights of other registered shareholders and the performance of the Contractual Arrangements. The letter is irrevocable and shall not be withdrawn without the consent of EPWK WFOE. The spouses of EPWK VIE individual shareholders also undertake that they have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE.

Based on the foregoing contractual arrangements, which grant EPWK WFOE effective control of EPWK VIE and enable EPWK WFOE to receive all of their expected residual returns, we account for EPWK VIE as a VIE. Accordingly, we consolidate the accounts of EPWK VIE for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

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Permission Required from the PRC Authorities to Operate the VIE or Offer Our Class A Ordinary Shares to Foreign Investors

In the opinion of our PRC counsel, Dentons, we, our subsidiaries, and the VIE have obtained all the requisite licenses, permissions, and approvals from the PRC government to operate their business and engage in the business activities currently conducted by them in China, including through contractual arrangements, and offer the securities being registered to foreign investors. As of the date of this prospectus, none of our, our subsidiaries’, or the VIE’s licenses, permissions, or approvals have ever been denied. Dentons further advises us that we, our subsidiaries, and the VIE are not currently required to obtain any other licenses, permissions, or approvals from the PRC government, including CSRC or CAC, to operate their business, including through contractual arrangements, or offer the securities being registered to foreign investors. We have disclosed the details of the licenses, permissions, and approvals issued by the PRC government to us, our subsidiaries, or the VIE as of the date of this prospectus. See PROSPECTUS SUMMARY – Our History and Corporate Structure – Requisite Permissions or Approvals on page 14.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice. On December 28, 2021, the CAC, together with 12 other government departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. In compliance with the Measures, we have submitted a written declaration and other materials required for the cybersecurity review to the CAC. Upon reviewing our materials in accordance with the Measures, the Office of Cybersecurity Review of the CAC, which is responsible for organizing cybersecurity reviews and developing relevant rules and regulations, informed us that we passed the cybersecurity review for this offering.

On December 24, 2021, the CSRC released Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (hereinafter referred to as the “Administration Provisions”), as well as Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (hereinafter referred to as the “Measures”) for public comments. According to the Administration Provisions and the Measures, overseas offering and listing, which specifically include direct overseas offerings and listing and indirect overseas offerings and listing, shall be filed in accordance with the Measures. As of the date of this prospectus, the Administration Provisions and the Measures have not been promulgated.

In the opinion of our PRC legal counsel, Dentons, there is no explicit provisions under currently effective PRC laws, regulations, or rules require companies like us who indirectly list their shares through contractual arrangements to obtain approvals from PRC authorities. As a result, we and the VIE do not need to obtain approval from CSRC or CAC or other equivalent PRC government authorities according to currently effective PRC laws, regulations and rules to operate our business or offer our Class A Ordinary Shares to foreign investors. However, due to the lack of further clarifications or detailed rules and regulations on overseas listing, Dentons, our counsel as to PRC law, have further advised us that, there are still uncertainties as to how such rules and regulations will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation, and there is no guarantee that PRC regulatory agencies, including the CSRC or CAC, would take the same view as they do. And we cannot assure you that we and the VIE can fully or timely comply with such new laws, regulations, rules or detailed implementation and interpretation. If it is determined that the approval of CSRC or CAC or other PRC government authorities is required for this offering or the operation of VIE, or if the CSRC or CAC or other regulatory agencies later promulgate new rules or interpretation that requires us to obtain their approvals for this offering or the operation of VIE, we may be unable to timely obtain such approvals or waivers to the requirements, and we may face sanctions, by the CSRC or CAC or other PRC regulatory agencies, for failure to timely obtain such approvals. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends to investors outside of China, limit our operating privileges (such as application for, and renew of, various types of licenses and permits) in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, reputation, financial condition, results of operations, prospects.

Additionally, because our Hong Kong subsidiary, EPWK Holdings Limited (“EPWK HK”), is not currently engaging in any active business activities and merely acting as a holding company, we do not believe we need to obtain additional permissions and approvals, including those under securities, data security, or anti-monopoly laws or regulations in Hong Kong, except those already disclosed in this Prospectus.

Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries, the Consolidated VIE, and Investors

We currently do not have any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, the consolidated VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain certain amount of cash reserves.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, no transfers of cash, dividend payment or distribution has been made among the holding company, our subsidiaries, the consolidated VIE, or investors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, EPWK HK. EPWK HK is permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves but not through share capital.

However, we, our subsidiaries and the VIE’s abilities to use cash held in use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from EPWK VIE to EPWK WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to EPWK HK as dividends from EPWK WFOE. Certain payments from our EPWK VIE to EPWK WFOE are subject to PRC taxes, including business taxes and VAT.

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Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong resident enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong resident enterprise must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong resident enterprise must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, EPWK HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. EPWK HK intends to apply for the tax resident certificate when EPWK WFOE plans to declare and pay dividends to EPWK HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Financial Significance of the VIE

Under PRC law, we may provide funding to EPWK WFOE only through capital contributions or loans, and to EPWK VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We rely on dividends and other distributions from EPWK WFOE to satisfy part of our liquidity requirement. EPWK WFOE enjoys the economic interest in the operations of EPWK VIE in the form of service fees under the contractual arrangements among EPWK WFOE, EPWK VIE, and shareholders of EPWK VIE. For risks relating to the fund flows of our China operations, see “Risk Factors – Risks Relating to Our Corporate Structure – PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries and VIE or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” And “Risk Factors – Risks Relating to Our Corporate Structure – We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”

The VIE and its subsidiaries contributed to 100% of our consolidated revenue and accounted for 100% of our consolidated total assets and liabilities as of June 30, 2022 and 2021, and for the year ended June 30, 2022 and 2021 and there was no reconciliation performed between the financial position, cash flows and results of operations of the VIE and us.

The following financial information of the VIE and its subsidiaries was included in the consolidated financial statements:

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	As of June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$713,649	$572,788
User funds	277,673	2,053,185
Accounts receivable, net	482,746	2,195
Related parties receivable	12,160	2,983,960
Advance to suppliers	14,284	25,078
Prepaid expenses and other receivables, net	73,627	550,716
	1,574,139	6,187,922

Equity investments	59,710	-
Property and equipment, net	1,196,808	2,101,196
Right-of-use assets	4,343,324	13,022,583
Intangible assets, net	262,819	373,810
Other non-current assets	170,071	416,374
	6,032,732	15,913,963
TOTAL ASSETS OF VIE	$7,606,871	$22,101,885

Liabilities
Current liabilities:
Short term bank loans	1,632,951	-
Accounts payable	495,095	152,712
Contract liabilities – current	3,201,247	4,238,839
User accounts payable	277,673	2,053,185
Related parties payable	89,788	693,810
Accrued expenses and other current liabilities	1,155,030	1,090,361
Lease payable-current portion	836,425	1,731,292
	7,688,209	9,960,199

Long term bank loans	640,314	464,763
Contract liabilities – non-current	379,171	345,513
Lease payable-non-current	4,044,834	13,183,686
Other non-current liabilities	247,712	338,827
	5,312,031	14,332,789
TOTAL LIABILITIES OF VIE	$13,000,240	$24,292,988

	For the years ended
	June 30,
	2022	2021
Revenue	$12,811,143	$11,366,317
Net income	$(3,405,919)	$623,836
Net cash provided by/(used in) operating activities	$(3,664,165)	$1,152,690
Net cash used in investing activities	$(432,736)	$(106,050)
Net cash provided by/(used in) financing activities	$4,264,739	$(1,874,322)

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Assets Transfer Between VIE and Other Consolidated Entities

We currently do not have any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, the consolidated VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain certain amount of cash reserves.

To date, we have not distributed any earnings or settled any amounts owed under the Contractual Arrangements. We do not have any plan to distribute earnings or settle amounts owed under the VIE agreements in the foreseeable future. We do not have any cash flows or transfers of other assets between EPWK VIE and EPWK WFOE for the years ended June 30, 2021 and 2022, and there is no dividends or distributions that EPWK VIE or its subsidiaries have made to our Company. See “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries.”

Dividends or Distributions Made to Us and U.S. Investors and Tax Consequences

To date, EPWK VIE has not paid any service fees to us. In addition, we have not made any dividends or distributions to U.S. investors. In addition, subject to the passive foreign investment company rules, the gross amount of any distribution that we make to investor with respect to Class A ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of the current or accumulated earnings and profits of us and EPWK VIE, as determined under United States federal income tax principles. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors – Risks Relating to Doing Business in the PRC – Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors

Our PRC counsel, Dentons, has advised us that the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. All of our income and income of EPWK VIE is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

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Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, our PRC subsidiary and EPWK VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries and EPWK VIE are restricted to transfer a portion of their net assets to us either in the form of dividends, loans or advances. Even though we currently do not require any such dividends, loans or advances from our PRC subsidiary and EPWK VIE for working capital and other funding purposes, we may in the future require additional cash resources from our PRC subsidiary and EPWK VIE due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to our shareholders.

We currently do not have any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, the consolidated VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain certain amount of cash reserves. There have been no transfers of cash or other assets, dividends, or distribution made to EPWK and among its subsidiaries and VIE and its subsidiaries, and they have no plans to make any transfers of cash or other assets, distribution, or dividend payment to EPWK and among themselves in the near future. Neither EPWK nor any of its subsidiaries nor the VIE and its subsidiaries have made any transfer of cash or other assets, dividends, or distributions to investors as of the date of this prospectus. We, our subsidiaries, and the VIE have no present plans to distribute earnings or settle amounts owed under the VIE agreements and plan to retain EPWK’s retained earnings to continue to grow EPWK’s business. For more information, please refer to “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries” and the consolidated financial statements starting from page F-3. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We are permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution or other distributable reserves. However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations only permit EPWK WFOE, Yipinweike (Guangzhou) Network Technology Co., Ltd., to pay dividends to the Company out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The majority of our and the consolidated VIE’s revenues are collected in Renminbi; thus, foreign exchange shortages and foreign exchange control may limit our ability to pay dividends or other payments or otherwise meet our obligations denominated in foreign currencies. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities. Therefore, our ability to transfer cash between EPWK VIE and us, our subsidiaries outside of China, and investors may be restricted. See “Prospectus Summary – Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE,” “Summary of Risk Factors – We may not be able to use funds held in the PRC or Hong Kong or a PRC or Hong Kong entity to fund operations or for other purposes outside of the PRC due to the interventions or imposition of restrictions and limitations on the ability of us, our subsidiaries, or the consolidated VIE by the PRC government to transfer cash,” and “Risk Factors – Risk Relating to Doing Business in the PRC – Our ability to transfer cash between subsidiaries, the consolidated VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government.”

Requisite Permissions or Approvals

In the opinion of our PRC counsel, Dentons, we, our subsidiaries, and the VIE are currently not required to obtain permissions from any of the PRC authorities to issue our Class A Ordinary Shares to foreign investors. Dentons further advised us that we, our subsidiaries, and the VIE have obtained all the required licenses, permissions, or approvals from the PRC government, as shown below, to operate their respective business in China.

Company Name	Scope of Business Operation	Governmental Permission Required	Status
Xiamen EPWK Network Technology Co., Ltd.

Operate the creative crowdsourcing and knowledge and skills sharing service platform “EPWK.COM”, with creative services as the main content, through the improvement of personalized and accurate recommendations, transaction rules, and online customer service assistants, to match buyers (clients) and sellers (freelancers) on the platform for convenient and efficient transactions.

		Value-added telecom business license Network culture business license Radio and TV Program Production and Business Operation License Human resources service license	Approved
Xiamen Yipinweike Network Information Co., Ltd.

Operate the intellectual property service platforms “Yipin Zhishi Chanquan (epbiao.com)” and “Zhiquanxia (zhiquanxia.com)” to provide customers with one-stop services for intellectual property protection and transaction, including domestic and international trademark registration, trademark transaction, copyright registration, patent application, intellectual property standard implementation counseling and other intellectual property services.

		Value-added telecom business license	Approved
Xiamen Kutai Network Technology Co.,Ltd.

Operate a self-service corporate brand design platform, “Xiaowei Zhineng (xwzn.cn),” using artificial intelligence and big data technology to provide intelligent tools such as online intelligent name design and check, intelligent LOGO design, and intelligent poster design.

		Value-added telecom business license	Approved
Xiamen EPWK Zhibang Finance and Taxation Service Co., Ltd.

Operate the online corporate and taxation service platform “Yipin Caishui (epcsw.com)”, which provides services such as registration, dissolution, bookkeeping, license change, and tax support for small and medium-sized enterprises.

		Accounting agency bookkeeping license	Approved
Qi Zhi (Beijing) Certification Co., Ltd.

A certification company approved by the Certification and Accreditation Administration to provide certification services for intellectual property management system, quality management system, environmental management system, occupational health and safety management system, wholesale and retail service, corporate integrity management system, and social responsibility management system and other certification services.

		Approval form of certification authority	Approved
Xiamen EPWK Investment Management Co., Ltd.	Operate business incubators to serve innovative entrepreneurs online or in person by providing convenient, open, low-cost workspace, network space, social space and resource sharing space to combine innovation and entrepreneurship and connecting entrepreneurs with investors.	None

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Summary of Risk Factors

Risks Relating to Our Business Operations

Risks and uncertainties related to our business include, but are not limited to, the following:

●	The COVID-19 pandemic adversely impacted our business for a period of time and has resulted in reductions in demand for our products and services by some of our clients, including our small- and medium-sized business clients, which have been most impacted by the resulting macroeconomic downturn and from which we derive a substantial portion of our GMV and revenue. See Risk Factors – Risks Relating to Our Business Operations – We face risks related to health epidemics such as the COVID-19, and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition and results of operations on page 28.

●

Though we had net income of $623,836 in the year ended June 30, 2021, we incurred net losses of $3,405,919 and $529,315 in the same period of 2022 and 2020, respectively. See Risk Factors – Risks Relating to Our Business Operations – We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain profitability on page 29.

●

The size of our community of users, including both buyers and sellers, is critical to our success. Any decrease in the attractiveness of our platform relative to these other options available to buyers and sellers could lead to decreased engagement on our platform, which could result in a drop in revenue on our platform. See Risk Factors – Risks Relating to Our Business Operations – Our growth depends on our ability to attract and retain a community of buyers and sellers, and the loss of our users, failure to maintain or grow spend of our current users, or failure to attract new users could adversely impact our business on page 29.

●

Our business depends on buyers and sellers transacting through our platform. Despite our efforts to prevent them from doing so, users may circumvent our platform and engage with or pay each other through other means to avoid the transaction fees and service fees that we charge on our platform. See Risk Factors – Risks Relating to Our Business Operations – Users may circumvent our platform, which could adversely affect our business on page 30.

●

Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could harm our reputation or adversely affect our ability to market the benefits of our platform to existing and prospective users. See Risk Factors – Risks Relating to Our Business Operations – If we fail to maintain and improve the quality of our platform, we may not be able to attract and retain users on page 31.

●

The market for our platform is characterized by rapid technological change, frequent product and service introductions and enhancements, changing user demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. See Risk Factors – Risks Relating to Our Business Operations – If we are not able to develop and release new products and services, or develop and release successful enhancements, new features, and modifications to our existing products and services, our business could be adversely affected on page 32.

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●

The nature of our business exposes us to claims related to defamation, infringement, misappropriation or other violations of third-party intellectual property rights, rights of publicity and privacy and personal injury torts. See Risk Factors – Risks Relating to Our Business Operations – We may face lawsuits or incur liability as a result of content published or made available through our platform on page 32.

●

The market segments for freelance marketplace are highly competitive, rapidly evolving, fragmented, and subject to changing technology, shifting needs, and frequent introductions of new competitors as well as new products and services. See Risk Factors – Risks Relating to Our Business Operations – We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and operating results on page 33.

●

Because we do not possess an internal payment method given the difficulties of obtaining and maintaining a payment license, all payments by our clients are processed by third parties such as UnionPay, Alipay and WeChat Pay. The payment processing business is highly regulated, and it is subject to a number of risks that could materially and adversely affect their abilities to provide payment processing services to us. See Risk Factors – Risks Relating to Our Business Operations – Because we rely upon a third party to perform the payment processing for our clients, the failure or inability of the third party to provide these services could impair our ability to operate on page 36.

Risks Relating to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but are not limited to, the following:

●	All of our current revenue and net income is derived from EPWK VIE in China. Foreign ownership of internet technology businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. See Risk Factors – Risks Relating to Our Corporate Structure – We do not have direct ownership of our operating entities in China but has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE through VIE Agreements, which may not be effective in providing control over EPWK VIE on page 38.

●

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements with EPWK VIE in China. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the VIE Agreements between EPWK WFOE and EPWK VIE. See Risk Factors – Risks Relating to Our Corporate Structure – Because we are an offshore holding company and our business was conducted through VIE Agreements with EPWK VIE in China, if we fail to comply with applicable PRC law, we could be subject to severe penalties and our business could be adversely affected on page 39.

●

As all of the VIE Agreements with EPWK VIE are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these VIE Agreements. See Risk Factors – Risks Relating to Our Corporate Structure – We may incur substantial difficulties and costs in enforcing any rights we may have under the VIE Agreements in PRC on page 40.

●	We may be required to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of our Class A Ordinary Shares on an overseas stock exchange. See Risk Factors – Risks Relating to Our Corporate Structure – The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect EPWK VIE’s financial performance and the enforceability of the VIE Agreements on page 40.

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●

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. See Risk Factors – Risks Relating to Our Corporate Structure – PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable on page 42.

●

Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on our overseas or cross–border investment activities, restrictions on EPWK WFOE’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the EPWK WFOE. See Risk Factors – Risks Relating to Our Corporate Structure – Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business on page 42.

●

The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. See Risk Factors – Risks Relating to Our Corporate Structure – Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations on page 43.

Risks Relating to Doing Business in the PRC

We are based in China and having the majority of our operations in China, and therefore, we face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●

Our principal business operation is conducted in the PRC. Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. In the event that the U.S. regulators carry out an investigation on us and there is a need to conduct an investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. See Risk Factors – Risks Relating to Doing Business in the PRC – It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within China on page 47.

●

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Substantially all of our operations are located in China. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. See Risk Factors – Risks Relating to Doing Business in the PRC – The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless on page 55.

●	We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. See Risk Factors – Risks Relating to Doing Business in the PRC – Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC on page 49.

●	While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government continues to play a significant role in regulating the economy, and any changes in economy-related policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business. See Risk Factors – Risks Relating to Doing Business in the PRC – China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business and the value of our Class A Ordinary Shares on page 49.

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●	We are subject relating various risks and costs associated with to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. Our compliance obligations include those relating to the Data Protection Act (As Revised) of the Cayman Islands and the relevant PRC laws in this regard. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities. See Risk Factors – Risks Relating to Doing Business in the PRC – In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering on page 52.

●	Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us. See Risk Factors – Risks Relating to Doing Business in the PRC – Uncertainties with respect to the PRC legal system could significantly impact our business operation on page 48.

●	Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our ordinary shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See Risk Factors – Risks Relating to Doing Business in the PRC – The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our shares on page 48.

●	It may be difficult for you to bring legal actions against us as we are an exempted company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. See Risk Factors – Risks Relating to Doing Business in the PRC – Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain on page 50.

●	We may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application. See Risk Factors – Risks Relating to Doing Business in the PRC – Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities on page 50.

●	Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. See Risk Factors – Risks Relating to Doing Business in the PRC – Because our business is conducted in RMB and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments on page 53.

●	Substantially all of our revenues and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our subsidiary in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars and may have a material and adverse effect on your investment. See Risk Factors – Risks Relating to Doing Business in the PRC – We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition on page 54.

●	We are required by privacy and data protection laws in China to ensure the confidentiality, integrity and availability of the information of our users, customers and other data, which is also essential to maintaining their confidence in our online services. However, the interpretation and application of such laws in China are often uncertain and in flux. See Risk Factors – Risks Relating to Doing Business in the PRC – In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering on page 52.

●	If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. See Risk Factors – Risks Relating to Doing Business in the PRC – Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders on page 50.

●	We may not be able to use funds held in the PRC or Hong Kong or a PRC or Hong Kong entity to fund operations or for other purposes outside of the PRC due to the interventions or imposition of restrictions and limitations on the ability of us, our subsidiaries, or the consolidated VIE by the PRC government to transfer cash. See Risk Factors – Risk Relating to Doing Business in the PRC – Our ability to transfer cash between subsidiaries, the consolidated VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government on page 59.

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Risks Relating to this Offering and Our Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and our Class A Ordinary Shares, including, but not limited to, the following:

●	An active public market for our Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all on page 59.

●	We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price as that price is determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile on page 59.

●	The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, assuming no exercise of over-allotment option by the underwriter, when you purchase our Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased on page 59.

●

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – We do not intend to pay dividends for the foreseeable future on page 60.

●	The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price on page 60.

●	Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares on page 61.

●

We will only be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls after filing the registration statement of which this prospectus is a part. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share on page 61.

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●	As an emerging growth company, we may elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares on page 62.

●	Mr. Guohua Huang is currently the beneficial owners of all of the outstanding Class B ordinary shares or 18.56% of our outstanding shares, which are indirectly held by Mr. Guohua Huang. After the offering, Mr. Guohua Huang will be able to exercise approximately [ ]% of the total voting power of our issued and outstanding share capital. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – Since Mr. Guohua Huang will be able to exercise more than [ ]% of the total voting power of our issued and outstanding share capital following the offering, Mr. Guohua Huang will have the ability to elect directors and approve matters requiring shareholder approval on page 62.

●

Following this offering, we will be a “controlled company” as defined under the NASDAQ Stock Market Rules because one of our principal shareholders, Mr. Guohua Huang, will beneficially own more than 50% of voting power for the election of directors. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules. See Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – Following this offering, we will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies on page 62.

Holding Foreign Companies Accountable Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to HFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. If our auditor cannot be inspected by the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist as to whether and how this new Protocol will be implemented and whether the PCAOB can make a determination that it is able to inspect and investigate completely in mainland China and Hong Kong. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

Our auditor, WWC, Professional Corporation (“WWC”), the independent registered public accounting firm of the Company, is headquartered in San Mateo, California, with no branches or offices outside of the United States. WWC is currently subject to the PCAOB inspections under a regular basis, with the last inspection being conducted in November 2021. Therefore, WWC is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. However, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See Risk Factors – Risks Relating to Doing Business in the PRC – A recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and the newly enacted “Holding Foreign Companies Accountable Act” all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

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Corporate Information

Our principal executive offices are located at Floor 4-602, building A district, No. 359 of Chengyi Street, Xiamen Software Park Phase III Xiamen, Fujian Province, People’s Republic of China, and our phone number is +4006999467. We maintain a corporate website at www.epwk.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

We are and, following the closing of this offering, will be a “controlled company” as defined under the NASDAQ Stock Market Rules because Mr. Guohua Huang will beneficially own [     ]% of voting power for the election of directors.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer, a Controlled Company, and a China-based company.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	an exemption from implementation of new or revised accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure obligations regarding executive compensation arrangements; and

●	no requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

We have elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. We may take advantage of some or all of the other provisions described above until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) (a) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.07 billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior July 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. Following this offering, we intend to rely on home country practice to be exempted from the corporate governance requirements that we have a majority of independent directors on our board of directors and the audit committee of our board of directors has a minimum of three members. As a result, we will not have a majority of independent directors and our audit committee will consist of two independent directors instead of three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

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Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Guohua Huang, will beneficially own all of our then issued and outstanding Class B Ordinary Shares and will be able to exercise [   ]% of our total voting power. Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

In addition, we are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements, with EPWK VIE and its subsidiaries, which involves unique risks to investors. This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands. You are not investing in EPWK VIE. Neither we nor our subsidiaries own any share in EPWK VIE. Instead, we control and receive the economic benefits of EPWK VIE’s business operation through VIE Agreements, dated August 11, 2022. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the EPWK VIE that can significantly impact the EPWK VIE’s economic performance and is obligated to absorb losses of the EPWK VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the EPWK VIE’s business operation for accounting purposes only. Because our economic interest in the EPWK VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the EPWK VIE, we have consolidated the financial results of the EPWK VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). However, the economic interest in and the power over the EPWK VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the EPWK VIE, and the structure involves unique risks to investors. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE Agreements may not be effective in providing control over EPWK VIE. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. Furthermore, Our Class A Ordinary Shares may be prohibited to trade on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years beginning in 2021. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor.

Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries

The following tables present selected condensed consolidating financial data of the Parent (EPWK Holdings Ltd.), the Subsidiaries (EPWK Holdings Limited and Yipinweike (Guangzhou) Network Technology Co., Ltd.), the VIE (Xiamen EPWK Network Technology Co., Ltd.) and its Subsidiaries (Xiamen Yipinweike Network Information Co., Ltd, Xiamen Kutai Network Technology Co.,Ltd., Xiamen EPWK Zhibang Finance and Taxation Service Co., Ltd., Xiamen EPWK Investment Management Co., Ltd., Xiamen EPWK Zhongchuang Coffee Co., Ltd., Xiamen EPWK Yixing Business Incubator Management Co., Ltd., Xiamen EPWK Chuanke Incubator Management Co., Ltd., Xiamen EPWK Kutai Incubator Management Co., Ltd., Xiamen EPWK ZhiSheng Intellectual Property Agency Co., Ltd., Qi Zhi (Beijing) Certification Co., Ltd. and Xiamen Kubeijie Network Technology Co. Ltd.), together with eliminating adjustments. Such financial data include condensed consolidating balance sheets data as of June 30, 2022 and 2021 and the related condensed consolidating statements of operations and cash flows data for the year ended June 30, 2022 and 2021.

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SELECTED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the Year ended June 30,2022
	Parent		Other Non-VIE Subsidiaries		WFOE		VIE and Subsidiaries		Eliminations		Consolidated Total

Revenues	$		$			$(3,405,919)		$12,811,143	$			$12,811,143
Income (loss) for equity method investment		$(3,405,919)		$(3,405,919)	$		$			$6,811,838	$
Net income (loss)		$(3,405,919)		$(3,405,919)		$(3,405,919)		$(3,405,919)		$10,217,757		$(3,405,919)
Comprehensive income (loss)		$(3,405,919)		$(3,405,919)		$(3,202,266)		$(3,202,266)		$9,606,798		$(3,202,266)

	For the Year Ended June 30, 2021
	Parent		Other Non- VIE Subsidiaries		WFOE		VIE and Subsidiaries		Eliminations	Consolidated Total

Revenues	$		$			$623,836		$11,366,317	$(209,498)		$11,366,317
Income (loss) for equity method investment		$623,836		$623,836	$		$		$(1,247,672)	$
Net income (loss)		$623,836		$623,836		$623,836		$623,836	$(1,871,508)		$623,836
Comprehensive income (loss)		$394,220		$394,220		$394,220		$394,220	$(1,182,660)		$394,220

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SELECTED CONDENSED CONSOLIDATING BALANCE SHEETS

	As of June 30,2022
	Parent	Other Non- VIE Subsidiaries	WFOE	VIE and Subsidiaries		Eliminations	Consolidated Total
Cash and cash equivalents	$	$	$-		$713,649	$		$713,649
Total current assets	$	$	$-		$1,574,139	$		$1,574,139
Investments in subsidiaries and VIEs	$	$	$-	$		$	$
Total non-current assets	$	$	$-		$6,032,731	$		$6,032,731
Total Assets	$	$	$-		$7,606,871	$		$7,606,871
Total Liabilities	$	$	$-		$13,000,240	$		$13,000,240
Total Shareholders’ Equity	$	$	$-		$(5,393,369)	$		$(5,393,369)
Total Liabilities and Shareholders’ Equity	$	$	$-		$7,606,871	$		$7,606,871

	As of June 30,2021
	Parent		Other Non- VIE Subsidiaries		WFOE	VIE and Subsidiaries		Eliminations		Consolidated Total
Cash and cash equivalents		$-		$-	$-		$572,788		$-		$572,788
Total current assets	$		$		$-		$6,187,922	$			$6,187,922
Investments in subsidiaries and VIEs	$		$		$-	$		$		$
Total non-current assets	$		$		$-		$15,913,963	$			$15,913,963
Total Assets	$		$		$-		$22,101,885	$			$22,101,885
Total Liabilities	$		$		$-		$24,292,988	$			$24,494,988
Total Shareholders’ Equity	$		$		$-		$(2,191,103)	$			$(2,191,103)
Total Liabilities and Shareholders’ Equity	$		$		$-		$22,101,885	$			$22,101,885

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SELECTED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended June 30, 2022
	Parent	Other Non- VIE Subsidiaries	WFOE	VIE and Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$	$	$	$(3,664,166)	$	$(3,664,166)
Net cash used in investing activities	$	$	$	$(432,736)	$	$(432,736)
Net cash provided by (used in) financing activities	$	$	$	$4,264,739	$	$4,264,739

	For the Year Ended June 30, 2021
	Parent	Other Non- VIE Subsidiaries	WFOE	VIE and Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$	$	$	$1,152,690	$	$1,152,690
Net cash used in investing activities	$	$	$	$(106,050)	$	$(106,050)
Net cash provided (used in) financing activities	$	$	$	$(1,874,322)	$	$(1,874,322)

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THE OFFERING

Class A Ordinary Shares offered by us	[ ] Class A Ordinary Shares (excluding the over-allotment discussed below).

Price per Ordinary Share	The purchase price will be $[ ] per Ordinary Share.

Voting Rights

Class A Ordinary Shares are entitled to one (1) vote per share.

Class B Ordinary Shares are entitled to fifteen (15) votes per share.

Class A and Class B shareholders will vote together as a single class, unless otherwise required by law or our amended and restated memorandum and articles of association. Our CEO, Mr. Guohua Huang, is the sole holder of our Class B Ordinary Shares and will hold [  ]% to [  ]% of the total votes, depending on whether the Underwriter exercises its over-allotment option or not, for our issued and outstanding share capital following the completion of this offering and will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors and the approval of change in control transactions, with the exception of any special resolutions, as such term is defined in the amended and restated memorandum and articles of association of the Company, that are required to be passed by a majority of not less than two-thirds of shareholders who are eligible to vote. See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Over-allotment	We agree to grant the underwriters an option for a period of 30 days after the closing of this offering to purchase up to 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. We may issue up to [ ] Class A Ordinary Shares pursuant to underwriters’ over-allotment option.

Class A Ordinary Shares outstanding prior to completion of this offering	15,601,494 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after this offering	[ ] Class A Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option.

Listing	We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “EPWK”.

Nasdaq Capital Market symbol	We have reserved the symbol “EPWK”

Transfer Agent	Transhare Corporation

Use of proceeds	We intend to use the proceeds from this offering for business development and marketing, research and development, exploration of new product and service offerings and general corporate purposes and working capital. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. To the extent that we are unable to raise the proceeds in this offering, we may not be able to achieve all of our business objectives in a timely manner. See “Use of Proceeds” for more information.

Risk factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 28 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

Lock-Up

We, our directors and executive officers, and our existing beneficial owners of 5% or more of our outstanding Class A Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Class A Ordinary Shares or similar securities for a period ending 180 days after the commencement of the trading of the Class A Ordinary Shares. See “Underwriting” for more information.

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Summary Financial Data

The following table sets forth selected historical statements of operations for the fiscal year ended June 30, 2022 and 2021, and balance sheets data as of June 30, 2022 and 2021, which have been derived from our audited financial statements for those periods. The financial data are presented in United States dollars (“USD”). Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	Years Ended
	June 30,
Consolidated Statement of Operations Data	2022	2021

Revenues	12,811,143	11,366,317
Cost of revenues	7,496,464	6,619,723
Total operating expenses	9,164,402	5,695,039
Total other income	449,346	1,574,748
Income tax expense	5,542	2,467
Net income	$(3,405,919)	$623,836
Earnings per ordinary share
– Basic and diluted	$(0.53)	$0.10

Weighted average number of Class A Ordinary Shares outstanding
– Basic and diluted	6,385,814	6,385,814

	As of June 30,
Consolidated Balance Sheet Data	2022	2021

Cash and cash equivalents	$713,649	$572,788
Total Assets	$7,606,871	$22,101,185
Total Liabilities	$13,000,240	$24,292,988
Total Shareholders’ Equity	$(5,393,369)	$(2,191,103)
Total Liabilities and Shareholders’ Equity	$7,606,871	$22,101,885

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RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Our Business Operations

We face risks related to health epidemics such as the COVID-19, and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition and results of operations.

Our business could be materially and adversely affected by health epidemics such as the COVID-19 and other outbreaks affecting the PRC. The COVID-19 pandemic adversely impacted our business for a period of time and has resulted in reductions in demand for our products and services by some of our clients, including our small- and medium-sized business clients, which have been most impacted by the resulting macroeconomic downturn and from which we derive a substantial portion of our GMV and revenue. If these clients continue to reduce their spending or cease operations entirely, the COVID-19 pandemic may have a material adverse effect on our business, financial condition, results of operations, and cash flows. Conversely, in 2020 we experienced an increase in GMV and revenue growth driven by an acceleration in the shift toward remote work, due in part to the COVID-19 pandemic. These positive impacts may not continue following the COVID-19 pandemic and the relaxation or lifting of restrictions intended to prevent its spread.

The extent to which the ongoing COVID-19 pandemic will adversely affect our business, financial condition, results of operations, and cash flow will depend on future developments, which are highly uncertain and cannot reasonably be predicted with confidence at this time, including the duration, spread, and severity of the outbreak, or the occurrence of additional “waves” of the outbreak; the timing and efficacy of vaccinations; government responses to the pandemic and potential restrictions on our business and the businesses of our users; the impact of the pandemic on the U.S. and global economies and demand for our offerings; how quickly and to what extent normal economic and operating conditions resume; and the reaction of users and potential users to these developments, among others. The potential impacts of such developments include, but are not limited to:

•	decline in demand on our work marketplace, resulting in lower GMV and lower revenue, following relaxation or lifting of restrictions intended to prevent the spread of COVID-19;
•	reduced client spend on our products and services;
•	increased costs or reduced revenue as a result of marketing and promotional efforts to reach and support those affected by the COVID-19 pandemic;
•	reduced GMV and revenue as a result of increased user circumvention of our work marketplace;
•	impacts on payment partners, disbursement partners, or other critical third-party partners that may cause delays in processing payments to freelancers or other important functions of our work marketplace, result in an increase in payment transaction costs, lead to loss of revenue, or cause a decline in quality or availability of services, negatively affect our reputation or user activity on our work marketplace, or increase our operating costs;
•	reduced spend by buyers or availability of sellers located in areas or regions more affected by the COVID-19 pandemic;
•	difficulty in business planning and forecasting due to significant uncertainty in the impact of the COVID-19 pandemic on all aspects of our business and on our clients and freelancers and other business partners;
•	reduced business incubator service income as a result of local entrepreneurs either postponing to start new businesses or preferring home offices;

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Although the COVID-19 pandemic did not have a material adverse impact on our financial results for the year ended June 30, 2021, the rapidly changing market and macroeconomic conditions caused by the COVID-19 pandemic have impacted the business of many of our clients, which resulted in a reduction in spend on our work marketplace for some of those affected clients. There can be no assurance that the positive impacts from the COVID-19 pandemic, such as increased client acquisitions, increased client spend, and increased client retention, will continue to offset those parts of our business that have been adversely impacted. Many of these risk factors are unpredictable and outside of our control, and any of these factors could amplify the other risks and uncertainties. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business due to the macroeconomic downturn that has occurred as a result and is likely to continue in the future. Furthermore, any increase in client acquisition due to the shift toward remote work as a result of the COVID-19 pandemic may slow or decline once the impact of the COVID-19 pandemic is mitigated and users are no longer subject to government restrictions intended to prevent the spread of COVID-19.

We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain profitability.

Although we had net income of $623,836 in the year ended June 30, 2021, we incurred net losses of $3,405,919 and $529,315 in the same period of 2022 and 2020, respectively. We expect to incur net losses for the foreseeable future. As of June 30,2022, we had accumulated deficit of $16.6 million. We expect to make significant expenditures related to the development and expansion of our business, including marketing, platform improvement, system and operation optimization. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than increases in our operating expenses, we will not be able to achieve profitability in future periods. As a result, we may continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability.

Our growth depends on our ability to attract and retain a community of buyers and sellers, and the loss of our users, failure to maintain or grow spend of our current users, or failure to attract new users could adversely impact our business.

The size of our community of users, including both buyers and sellers, is critical to our success. Our ability to achieve significant growth in revenue in the future will depend, in large part, upon our ability to attract new users and retain existing users on our platform. Over the past few years, we have experienced strong growth in the number of users on our platform, but we do not know whether we will be able to achieve similar user growth rates in the future. Sellers have many different ways of marketing their services and securing buyers, including meeting and contacting prospective buyers through other platforms, advertising to prospective buyers online or offline through other methods, signing up for online or offline third-party agencies or staffing firms or finding employment full-time or part-time through an agency or directly with a business. Buyers have similarly diverse options to find sellers, such as engaging sellers directly, finding sellers through other online or offline platforms or through staffing firms and agencies or hiring temporary, full-time, or part-time employees. Any decrease in the attractiveness of our platform relative to these other options available to buyers and sellers could lead to decreased engagement on our platform, which could result in a drop in revenue on our platform. In addition, a drop in engagement from buyers, including due to a general decrease in spending or otherwise as a result of the COVID-19 pandemic, could lead to diminished network effects and decrease the attractiveness of our platform to sellers. If we fail to attract new sellers or our existing sellers decrease their use of or cease using our platform, the quality or types of services provided by sellers that use our platform are not satisfactory to buyers, buyers may decrease their use of, or cease using, our platform.

Key factors in attracting and retaining buyers include our ability to grow our brand awareness, attract and retain high-quality sellers, and improve our review system. A key factor in attracting and retaining sellers, in turn, is maintaining and increasing the number of buyers using our platform and increasing the quantity and quality of tasks posted on our platform. Thus, achieving growth in our community of buyers and sellers may require us to increasingly engage in sophisticated and costly sales and marketing efforts that may not result in additional users.

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Users can generally decide to cease using our platform at any time. Users may stop using our platform and related services if the quality of the user experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the user experience generally offered by competitive products and services. Users may also choose to cease using our platform if they perceive that our pricing model is not in line with the value they derive from our platform or for other reasons. In addition, expenditures by buyers may be cyclical and be affected by adverse changes in overall economic conditions or budgeting patterns. If we fail to attract new users or fail to maintain existing users, our revenue may grow more slowly than expected and our business could be materially and adversely affected.

We incurred net losses for the year ended June 30, 2022, and may not be able to generate sufficient operating cash flows and working capital to continue as a going concern. Failure to manage our liquidity and cash flows may materially and adversely affect our financial condition and results of operations. As a result, we may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We incurred net losses of $3,405,919 for the year ended June 30, 2022. As a result, we have generated negative cash flows from operating activities of approximately $3.7 million. We can offer no assurance that we will operate profitably or that we will generate positive cash flows in the next twelve months, given our substantial expenses in relation to our revenue at this stage of our Company. Inability to collect our accounts receivable in a timely and sufficient manner, or the inability to offset our expenses with adequate revenue, may adversely affect our liquidity, financial condition and results of operations. Although we believe that our cash on hand and anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, we cannot assure you this will be the case.

If and when we are unable to generate sufficient cash flows from operations to meet our working capital requirements and various operating needs, we may need to raise additional funds for our operations and such funds may not be available on commercially acceptable terms, if at all. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. If we are unable to achieve or maintain profitability, the market price of our shares may significantly decrease. In the event that the Company requires additional funding to finance its operations, the Company’s major shareholders have indicated their intent and ability to provide such financial support, however, there is no assurance such funding will be available when the Company needs it in the future.

If we fail to maintain a balanced pool of freelancers with diversified skills to meet demands of our business customers, our business and operations may be adversely affected.

The size of our community of users, including both buyers and sellers, is critical to our success. Over the past few years, we have experienced strong growth in the number of users on our platform, including the number of business customers with a wide spectrum of demands and freelancers with a variety of skills and talents. However, as the business customers demands evolve constantly, it is important to recruit freelances with diversified skills to meet the most popular demands as well as less frequently requested demands. In the past years, we have increased demand in software development, logo design, brand marketing, copywriting and recruited a large number of freelancers in these fields. We have also strived to recruit and nurture freelancers with skills in areas such as video editing, 3D modeling. If we fail to maintain a balanced pool of freelancers with diversified skills to meet demands of our business customers in the future, our business and operations may be adversely affected.

Users may circumvent our platform, which could adversely affect our business.

Our business depends on buyers and sellers transacting through our platform. Despite our efforts to prevent them from doing so, users may circumvent our platform and engage with or pay each other through other means to avoid the transaction fees and service fees that we charge on our platform. In addition, our efforts to reduce circumvention by buyers and sellers may be costly or disruptive to implement and may fail to have the intended effect or have an adverse effect on our brand or user experience. Additionally, such efforts may reduce the attractiveness of our platform, divert the attention of management or otherwise harm our business.

Additionally, sellers, after utilizing our platform to build their reputation and brand and grow their clientele base, could choose to market their services and skills and transact with buyers outside of our platform.

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We rely heavily on the reliability, security and performance of our software. If our software contains serious errors or defects, or we have difficulty maintaining the software, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.

The reliability and continuous availability of our platform is critical to our success. However, software such as ours often contains errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Any third-party software we incorporate into our platform may have similar deficiencies. Despite internal testing, our platform may contain serious errors or defects, security vulnerabilities or software bugs that we may be unable to successfully correct in a timely manner or at all, and any ensuing disruptions could result in lost revenue, significant expenditures of capital, a delay or loss in market acceptance and damage to our reputation and brand, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, our platform is cloud-based, which allows us to deploy new versions and enhancements to all of our customers simultaneously. To the extent we deploy new versions or enhancements that contain errors, defects, security vulnerabilities or software bugs to all of our customers simultaneously, the consequences would be more severe than if such versions or enhancements were only deployed to a smaller number of customers. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be adversely affected.

Since customers may use our solutions for processes that are critical to their businesses, errors, defects, security vulnerabilities, service interruptions or software bugs in our platform could result in losses to our customers. Customers may seek significant compensation from us for any losses they suffer or they may cease conducting business with us altogether. Further, a customer could share information about bad experiences on social media, which could result in damage to our reputation. There can be no assurance that provisions typically included in agreements with our customers that attempt to limit exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming, divert management’s attention and be costly to defend and could seriously damage our reputation and brand, making it harder to sell our solutions.

If we fail to maintain and improve the quality of our platform, we may not be able to attract and retain users.

To satisfy both buyers and sellers, we need to continue to improve their user experience as well as innovate and introduce features and services that users find useful and that cause them to use our platform more frequently. This includes improving our technology to optimize search results, tailoring our database to additional geographic and market segments and improving the user-friendliness of our platform and our ability to provide high-quality support. Our users depend on our support organization to resolve issues relating to our platform. Our ability to provide effective support is largely dependent on our ability to attract and retain employees who are well versed in our platform. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could harm our reputation or adversely affect our ability to market the benefits of our platform to existing and prospective users.

In addition, we need to adapt, expand and improve our platform and user interfaces to keep up with changing user preferences. We invest substantial resources in researching and developing new features and enhancing our platform by incorporating these new features, improving functionality and adding other improvements to meet our users’ evolving demands. The success of any enhancements or improvements to our platform or any new features depends on several factors, including timely completion, adequate quality testing, integration with technologies on our platform and third-party partners’ technologies and overall market acceptance. Because further development of our platform is complex, challenging and dependent upon an array of factors, the timetable for the release of new features and enhancements to our platform is difficult to predict, and we may not offer new features as rapidly as users of our platform require or expect. For example, with the growing propensity of our users to use mobile devices as their main task searching and management devices, we will need to continue modifying and updating our mobile apps to successfully manage the transition of our users to mobile devices. Additionally, the time, money, energy and other resources we dedicate to developing new features or enhancements to our platform may be greater than the short-term, and potentially the total, returns from these new offerings.

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It is difficult to predict the problems we may encounter in introducing new features to our platform, and we may need to devote significant resources to the creation, support and maintenance of these features. We provide no assurances that our initiatives to improve our user experience will be successful. We also cannot predict whether any new features will be well received by users, or whether improving our platform will be successful or sufficient to offset the costs incurred to offer these new features. If we are unable to improve or maintain the quality of our platform, our business, prospects, financial condition and results of operations could be materially and adversely affected.

If we are not able to develop and release new products and services, or develop and release successful enhancements, new features, and modifications to our existing products and services, our business could be adversely affected.

The market for our platform is characterized by rapid technological change, frequent product and service introductions and enhancements, changing user demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. We invest substantial resources in researching and developing new products and services and enhancing our platform by incorporating additional features, improving functionality, and adding other improvements to meet our users’ evolving demands in our increasingly highly competitive industry. For example, in 2020 we added certification services, bookkeeping and tax filing services, and built image and font galleries. We have established assessment system with various indicators to maintain the synergy between new products and existing products to fully utilize our existing resources and reduce uncertainty in introducing new products or services.

The success of any enhancements or improvements to, or new features of, our platform or any new products and services, depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies on our work marketplace and third-party partners’ technologies, and overall demand and market acceptance consistent with the intent of such products or services. We cannot be sure that we will succeed, on a timely or cost-effective basis, in developing, marketing, and delivering enhancements or new features to our work marketplace or any new products and services that respond to continued changes in the market for talent or business services. Any enhancements or new features to our marketplace or any new products and services may not achieve, and in the past, had caused unintended negative effects on new products. Certain modifications we made to our products, services, and features also lowered user satisfaction and reduced the desirability of our products or services.

Because further development of our platform is complex, challenging, and dependent upon an array of factors, the timetable for the release of new products and services and enhancements to existing products and services is difficult to predict, and we may not offer new products and services as rapidly as users or prospective users of our marketplace require or expect. Any new products or services that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may not be properly integrated with new and existing technologies on our work marketplace or third-party partners’ technologies, may not achieve the intended market acceptance, or may adversely impact existing client spend and user growth and retention. Moreover, even if we introduce new products and services, we may experience a decline in revenue from our existing products and services that is not offset by revenue from the new products or services. In addition, we may lose existing users that choose to use competing products or services. This could result in a temporary or permanent decrease in revenue and adversely affect our business.

We may face lawsuits or incur liability as a result of content published or made available through our platform. Our business model may subject us to disputes between users of our platform.

The nature of our business exposes us to claims related to defamation, infringement, misappropriation or other violations of third-party intellectual property rights, rights of publicity and privacy and personal injury torts. The law relating to the liability of providers of online products or services for activities of their users remains somewhat unsettled, both within the United States and internationally. If a claim is brought against us due to the actions of our users, we could incur significant costs investigating and defending such claims and, if we are found liable, significant damages.

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Because we generally recognize revenue from annual subscriptions over the term of an agreement, downturns or upturns in sales are not immediately reflected in our full results of operations.

We offer annual subscriptions and generally recognize revenue over the term of our customers’ contracts. Accordingly, increases in annual subscriptions during a particular period do not translate into immediate, proportional increases in revenue during such period, and a substantial portion of the revenue we recognize during a quarter is derived from deferred revenue from annual subscriptions purchased during previous quarters. Conversely, a decline in new or renewed annual subscriptions in any one quarter may not significantly reduce revenue for that quarter but could negatively affect revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our solutions may not be fully reflected in our results of operations until future periods.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and operating results.

The market segments for freelance marketplace are highly competitive, rapidly evolving, fragmented, and subject to changing technology, shifting needs, and frequent introductions of new competitors as well as new products and services. The level of competition within, and the frequency and likelihood of increased third-party investment and new competitors entering, such market segment may intensify further due to the COVID-19 pandemic and the resulting increase in remote work, macroeconomic downturn, and increased unemployment rates.

At present, the traditional freelance websites in the domestic freelance and crowdsourcing industries include Zhubajie.com, Project Easy, Time Wealth.com, Mission China, Zhicheng, Creative.com, China Reward Writer, etc. Except for Zhubajie.com with a larger scale of operation, most platforms are not well-known in the market. Their main products and services are homogeneous and lack core competitiveness. They are vulnerable to price wars to compete for users, which reduces the gross profit margin of the entire industry. The overall market influence of the industry is limited as there is no leading company, which affects the overall expansion of the industry.

In the face of fierce competition in the industry, we focus on building our brand awareness, diversifying our products and differentiating our services to better address the unique needs of our clients. We intend to acquire smaller competitors to increase our market share and gradually expand the company’s market influence. However, we cannot assure you that our strategies would be successfully implemented or we may be able to compete successfully against our current and future competitors. If we are unable to compete successfully against current and future competitors, our business, operating results, and financial condition would be adversely impacted.

Our user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that we do not control.

Mobile devices are increasingly used for platform transactions. A growing portion of our users access our platform through mobile devices. There is no guarantee that popular mobile devices will continue to support our platform or that mobile device users will use our platform rather than competing products. We are dependent on the interoperability of our platform with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade the functionality of our website or apps or give preferential treatment to competitors could adversely affect our platform’s usage on mobile devices. Additionally, in order to deliver a high-quality mobile user experience, it is important that our platform is designed effectively and works well with a range of mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing features that operate effectively with these technologies, systems, networks or standards. In the event that it is more difficult for our users to access and use our platform on their mobile devices or users find our mobile offering does not effectively meet their needs, our competitors develop products and services that are perceived to operate more effectively on mobile devices or our users choose not to access or use our platform on their mobile devices or use mobile products that do not offer access to our platform, our user growth and user engagement could be adversely impacted.

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If we fail to maintain and enhance our brand, our business, results of operations and prospects may be materially and adversely affected.

We believe that maintaining and enhancing our brand is of significant importance to the success of our business. A well-recognized brand is critical to increasing the number and the level of engagement of sellers and, in turn, enhancing our attractiveness to buyers. Successful promotion of our brand and our platform depends on, among other things, the effectiveness of our marketing efforts, our ability to provide a reliable, trustworthy and useful platform, the perceived value of our platform and our ability to provide quality support. In order to maintain and enhance our brand, we will need to continuously invest in marketing programs that may not be successful in achieving meaningful awareness levels. However, brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand. We have conducted and may continue to conduct various marketing and brand promotion activities. We cannot assure you, however, that these activities will be successful or that we will be able to achieve the brand awareness we expect. In addition, our competitors may increase the intensity of their marketing campaigns, which may force us to increase our advertising spend to maintain our brand awareness.

In addition, any negative publicity relating to our platform, regardless of its veracity, could harm our brand. If our brand is harmed, we may not be able to grow or maintain our seller base, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We operate in a competitive environment with rapidly evolving technologies and market trends for business incubators.

There are business incubators as well as various investment funds and angel investors in China and abroad whose operations compete with ours, some of which, today or in the future, may possess similar or superior resources and financial capabilities. If the VIE is unable to successfully compete with these incubators, funds and/or angel investors in terms of sourcing, funding and executing investments in new ventures, this could result in lost investment opportunities and, in turn, adversely affect our ability to attract entrepreneurs and our standing in the community.

In addition, the industries which we and our portfolio companies are operating in are characterized by rapid technological changes and evolving trends. Our competitors and those of our portfolio companies, may develop technologies and products which compete with our technologies and products and those of our portfolio companies. Such competing technologies and products may prove to be more effective or less costly than our and our portfolio companies’ products. There can be no assurance that our and our portfolio companies’ products will be competitive against the products of competitors, or that we or our portfolio companies will be able to keep pace with technological developments and changes in market trends. Such technological advances and evolving market trends could make our and our portfolio companies’ technologies and products partially or completely redundant, or impair future sales, which could have a material adverse impact on our business, results of operations or financial condition.

Similarly, if we or our portfolio companies fail to identify emerging technologies or trends, or to respond to such technologies or trends in a timely and cost-effective manner, our ability to sustain or grow our business may suffer. Our portfolio companies are currently focused on internet, software technology and information services, and therefore, are subject to any market vagaries in these industries. Accordingly, the nature of the competition and development of trends in the industries that we and our portfolio companies operate in could have a material adverse impact on our business, financial condition, results of operations and prospects.

We rely on search engines, social networking sites and online streaming services to attract a meaningful portion of our users, and if those search engines, social networking sites and online streaming services change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new users.

Many users locate our platform through internet search engines, such as Baidu, and advertisements on social networking sites and online streaming services, such as WeChat, Douyin and Toutiao. If we are listed less prominently or fail to appear in search results for any reason, visits to our website could decline significantly, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If the search engines on which we rely for algorithmic listings modify their algorithms, we may appear less prominently or not at all in search results, which could result in reduced traffic to our website that we may not be able to replace. Additionally, if the costs of search engine marketing services, such as Baidu, increase, we may incur additional marketing expenses, we may be required to allocate a larger portion of our marketing spend to this channel or we may be forced to attempt to replace it with another channel (which may not be available at reasonable prices, if at all), and our business, financial condition and results of operations could be adversely affected.

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Furthermore, competitors may in the future bid on our brand names and other search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website. In addition, search engines, social networking sites and video streaming services may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website and sales of our solutions. Additionally, new search engines, social networking sites, video streaming services and other popular digital engagement platforms may develop in specific jurisdictions or more broadly that reduce traffic on existing search engines, social networking sites and video streaming services. If we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website.

Failure to protect confidential information of our users and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

A significant challenge to the crowdsourcing industry is the secure storage of confidential information and its secure transmission over public networks. A majority of the orders and the payments for our products and services are made through our website and mobile app. In addition, all online payments are settled through third-party online payment services. Maintaining complete security on websites, app and mini programs and systems for the storage and transmission of confidential or private information, such as users’ personal information, payment-related information and transaction information, is essential to maintain consumer confidence in our systems.

We have adopted strict security policies and measures, including encryption technology, to protect our proprietary data and buyer information. We have not encountered instances of material data breach or unauthorized system intrusion. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold with respect to our users. Such individuals or entities obtaining confidential or private information may further engage in various other illegal activities using such information. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our users may choose to make payment for purchases. Any negative publicity on our safety or privacy protection mechanisms and policies, and any claims asserted against us or fines imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations. Any compromise of our information security or the information security measures of our contracted commercial bank could have a material and adverse effect on our reputation, business, prospects, financial condition and results of operations.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned expansion and marketing efforts, which may reduce our revenue.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing shareholders. If additional funds are raised through the issuance of debt or equity securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of shareholders holding Class A Ordinary Shares, and the terms of any such debt securities could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

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If we are unable to manage our anticipated growth effectively, our business could be adversely affected.

In order to develop our business, we need to hire and retain key managers and executives in all areas of our operations. Our future operating results depend to a large extent on our ability to develop and manage expansion and growth successfully. With possible rapid development of our operation, increased capital requirements, the continuous expansion of business scope, and the continuous increase of personnel, higher requirements will be placed on our corporate governance and management capabilities. For us to manage such growth, we must put in place legal and accounting systems, and implement human resource management and other tools. We have taken preliminary steps to put this structure in place, such as seeking qualified personnel, strengthening different levels of management systems and providing regular corporate governance trainings. However, there is no assurance that we will be able to expand our business or successfully manage any growth that may result. Failure to expand our operations or manage our growth effectively could materially and adversely affect our ability to market our services in multiple venues.

We may be subject to third party payment services and money transmitter regulations that may materially and adversely affect our business.

We rely on a third party, Xiamen International Bank, to collect funds from buyers, remit payments to sellers and hold funds in connection with user balances. Although we believe that by working with a third party, our operations comply with existing Chinese laws and regulatory requirements related to escrow, money transmission and the handling or moving of money, existing laws or regulations may change, and interpretations of existing laws and regulations may also change. If the quality, utility, convenience or attractiveness of third-party payment services declines, or we have to change the pattern of using these payment services for any reason, the attractiveness of our platform could be materially and adversely affected.

As a result, we could be required to be licensed as an escrow agent or a money transmitter (or other similar licensee) or may choose to obtain such a license even if not required. Such a decision could also require us to register as a money services business under applicable laws and regulations. It is also possible that we could become subject to regulatory enforcement or other proceedings in those states or other jurisdictions with escrow, money transmission or other similar statutes or regulatory requirements related to the handling or moving of money, which could in turn have a significant impact on our business, even if we were to ultimately prevail in such proceedings. Any developments in the laws or regulations related to escrow, money transmission or the handling or moving of money or increased scrutiny of our business may lead to additional compliance costs and administrative overhead.

The application of laws and regulations related to escrow, money transmission and the handling or moving of money is complex and uncertain, particularly as they relate to new and evolving business models. If we are or have at any point in time been in violation of one or more escrow or money transmitter or other similar statutes or regulatory requirements related to the handling or moving of money in any jurisdiction, we may be subject to the imposition of fines, users in the relevant jurisdiction may be unable to use our platform, we may be subject to civil liability or criminal liability and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Because we rely upon a third party to perform the payment processing for our clients, the failure or inability of the third party to provide these services could impair our ability to operate.

Because we do not possess an internal payment method given the difficulties of obtaining and maintaining a payment license, all payments by our clients are processed by third parties such as UnionPay, Alipay and WeChat Pay. These payment service providers are used by most e-commerce platforms for their convenience, reliability and cost-effectiveness. However, the payment processing business is highly regulated, and it is subject to a number of risks that could materially and adversely affect their abilities to provide payment processing services to us, including:

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●	increased regulatory focus and the requirement that it comply with numerous complex and evolving laws, rules and regulations;

●	increases in the costs to the third party, including fees charged by banks to process funds through the third parties, which could result in increased costs to us and to our participants;

●	dissatisfaction with the third parties’ services;

●	a decline in the use of the third parties’ services generally which could result in increases in costs to users such as us and our participants;

●	the ability of the third parties to maintain adequate security procedures to prevent the hacking or other unauthorized access to account and other information provided by us and the participants who use the system;

●	system failures or failure to effectively scale the system to handle large and growing transaction volumes;

●	the failure or inability of the third parties to manage funds accurately or the loss of funds by the third parties, whether due to employee fraud, security breaches, technical errors or otherwise; and

●	the failure or inability of these third parties to adequately manage business and regulatory risks.

We rely on the convenience and ease of use that third party’s payment methods provide to our users. If the quality, utility, convenience or attractiveness of these payment services declines for any reason, the attractiveness of our services could be materially impaired. If we need to migrate to other third-party payment services for any reason, the transition could require considerable time and management resources, and the third-party payment services may not be as effective, efficient or well-received by our clients. Further, our clients may be reluctant to use a different payment system.

If we fail to hire, retain and train qualified employees or sufficient workforce while controlling our labor costs, our business may suffer.

Our ability to maintain current profitability and grow business operation depend on our ability to attract, retain and train qualified employees with reasonable cost. Labor costs in China have increased with China’s economic development. Our labor costs include wages, performance bonuses and other costs. In the fiscal years ended June 30, 2022 and 2021, labor costs have accounted for 52.75% and 88.55% of our sales expenses respectively. To balance employee incentives and cost control, we have taken measures to design and adjust our salary structures to keep the Company’s development strategies in line with employees’ individual development needs. If we cannot effectively control and reduce labor and other operating costs while our business continues to grow, our business conditions, financial conditions and operating results may be adversely affected.

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Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where the businesses are operated. During the fiscal years ended June 30, 2022 and 2021, we did not pay social insurance premiums and the housing provident fund in full. According to the Provisional Regulations on the Collection and Payment of Social Insurance Premiums, because we did not pay the social insurance premiums in full for all employees, premium collection agencies may order us to pay or make up the arrears and may impose an overdue fine. If we fail to pay such overdue fine, we may be further fined. According to the Regulations on the Administration of Housing Provident Fund, due to the failure to pay the housing provident fund for all employees, we may be ordered with a deadline for payment from the Housing Provident Fund Management Center. In addition, if we do not make the housing accumulation fund deposit registration or does not establish the housing provident fund account for the employees, the housing provident fund management center will order a deadline for payment, and if we fail to pay the housing provident fund within the deadline, we will be imposed a fine of not less than RMB 10,000 (approximately $1,500) and not more than RMB 50,000 (approximately $7,800). We cannot assure you that our employees will not complain to the relevant authorities regarding the basis of how we had made the contribution for them, which may in turn result in the relevant authorities ordering us to make supplemental contribution and/or imposing late fees or fines on us, among other things. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth and execute our business strategy.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. We depend on the abilities and participation of our current management and technology team generally, we rely particularly upon Mr. Guohua Huang who is responsible for the development and implementation of our business plan. The loss of the services of Mr. Guohua Huang or any senior management for any reason could significantly adversely impact our business and results of operations. We implement the following measures to avoid the loss of core personnel and stabilize our workforce: (1) we conduct regular remuneration surveys and build attractive compensation system in accordance with industry trends; (2) we provide comprehensive benefits for employees; (3) we have built a comprehensive promotion and training system to provide employees with sufficient career development opportunities. Competition for senior management and senior technology personnel in the PRC is intense and the pool of qualified candidates is very limited. We cannot assure you that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services, which would harm our competitive position.

Our success depends in part upon our intellectual property rights. We rely primarily on copyright, trade secret laws, confidentiality procedures, license agreements and contractual provisions to establish and protect our proprietary rights over our products, procedures and services. Other persons could copy or otherwise obtain and use our technology without authorization or develop similar IP independently. We may also pursue the registration of our domain names, trademarks, and service marks in other jurisdictions, including the United States. However, the intellectual property laws in China are not considered as strong as comparable laws in the United States or the European Union. We cannot assure you that we will be able to protect our proprietary rights. Further, our competitors may be able to independently develop similar or more advanced technology, duplicate our products and services or design around any intellectual property rights we hold. Further, our intellectual property rights may be subject to termination or expirations. The loss of intellectual property protections or the inability to timely regain intellectual property protections could harm our business and ability to compete.

We rely on a commercial bank, Xiamen International Bank, for payment processing and escrow services on our platform. If the payment service is restricted or curtailed in any way or becomes unavailable to us or our buyers for any reason, our business may be materially and adversely affected.

All online payments for products and services sold or provided through our platform are settled through Xiamen International Bank (the “Bank”). Our business depends on the billing, payment and escrow systems of the Bank to maintain accurate records of payments of sales proceeds by buyers and collect such payments. If the quality, utility, convenience or attractiveness of the payment processing and escrow services decline, or we have to change the pattern of using the payment services for any reason, the attractiveness of our platform could be materially and adversely affected.

The Bank we work with is subject to the supervision of the People's Bank of China (“PBOC”). The PBOC may publish rules, guidelines and interpretations from time to time regulating the operation of financial institutions and payment service providers that may in turn affect the pattern of services provided by such entities for us.

In addition, we cannot assure you that we will be successful in entering into and maintaining amicable relationships with the Bank. Identifying, negotiating and maintaining amicable relationships with the Bank require significant time and resources. Our current agreements with the Bank also do not prohibit it from working with our competitors. It could choose to terminate its relationships with us or propose terms that we cannot accept. In addition, the Bank may not perform as expected under our agreements with it, and we may have disagreements or disputes with the Bank, any of which could adversely affect our brand and reputation as well as our business operations.

Our business operation may be materially affected by the increasing inflation rate.

To date, inflation in China has not materially affected our results of operations. According to the PRC National Bureau of Statistics, the year-over-year percentage changes in the consumer price index for 2019,2020 and 2021were increases of 4.5% 0.2% and 0.9% respectively.

Although we have not been materially affected by inflation in the past, we may be affected in the future if China experiences higher rates of inflation. For example, certain operating expenses, such as the employee compensation and rental and related expenses for office may increase as a result of higher inflation. Additionally, high inflation could significantly reduce the value and purchasing power of our assets, and we are not able to hedge our exposure to higher inflation in China. As a result, we may have to charge higher prices on our services, which may negatively affect our ability to retain customers or attract new ones.

Risks Relating to Our Corporate Structure

We do not have direct ownership of our operating entities in China but has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE through VIE Agreements, which may not be effective in providing control over EPWK VIE.

We do not have direct ownership of our operating entities in China, but have control rights and the rights to the assets, property, and revenue of EPWK VIE and its subsidiaries through VIE Agreements. All of our current revenue and net income is derived from EPWK VIE in China. Foreign ownership of internet technology businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. Also, foreign investors are not allowed to invest in network culture business (except for music) in accordance with the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2021 Version) promulgated on December 27, 2021 and became effective on January 1,2022, respectively, and other applicable laws and regulations.

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To comply with PRC laws and regulations, we do not intend to have an equity ownership interest in EPWK VIE but rely on the VIE Agreements with EPWK VIE to control and operate its business. However, as discussed above, these VIE Agreements may not be effective from PRC laws in providing us with the necessary control over EPWK VIE and its operations. Any deficiency in these VIE Agreements may result in our loss of control over the management and operations of EPWK VIE, which will result in a significant loss in the value of an investment in our company.

Because we are an offshore holding company and our business was conducted through VIE Agreements with EPWK VIE in China, if we fail to comply with applicable PRC law, we could be subject to severe penalties and our business could be adversely affected.

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements with EPWK VIE, the VIE in China. Pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net income to EPWK WFOE, while EPWK WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of EPWK WFOE and, ultimately, EPWK Holdings Ltd, which has indirect ownership in 100% of the equity in EPWK WFOE. As a result, under United States generally accepted accounting principles, the assets and liabilities of EPWK VIE are treated as our assets and liabilities and the results of operations of EPWK VIE are treated in all respects as if they were the results of our operations for accounting purpose only. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the VIE Agreements between EPWK WFOE and EPWK VIE.

The Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”) requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Furthermore, numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law, including (i) the amended Cybersecurity Review Measures published on December 28, 2021, which came into effect on February 15, 2022, provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review, and (ii) the Measures for Security Assessment of Data Export Security issued by the CAC on July 7, 2022, which will go into effect on September 1, 2022, it provides clearer and more specific guidance for data processors to apply for security assessments, and for the competent authorities to accept and conduct assessments. As of the date of this prospectus, we have received notice from the CAC in relation to our listing on Nasdaq, and we have not been required to obtain, or been denied, any other permission from the PRC authorities to list on U.S. stock exchanges.

If EPWK WFOE, EPWK VIE or their ownership structure or the VIE Agreements are determined to be in violation of any existing or future PRC laws, rules or regulations, or EPWK WFOE or EPWK VIE fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of EPWK WFOE or EPWK VIE;

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●	discontinuing or restricting the operations of EPWK WFOE or EPWK VIE;

●	imposing conditions or requirements with which we, EPWK WFOE, or EPWK VIE may not be able to comply;

●	requiring us, EPWK WFOE, or EPWK VIE to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Class A Ordinary Shares in the equity of EPWK VIE;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

●	imposing fines.

Any of these penalties above will have a significant and negative impact on our ability to conduct business and the value of our Class A Ordinary Shares. In addition, it is not clear how the Chinese government's actions will affect us and our ability to consolidate VIE financial results in the consolidated financial statements if the Chinese government authorities find that our legal structure and contractual arrangements violate Chinese laws and regulations. If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if the above mentioned laws and regulations change or are interpreted differently in the future, and we cannot restructure our ownership structure and operations in a satisfactory manner to the Chinese government, we may lose the right to assert contractual control over VIE activities or the right to be the primary beneficiary, for accounting purposes only, to receive economic benefits and residual returns from VIE, we will not be able to conduct all or substantially all of our operations or consolidate the VIE’s assets and liabilities to our own assets and liabilities, our contractual arrangements will become invalid or unenforceable. Any of these results, or any other significant penalties that may be imposed on us in this regard, will have a significant negative impact on us and may cause our Class A Ordinary Shares to become worthless.

We may incur substantial difficulties and costs in enforcing any rights we may have under the VIE Agreements in PRC.

As all of the VIE Agreements with EPWK VIE are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these VIE Agreements. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over EPWK VIE, and our ability to conduct our business may be materially and adversely affected.

The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements.

The Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”) requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

In the opinion of our PRC counsel based on their understanding of the current PRC laws, regulations and rules, the CSRC’s approval are not required for the listing and trading of our Class A Ordinary Shares on the Nasdaq Capital Market in the context of this offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to this regulation, (ii) we establish our EPWK WFOE by means of direct investment and acquiring equity interest or assets of an entity other than “PRC domestic company” as defined under the M&A Rules, and (iii) no explicit provision in the M&A Rules clearly classifies VIE Agreements as a type of transaction subject to such Rules.

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However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC regulatory agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, reputation, financial condition, results of operations, prospects, as well as the trading price of the Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A Ordinary Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. Moreover, the Cybersecurity Review Measures require online platform operators possessing personal information of more than one (1) million users to apply for the cybersecurity review for its overseas listing, and the cybersecurity review shall focus on the assessment of the impact or potential impact on the national security of the online platform operators’ data processing activities. In compliance with the Measures, we have submitted a written declaration and other materials required for the cybersecurity review to the CAC. Upon reviewing our materials in accordance with the Measures, the Office of Cybersecurity Review of the CAC, which is responsible for organizing cybersecurity reviews and developing relevant rules and regulations, informed us that we passed the cybersecurity review for this offering. As of the date of this prospectus, we have not been required to obtain, or been denied, any other permission from the PRC authorities to list on U.S. stock exchanges. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. We face uncertainty about future actions by the PRC government that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements.

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PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or Notice 13, effective in June 2015. Under Notice 13, qualified banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under the supervision of SAFE.

All our beneficial owners who are PRC residents, including Mr. Guohua Huang and 17 others , have completed the Circular 37 registration with the qualified banks as required by the regulations. Though, we cannot assure you that our ultimate shareholders who are PRC residents will in the future provide sufficient supporting documents required by the SAFE or complete the required registration with the qualified banks in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on our overseas or cross-border investment activities, restrictions on EPWK WFOE’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the EPWK WFOE.

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Although we believe that our agreements relating to our structure are in compliance with current PRC regulations, we cannot assure you that the PRC government would agree that these VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which has come into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment’’ refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify VIE Agreements as a form of foreign investment, there is no assurance that operation conducted by foreign investors or foreign-invested enterprises via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for VIE Agreements as a form of foreign investment. In any of these cases, it will be uncertain whether the VIE Agreements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing VIE Agreements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries and VIE or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries and EPWK VIE. We may make loans to our PRC subsidiaries and VIE subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China. Furthermore, loans by us to our PRC subsidiaries to finance its activities cannot exceed the difference between their respective total project investment amount and registered capital or twice times of their net worth, and capital contributions to our PRC subsidiary are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

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Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our wholly foreign-owned subsidiaries in China to finance their activities cannot exceed statutory limits, i.e. the difference between its total amount of investment and its registered capital, or certain amount calculated based on elements including capital or net assets and the cross-border financing leverage ratio or the Macro-prudential Management Mode, under relevant PRC laws and the loans must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE, or filed with SAFE in its information system. We may also provide loans to EPWK VIE or other domestic PRC entities under the Macro-prudential Management Mode. According to the Circular of the PBOC and the State Administration of Foreign Exchange on Adjusting the Macro-prudent Adjustment Parameter for Cross-border Financing issued on January 7, 2021, the limit for the total amount of foreign debt under the macro-prudential Management Mode is decreased to two times from 2.5 times of their respective net assets. Moreover, any medium or long-term loan to be provided by us to the VIE or other domestic PRC entities must also be registered with the NDRC.

We may also decide to finance our wholly foreign-owned subsidiaries in China by means of capital contributions. These capital contributions shall go through record-filing procedures from competent administration for market regulation. SAFE issued the Circular on the Management Concerning the Reform of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC provided that such usage shall fall into the scope of business of the foreign-invested enterprise, which will be regarded as the reinvestment of foreign-invested enterprise. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. In addition, SAFE promulgated the Circular Regarding Further Promotion of the Facilitation of Cross-Border Trade and Investment on October 23, 2019, or SAFE Circular 28, pursuant to which all foreign-invested enterprises can make equity investments in the PRC with their capital funds in accordance with the law. As SAFE Circular 28 is new and the relevant government authorities have broad discretion in interpreting the regulation, it is unclear whether SAFE will permit such capital funds to be used for equity investments in the PRC in actual practice.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to the subsidiaries of our wholly foreign-owned subsidiaries in China and EPWK VIE, each a PRC domestic company. Meanwhile, we are not likely to finance the activities of EPWK VIE by means of capital contributions given the restrictions on foreign investment in the businesses that are currently conducted by EPWK VIE. In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or record-filings on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or any Consolidated Affiliated Entity or future capital contributions by us to our wholly foreign-owned subsidiaries in China.

As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries or EPWK VIE when needed. If we fail to complete such registrations or record-filings, our ability to use foreign currency, including the proceeds we received from our initial public offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries like EPWK WFOE for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If these subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our WFOE or any other relevant PRC subsidiary to adjust its taxable income under the contractual arrangements it currently has in place with EPWK VIE in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

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Under PRC laws and regulations, our wholly foreign-owned subsidiaries in China may pay dividends only out of their respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a PRC enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Our PRC subsidiary may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. In response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and SAFE promulgated a series of capital control measures in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “Risk Factors – Risks Relating to Doing Business in the PRC – Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Risks Relating to Doing Business in the PRC

A recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and the newly enacted “Holding Foreign Companies Accountable Act” all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

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On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted if our auditor is unable to meet the PCAOB inspection requirement.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, SEC announced that the PCAOB designated China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCAA. The Company’s auditor, WWC, Professional Corporation, is based in San Mateo, California, and therefore is not subject to this mandate by the PCAOB.

On February 4, 2022, the U.S. House of Representatives passed the America Creating Opportunities for Manufacturing Pre-Eminence in Technology and Economic Strength (COMPETES) Act of 2022 (the “America COMPETES Act”). On March 28, 2022, the U.S. Senate passed its version of the America COMPETES Act. If the America COMPETES Act is enacted into law, it would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong, jointly agreeing on the need for a framework. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB announced in the 2022 Determination its determination that the PCAOB was able to secure complete access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong, and the PCAOB Board voted to vacate previous determinations to the contrary. According to the 2022 Determination, this determination was reached after the PCAOB had thoroughly tested compliance with every aspect of the Protocol necessary to determine complete access, including on-site inspections and investigations in a manner fully consistent with the PCAOB’s methodology and approach in the U.S. and globally. According to the 2022 Determination, the PRC Authorities had fully assisted and cooperated with the PCAOB in carrying out the inspections and investigations according to the Protocol, and have agreed to continue to assist the PCAOB’s investigations and inspections in the future. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the MOF, the PCAOB will make determinations under the HFCAA as and when appropriate.

On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to HFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

The enactment of the HFCAA and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could cause investors uncertainty for affected issuers and the market price of our ordinary shares could be adversely affected, and we could be delisted if our auditor is unable to meet the PCAOB inspection requirement.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, WWC, Professional Corporation, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in San Mateo, California, and is subject to inspection by the PCAOB on a regular basis with the last inspection in November 2021. Notwithstanding the foregoing, because we have substantial operations within the PRC through the PRC operating entities, if the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA.

However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the March 2021 interim final amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange. In addition, the March 2021 interim final amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement and the uncertainty surrounding the possible new rules and regulations regarding the implementation of the HFCAA or being required to engage a new audit firm, which would require significant expense and management time.

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Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and are all PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons in the Cayman Islands or in China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Enforceability of Civil Liabilities.”

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Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC.

In addition, our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act or the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States.

We have been advised by our Cayman Islands legal counsel, Ogier, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Uncertainties with respect to the PRC legal system could significantly impact our business operation.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations including but not limited to those governing our business, and the enforcement and performance of our agreements with customers in certain circumstances. The laws and regulations are sometimes vague and subject to change in the future, and the official interpretation and enforcement could be unpredictable with little advance notice. Our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our shares.

Our business is regulated by relevant government departments in China, including but not limited to the Administration of Local Taxation. The regulations jointly promulgated and implemented by these government departments cover many aspects of our daily operation. If we are deemed not to comply with these requirements, we may be subject to fines and other administrative penalties from relevant Chinese government departments. If we can’t correct our non-compliance within the time specified by the relevant government departments in China, we may be forced to suspend our business. Therefore, our business, reputation, equity value, financial situation and operating results may be significantly and adversely affected.

Economic conditions in China could impact our business and results of operations in both lines of our business.

The VIE and its subsidiaries’ business and operating results are impacted by Chinese economic conditions, such as a potential general reduction in net disposable income as a result of fiscal measures adopted by Chinese government to address high levels of budgetary indebtedness, which may adversely affect our business, results of operations and financial condition. The most recent global financial crisis and recession resulted in large-scale business failures and tightened credit markets in China, which directly impacts the Chinese IT service market and VAT reporting service industry. Future adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters could reduce discretionary spending and cause the industries where we operate to contract.

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There may be changes in the regulations of PRC government bodies and agencies relating to crowdsourcing business.

PRC laws, regulations and policies concerning crowdsourcing business are evolving and the PRC government authorities may promulgate new laws, regulations and policies in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws, regulations or policies either now or in the future.

Moreover, developments in the crowdsourcing industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies, which may limit or restrict the crowdsourcing services we offer. Furthermore, we cannot rule out the possibility that the PRC government will institute a new licensing regime covering services we provide in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations, and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our website.

China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business and the value of our Class A Ordinary Shares.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Class A Ordinary Shares may depreciate quickly. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. We cannot assure you that the PRC government will pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

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Because our business is conducted in RMB and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Class A Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our Class A Ordinary Shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Class A Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our Class A Ordinary Shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

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Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. EPWK HK intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from EPWK HK.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

We operate in an emerging and evolving market. If our market does not grow as we expect, or if we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products and solutions may become less competitive.

There are uncertainties over the size and rate at which the IT service market will grow, as well as whether our solutions and products will be widely adopted. Moreover, our industry is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop new solutions and products that satisfy our customers and provide enhancements and new features for our existing products that keep pace with rapid technological and industry change, our business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.

Our platform must also integrate with a variety of network, hardware, software platforms and technologies, and we need to continuously modify and enhance our products and platform to adapt to changes and innovation. For example, if customers adopt new software platforms or infrastructure, we may be required to develop new versions of our products to be compatible with those new software platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, results of operations and financial condition. Any failure of our products and platform to operate effectively with evolving or new software platforms and technologies could reduce the demand for our products. If we are unable to respond to these changes in a cost-effective manner, our products may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition could be adversely affected.

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In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.

We are subject to various risks and costs associated with the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide-ranging and relates to our investors, employees, contractors and other counterparties and third parties. Our compliance obligations include those relating to the Data Protection Act (As Revised) of the Cayman Islands and the relevant PRC laws in this regard. These PRC laws apply not only to third-party transactions, but also to transfers of information between us, our EPWK WFOE, the VIE and its subsidiaries, and among us, our EPWK WFOE, the VIE and its subsidiaries, and other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. However, there are uncertainties with respect to how the PRC Cybersecurity Law will be implemented and interpreted in practice. On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures which took effect on February 15, 2022 and replaces the original Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to the Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. In compliance with the Measures, we have submitted a written declaration and other materials required for the cybersecurity review to the CAC. Upon reviewing our materials in accordance with the Measures, the Office of Cybersecurity Review of the CAC, which is responsible for organizing cybersecurity reviews and developing relevant rules and regulations, informed us that we passed the cybersecurity review for this offering.

In addition, the PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and will take effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. As the Data Security Law was recently promulgated and has not yet taken effect, we may be required to make further adjustments to our business practices to comply with this law. After the Data Security Law takes effect, if our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions. As a result, we may be required to suspend our relevant businesses, shut down our website, take down our operating applications, or face other penalties, which may materially and adversely affect our business, financial condition, and results of operations.

While we take measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. However, compliance with any additional laws could be expensive, and may place restrictions on our business operations and the manner in which we interact with our users. In addition, any failure to comply with applicable cybersecurity, privacy, and data protection laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities against us, which could materially and adversely affect our business, financial condition, results of operations and the value of our Class A Ordinary Shares. In addition, any negative publicity on our website or platform’s safety or privacy protection mechanism and policy could harm our public image and reputation and materially and adversely affect our business, financial condition, and results of operations.

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We are subject to anti-corruption, anti-bribery, and similar laws, and noncompliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, and other anti-corruption, anti-bribery, anti-money laundering, and similar laws in China and the United States. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the public sector. We leverage our business partners, including channel partners, to sell our products and solutions and host many of our facilities for our network. We may also rely on our business partners to conduct our business abroad. We and our business partners may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities.

We cannot assure you that all of our employees and agents have complied with, or in the future will comply with, our policies and applicable law. The investigation of possible violations of these laws, including internal investigations and compliance reviews that we may conduct from time to time, could have a material adverse effect on our business. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from Chinese government contracts and other contracts, other enforcement actions, the appointment of a monitor, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Other internal and government investigations, regulatory proceedings, or litigation, including private litigation filed by our shareholders, may also follow as a consequence. Any investigations, actions, or sanctions could materially harm our reputation, business, results of operations, and financial condition. Further, the promulgation of new laws, rules or regulations or new interpretations of current laws, rules or regulations could impact the way we do business in other countries, including requiring us to change certain aspects of our business to ensure compliance, which could reduce revenues, increase costs, or subject us to additional liabilities.

Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as value-added telecommunication laws and regulations, privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

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●	termination of contracts;

●	loss of intellectual property rights;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

The conversion of Renminbi into foreign currencies, including the U.S. dollar, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar and other currencies, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

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Substantially all of our revenues and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our staff costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including housing, pension, medical insurance and unemployment insurance programs to designated government agencies for the benefit of our employees. Compared with its predecessors, the current Labor Contract Law of the PRC imposes stricter requirements on employers in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts, further increasing our labor-related costs such as by limiting our ability to terminate some of our employees or otherwise change our employment or labor practices in a cost-effective manner. In addition, as the interpretation and implementation of labor-related laws and regulations are still developing, we cannot assure you that our employment practices have been or will at all times be deemed in compliance with the labor-related laws and regulations in China. If we are subject to severe penalties in connection with labor disputes or government investigations, our business, financial condition and results of operations will be adversely affected.

The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be further harmed by changes in its laws and regulations, including those relating to telecommunication, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Our business is subject to various government and regulatory interference. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, which could result in further material changes in our operations and could adversely impact the value of our Class A Ordinary Shares.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

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Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council of the PRC (the “State Council”) jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ).

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

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On December 24, 2021, the CSRC released Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments, hereinafter referred to as the “Administration Provisions”), as well as Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments, hereinafter referred to as the “Measures”). According to the Administration Provisions and the Measures, overseas offering and listing refers to overseas offerings by domestic companies of equity shares, depository receipts, convertible corporate bonds, or other equity-like securities, and overseas listing of the securities for trading. Overseas offering and listing, which is specifically divided into direct overseas offerings and listing and indirect overseas offerings and listing, shall be filed in accordance with the Measures. Our submission of a listing application will fall into the scope of overseas offering and listing provisions in the Administration Provisions and the Measures. If the Administration Provisions and the Measures take effect, we will be required to file with the CSRC in accordance with the Administration Provisions and the Measures. Since the Administration Provisions and the Measures have not come into force yet, we are not currently required to file with CSRC before listing our securities on Nasdaq.

Furthermore, according to the Administration Provisions, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing falls under specific clauses in national laws and regulations and relevant provisions prohibiting such financing activities; (2) if the intended securities offering and listing in an overseas market may constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over equity, major assets, and core technology, etc.; (4) if, in the past three years, the domestic company or its controlling shareholders and actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; or are currently under judicial investigation for suspicion of criminal offenses or under investigation for suspicion of major violations; (5) if, in the past three years, the board directors, or any supervisors or senior executives have been subject to administrative punishment for severe violations, or are currently under judicial investigation for suspicion of criminal offenses or under investigation for suspicion of major violations of law; or (6) other circumstances prescribed by the State Council. As of the date of this prospectus, we do not fall under any of the abovementioned circumstances that might prohibit us from overseas offering and listing.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures which took effect on February 15, 2022, and replaced the original Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to the Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. In compliance with the Measures, we have submitted a written declaration and other materials required for the cybersecurity review to the CAC. Upon reviewing our materials in accordance with the Measures, the Office of Cybersecurity Review of the CAC, which is responsible for organizing cybersecurity reviews and developing relevant rules and regulations, informed us that we passed the cybersecurity review for this offering. As of the date of this prospectus, we have not been required to obtain, or been denied, any other permission from the PRC authorities to list on U.S. stock exchanges.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, with a few not having taken effect yet, their interpretation, application and enforcement are subject to substantial uncertainties.

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We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

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From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Our ability to transfer cash between subsidiaries, the consolidated VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, no transfer of cash or other assets, distribution, or dividends payment has been made among the us, our subsidiaries, the consolidated VIE, or the investors.  Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, EPWK HK. EPWK HK is permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves but not through share capital.

However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

The majority of our and VIE's revenues are collected in Renminbi; thus, foreign exchange shortages and foreign exchange control may limit our ability to pay dividends or other payments, or otherwise meet our obligations denominated in foreign currencies.

Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities.

Therefore, our ability to transfer cash between EPWK VIE and us, our subsidiaries outside of China, and investors for purposes including payment of dividends and fund operations may be significantly restricted.

Risks Relating to this Offering and Our Ordinary Shares

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A Ordinary Shares. We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market. However, an active public market for our Class A Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected. Our Class A Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter system.

The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Ordinary Shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Class A Ordinary Shares. Consequently, assuming no exercise of over-allotment option by the underwriter, when you purchase our Class A Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of US$[ ] per share, based upon an initial public offering price of US$[ ] per shares, and after deducting estimated underwriters’ fees and commissions and estimated offering expenses payable by us. See “Dilution.” In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

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Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. An aggregate of 15,601,494 Class A Ordinary Shares will be outstanding before the consummation of this offering and [    ] Class A Ordinary Shares will be outstanding immediately after the consummation of this offering, assuming no exercise of the underwriters’ over-allotment option. The Class A Ordinary Shares outstanding after this offering will be available for sale upon the expiration of the lock-up period ending 180 days after the closing of the offering, subject to certain restrictions. See “Shares Eligible for Future Sale.” Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the underwriters. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunities are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies covered by our market opportunities estimates will purchase our products and solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A Ordinary Shares following our initial public offering. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

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●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were not subject to these rules. As a result, we do not have in place effective disclosure controls and procedures or internal controls over financial reporting. We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise funds in a debt or equity financing.

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Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

As we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could other requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company and a smaller reporting company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. See “Implications of Our Being an “Emerging Growth Company.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As an “emerging growth company” pursuant to the JOBS Act, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance increased disclosure requirements.

Since Mr. Guohua Huang will be able to exercise more than [ ]% of the total voting power of our issued and outstanding share capital following the offering, Mr. Huang will have the ability to elect directors and approve matters requiring shareholder approval.

Our ordinary shares consist of Class A and Class B Ordinary Shares. The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of memorandum and articles of association, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class. The holders of Class B Ordinary Shares shall have the right to fifteen votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the memorandum and articles of association, to vote thereat. Holders of their Class B Ordinary Shares can hold their shares for any period of time.

The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis. As a result, any future issuance of Class B Ordinary Shares may be dilutive to holders of Class A Ordinary Shares. Mr. Guohua Huang is currently the beneficial owner of all of our outstanding Class B ordinary, which are directly held by HGH HOLDINGS LIMITED, an entity 100% owned by Mr. Guohua Huang. After the offering, Mr. Guohua Huang will be able to exercise approximately [  ]% of the total voting power of our issued and outstanding share capital. As result, Mr. Guohua Huang will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. Depending on the percentage, he may have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. He will have significant influence over a decision to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Class A Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Class A Ordinary Shares.

Following this offering, we will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Following this offering, we will be a “controlled company” as defined under the NASDAQ Stock Market Rules because one of our principal shareholders, Mr. Guohua Huang, will beneficially own more than 50% of voting power for the election of directors. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

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As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

Anti-takeover provisions in our memorandum and articles of association may discourage, delay or prevent a change in control.

Some provisions of our memorandum and articles of association, which will become effective upon the completion of this offering, may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings

Our board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

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You may be unable to present proposals before general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow sour shareholders holding shares representing in aggregate not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Although our articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders, any shareholder may submit a proposal to our Board of Directors for consideration of inclusion in a proxy statement. Advance notice of at least fifteen calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. For so long as the Shares are listed on the Nasdaq Capital Market, a quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

If we are classified as a passive foreign investment company, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2019 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year, which in our case is the calendar year. Although the law in this regard is unclear, we are treating EPWK VIE as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with EPWK VIE, and as a result, we are treating EPWK VIE as our wholly-owned subsidiary for U.S. federal income tax purposes. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Therefore, the income and assets of EPWK VIE should be included in the determination of whether or not we are a PFIC in any taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation – United States Federal Income Taxation – Passive Foreign Investment Company.”

Our Class A Ordinary Shares may trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our shares.

Our Class A Ordinary Shares may trade below $5.00 per share after listing. As a result, our Class A Ordinary Shares would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Class A Ordinary Shares could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, the broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase. The broker/dealer must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities and may negatively affect the ability of holders of shares of our Class A Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile, and you may not be able to buy or sell the stock when you want to.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our services;

●	changes in the regulations of PRC government bodies and agencies relating to network culture business;

●	competition in our industry;

●	our ability to continue to operate through the VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of Mr. Guohua Huang, our Chief Executive Officer;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the crowdsourcing industry in China. These data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The crowdsourcing service industry may not grow at the rate projected by industry data, or at all. The failure of these industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the rapidly changing nature of these industries subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company incorporated on March 24, 2022 as an exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Law (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

All of our assets are located in the PRC. In addition, a majority of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. Specifically, Guohua Huang, our Chairman of the Board of Directors and Chief Executive Officer, Shuangquan Lin, our Chief Operating Officer, and Conghui Lin, our Chief Financial Officer, are all Chinese citizens living in China. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by our Cayman Islands legal counsel, Ogier, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Dentons, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

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Dentons has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our Class A Ordinary Shares.

Hong Kong

There are uncertainties as to whether the courts of Hong Kong will recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, the judgment is for a definite sum of money in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the judgment is a final and conclusive and has not been stayed or satisfied in full, the judgment is from a competent court, the judgment was not obtained by fraud, misrepresentation or mistake nor obtained in proceedings which contravenes the rules of natural justice and the enforcement of the judgment is not contrary to public policy in Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an initial public offering price of US$[ ] per Class A Ordinary Share, of approximately $[ ] (excluding any exercise of the underwriters’ over-allotment option).

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	Approximately 30% of the net proceeds (approximately US$ million) for business development and marketing. To explore new service categories besides software development and design, buildup flagship brand store system of high-quality service providers, and increase users and the market share through brand-marketing and flow-growth.

•	Approximately 25% of the net proceeds (approximately US$ ) for research and development, including developing Software as a Service (SaaS) series tools for our sellers and buyers, upgrading our personalized task recommendation engine and providing online digital business solutions.

•	Approximately 25% of the net proceeds (approximately US$ ) for exploration of new product and service offerings like NFT project, original copyright content platform and the construction of creative fund for high-quality service providers investment, so as to promote the service quality and efficiency.

•	20% of the net proceeds (approximately US$ million) for general corporate purposes and working capital including the repayment of the company’s revolving loan of US$3-4 million.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “ Risk Factors– - Risks Relating to this Offering and Our Ordinary Share–- Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.”

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary only through loans or capital contributions and to our consolidated VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See “Risk Factors – Risks Relating to Our Corporate Structure – PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and the VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

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DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, EPWK HK. EPWK HK is permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves but not through share capital.

However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Taxation – PRC Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from EPWK VIE to EPWK WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to EPWK HK as dividends from our PRC subsidiaries. Certain payments from our EPWK VIE to EPWK WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if EPWK VIE or our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, EPWK HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. EPWK HK intends to apply for the tax resident certificate when EPWK WFOE plans to declare and pay dividends to EPWK HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering at the initial public offering price of US$[ ] per Class A Ordinary Share, after deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Without Over Allotment As of June 30, 2022
	Actual (Audited)	As Adjusted for the Subsequent Issuance of New Shares (Unaudited)	Pro Forma As Further Adjusted
	US$	US$	US$
Shareholders’ Equity
Ordinary shares, $0.0001 par value: 6,385,814 shares authorized; 6,385,814 shares issued and outstanding; 19,157,442 shares issued and outstanding as adjusted and [ ] shares issued and outstanding pro forma as further adjusted	$638	$1,916
Additional paid-in capital	11,148,844	11,148,844
Statutory reserves	-	-
Accumulated deficit	(16,580,483)	(16,580,483)
Accumulated other comprehensive income	37,632	37,632
Total shareholders’ equity	(5,393,369)	(5,392,091)
Noncontrolling interest	-	-
Total equity	$(5,393,369)	$(5,392,091)

Total capitalization	$(5,393,369)	$(5,392,091)

(1)	Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, underwriters’ expense allowance and other expenses. We expect to receive net proceeds of (a) approximately $[ ] ($[ ] offering, less underwriting fee of $[ ] and offering expenses of approximately $[ ]).

A US$1.00 increase (decrease) in the initial public offering price of US$[ ] per Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$[     ] million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

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DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Our net tangible book value as of [    ], 2022 was approximately US$[    ], or US$[    ] per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and offering cost. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

Dilution results from the fact that the per Class A Ordinary Shares offering price is substantially in excess of the book value per Class A Ordinary Shares attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. After giving effect to our issuance and sale of [    ] shares in this Offering at an offering price of $[    ] per share, assuming no exercise of overallotment and after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of [    ], 2022 would have been $[    ], or $[    ] per share. This represents an immediate increase in net tangible book value to existing shareholders of $[    ] per share. The Offering Price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this Offering will suffer an immediate dilution of their investment of $[    ] per share. The following table illustrates this per share dilution to the new investors purchasing shares in this Offering:

	Post-Offering(1)	Full Exercise of Over-allotment Option
Initial public offering price per Ordinary Share	US$	US$
Net tangible book value per Ordinary Share as of June 30, 2022	US$	US$
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Class A Ordinary Shares in this offering	US$	US$
Pro forma as adjusted net tangible book value per Ordinary Share attributable to payments by new investors	US$	US$
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	US$	US$

(1)	Assumes that the underwriters’ over-allotment option has not been exercised.

Post-Offering Ownership

The following charts illustrate our pro forma proportionate ownership, upon completion of this Offering by present shareholders and investors in this Offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this Offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Class A Ordinary Shares purchased			Total consideration			Average price per ordinary
	Number	Percent		Amount	Percent		Share
(US$ in thousands)
Existing shareholders			%	US$		%	US$
New investors			%	US$		%	US$
Total		100%		US$	100%		US$

The as adjusted information as discussed above is illustrative only.

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CORPORATE HISTORY AND STRUCTURE

We were incorporated in the Cayman Islands on March 24, 2022. Our wholly-owned subsidiary, EPWK Group Limited (“EPWK BVI”), was incorporated in the British Virgin Islands on April 4, 2022. EPWK BVI wholly owns EPWK Holdings Limited (“EPWK HK”), a company incorporated in Hong Kong on April 28, 2022. Yipinweike (Guangzhou) Network Technology Co., Ltd. (“EPWK WFOE”), EPWK HK’s wholly owned subsidiary, was organized pursuant to PRC laws on July 26, 2022. Our variable interest entity, Xiamen EPWK Network Technology Co., Ltd., which we refer to as EPWK VIE, was established on March 25, 2011 in Xiamen, Fujian Province, PRC pursuant to PRC laws. EPWK VIE’s shareholders include certain PRC residents and corporate entities controlled by PRC residents. On August 11, 2022, the Company consummated a reorganization pursuant to which, EPWK WFOE, EPWK VIE and EPWK VIE’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Business – Contractual Arrangements between EPWK WFOE and EPWK VIE. EPWK Holdings Ltd. is a holding company with no business operation other than holding the shares in EPWK HK and EPWK HK is a pass-through entity with no business operation. EPWK WFOE is exclusively engaged in the business of managing the operation of EPWK VIE.

On June 1, 2022, EPWK VIE established a wholly-owned subsidiary, Yipinhuicheng (Guangzhou) Network Technology Co., Ltd., a PRC company. Yipinhuicheng (Guangzhou) Network Technology Co., Ltd. is engaged in software development worldwide; network and information security software development; information technology consulting services.

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, EPWK WFOE’s business scope is to primarily engage in business development, technology service, technology consulting, intellectual property service and business management consulting. Since the sole business of EPWK WFOE is to provide EPWK VIE with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a consulting fee solely at EPWK WFOE’s discretion and can be the net income of EPWK VIE, such business scope is necessary and appropriate under the PRC laws. EPWK VIE, on the other hand, has been granted a business scope different from EPWK WFOE to enable it to provide software development and IT services, animation and game development, advertising production, tax and financial advisory services, corporate management services, and certain value-added telecommunication services.

We control EPWK VIE through contractual agreements, which are described under “Business – Contractual Arrangements between EPWK WFOE and EPWK VIE. EPWK Holdings Ltd. is a holding company with no business operation other than holding the shares in EPWK HK and EPWK HK is a pass-through entity with no business operation. EPWK WFOE is exclusively engaged in the business of managing the operation of EPWK VIE.

Our corporate structure as of the date of this prospectus is as follows:

The following diagram illustrates our corporate structure, including our subsidiaries and the VIE and its subsidiaries, as of the date of this prospectus and upon completion of our IPO based on the number of [ * ] Shares being offered, assuming no exercise of underwriters’ over-allotment option.

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Notes:

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

Contractual Arrangements between EPWK WFOE and EPWK VIE

Due to PRC legal restrictions on foreign ownership in the network culture business, neither we nor our subsidiaries own any equity interest in EPWK VIE. Instead, we receive the economic benefits of EPWK VIE’s business operation through a series of contractual arrangements. EPWK WFOE, EPWK VIE and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on August 11, 2022. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the EPWK VIE that can significantly impact the EPWK VIE’s economic performance and is obligated to absorb losses of the EPWK VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the EPWK VIE’s business operation for accounting purposes only. Because our economic interest in the EPWK VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the EPWK VIE, we have consolidated the financial results of the EPWK VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). However, the economic interest in and the power over the EPWK VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the EPWK VIE, and the structure involves unique risks to investors.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between EPWK WFOE and EPWK VIE, EPWK WFOE has the exclusive right to provide EPWK VIE with technical support services, consulting services and other services, including technical support, technical assistance, technical consulting, and professional training necessary for EPWK VIE’s operation, network support, database support, software services, business management consulting, grant use rights of intellectual property rights, lease hardware and device, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on EPWK VIE’s needs. In exchange, EPWK WFOE is entitled to a service fee that equals to all of the consolidated net income after offsetting previous year’s loss (if any) of EPWK VIE. The service fees may be adjusted based on the actual scope of services rendered by EPWK WFOE and the operational needs of EPWK VIE.

Pursuant to the exclusive business cooperation agreement, EPWK WFOE has the unilateral right to adjust the service fee at any time, and EPWK VIE has no right to adjust the service fee. We believe that such conditions under which the service fee may be adjusted will be primarily based on the needs of EPWK VIE to operate and develop its business in the AR market. For example, if EPWK VIE needs to expand its business, increase research input or consummate mergers or acquisitions in the future, EPWK WFOE has the right to decrease the amount of the service fee, which would allow EPWK VIE to have additional capital to operate and develop its business.

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The exclusive business cooperation agreement remains in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate this agreement upon giving 30 days’ prior written notice to EPWK VIE at any time.

Call Option Agreements

Pursuant to the call option agreements, among EPWK WFOE, EPWK VIE and the shareholders who collectively owned all of EPWK VIE, such shareholders jointly and severally grant EPWK WFOE an option to purchase their equity interests in EPWK VIE. The purchase price shall be the lowest price then permitted under applicable PRC laws. EPWK WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in EPWK VIE until it has acquired all equity interests of EPWK VIE, which is irrevocable during the term of the agreements.

The call option agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Equity Pledge Agreements

Pursuant to the equity pledge agreements, among the shareholders who collectively owned all of EPWK VIE, such shareholders pledge all of the equity interests in EPWK VIE to EPWK WFOE as collateral to secure the obligations of EPWK VIE under the exclusive business cooperation agreement and call option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of EPWK WFOE unless transferring the equity interests to EPWK WFOE or its designated person in accordance with the call option agreements.

The equity pledge agreement will take effect from the date of signing, that is, on August 11, 2022, and three days after the agreement is signed, the share pledge will be recorded under the EPWK VIE shareholder register.

The equity pledge agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time

Shareholders Powers of Attorney (“POAs”)

Pursuant to the shareholders powers of attorney, the shareholders of EPWK VIE give EPWK WFOE an irrevocable proxy to act on their behalf on all matters pertaining to EPWK VIE and to exercise all of their rights as shareholders of EPWK VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the call option agreements and the equity pledge agreements.

The shareholders powers of attorney remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, shareholders of EPWK VIE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK WFOE at any time.

Irrevocable Commitment Letter

Pursuant to the irrevocable commitment letter, the individual shareholders of EPWK VIE commit that their spouses or inheritors have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE, and commit that if any event which refrains them from exercising shareholders’ rights as a registered shareholder, such as death, incapacity, divorce or any other event, could happen to them, the shareholders of EPWK VIE will take corresponding measures to guarantee the rights of other registered shareholders and the performance of the Contractual Arrangements. The letter is irrevocable and shall not be withdrawal without the consent of EPWK WFOE. The spouses of EPWK VIE individual shareholders also undertake that they have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE.

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Based on the foregoing contractual arrangements, which grant EPWK WFOE effective control of EPWK VIE and enable EPWK WFOE to receive all of their expected residual returns, we account for EPWK VIE as a VIE. Accordingly, we consolidate the accounts of EPWK VIE for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Permission Required from the PRC Authorities for The VIE’s Operation

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Class A Ordinary Shares to foreign investors. In addition, we, our subsidiaries, or VIE are not required to obtain permission or approval from the PRC authorities including CSRC or CAC for the VIE’s operation, nor have we, our subsidiaries, or VIE received any denial for the VIE’s operation. However, recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice.

Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company, the subsidiary or the consolidated VIE.  Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, EPWK HK. EPWK HK is permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves but not through share capital.

However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

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Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from EPWK VIE to EPWK WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to EPWK HK as dividends from EPWK WFOE. Certain payments from our EPWK VIE to EPWK WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, EPWK HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. EPWK HK intends to apply for the tax resident certificate when EPWK WFOE plans to declare and pay dividends to EPWK HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

Our mission is to add value to our users in both service supply and demand sides. We create an innovative and efficient crowdsourcing platform to connect businesses with great talents.

We operate the second largest online marketplace in terms of GMV according to the F&S report to enable businesses (buyers) and service providers (sellers) to find each other. During the past three years from 2019 to 2021, our platform enabled approximately US$ 804 million (RMB 5.39 billion) of GMV across 2.23 million projects between 15.33 million sellers and 7.67 million buyers from all 34 provinces in China. In 2019, we enabled US$210 million of GMV across 600,000 projects. In 2020, we enabled US$ 254 million of GMV across 0.7 million projects. In 2021, we enabled US$340 million of GMV across 0.9 million projects.

Our marketplace platform was launched in 2011 and we have achieved significant growth ever since our inception. Our platform users consist of buyers who seek talents for their jobs and sellers who offer different talents and skills. We currently have over 23 million registered users with an average annual growth rate of 26.69% for the last 7 years from 2015 to 2021, and offer an expansive catalog to provide diversified services to businesses of all sizes. Our average annual active users, or AAU, is 10.13 million. Our daily inquiries well exceed 10,000 from logo design to business name selection to software development. Our GMV increased by 33.5 % from US$ 254 million (RMB 1.755 billion) in 2020 to US$ 340 million (RMB 2.19 billion) in 2021.

Key Factors Affecting Our Results of Operations

General Factors Affecting Our Results of Operations

Our results of operations and financial condition are affected by the general factors driving digital economy in China, which include China’s overall economic growth and level of per capita disposable income, growth of mobile Internet usage, and penetration rate. They are also affected by factors that drive the crowdsourcing industry in China, such as increased crowdsourcing downstream demand, growing labor costs, government policies and initiatives, and technology development. As a result, unfavorable changes in any of these general factors could materially and adversely affect demand for our services and our results of operations.

Specific Factors Affecting Our Results of Operations

While our business is influenced by the general factors set forth above, our results of operations are more directly affected by specific factors relating to our business, including:

Our ability to increase and maintain users.

Our revenue mainly comes from providing various value-added services for our users on both supply and demand sides. In order to increase and maintain our active user pool, first, we will focus our marketing efforts on actively promoting and obtaining users, and build up an efficient after-sales support system to maintain user relations.

As shown in the figure below, we have been able to maintain an annual growth rate of about 30% since 2015 before hitting by the COVID-19 pandemic. After the outbreak of the COVID-19 pandemic at the end of 2019, the growth rate decreased to 2.69% in 2020 but quickly returned to an annual growth rate of 24.37% in 2021. As more buyers start to understand and trust our online task transactions, we could obtain higher customer growth rate and consumption proportion. We believe that the task oriented and flexible online task transactions with little geographical restrictions will provide an efficient option to the traditional way of fulfilling all tasks by hiring employees.

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Whether we can continue to develop our user registration and value-added consumption mainly depends on our excellent operation and promotion team, personalized user experience and accurate intelligent matching of buyers and sellers. Therefore, we will continue to focus on multi-channel marketing methods, establish a perfect combination of online and offline promotion methods, and establish a perfect promotion matrix, especially the traffic acquisition of short video platform and information flow platform. We also plan to enhance our artificial intelligence and big data technology capabilities to provide personalized user experience, user matching ancillary services, more effective and flexible communication methods for our users, and improve the efficiency and reliability of our marketplace.

We will continue to improve our brand recognition to attract more users to our online marketplace as well as shared offices.

Our ability to optimize services

We have an R&D team of 83 professional staff to improve our online marketplace continuously. Through powerful artificial intelligence algorithms and large data capacity, we improve the two-way matching accuracy between buyers and sellers. We also focus on optimizing the online marketplace such as providing more convenient user interface, more supporting tools and databases, and better user data security. In order to expand our services to existing paying corporate users, we plan to launch new value-added services, and recommend more customized services according to the analysis of users’ historical data.

Our ability to expand our business

Our operation team constantly explores and tests new products and services to meet market trends and user requirements. Currently, we offer services in seven categories with over 40 sub-categories and more than 300 items. We constantly adjust and add subdivided service categories according to the continuous changes of domestic and international markets. For example, short video and smart products have been gaining popularity and growth momentum in the domestic markets. Accordingly, we have added and promoted short video production, film production, face recognition, machine learning, Internet of things on our marketplace. With the popularity of the concept of meta universe in domestic and international markets, it may give birth to more products or industrial layout. We also keep up with the market trend and are ready to expand our service categories to meet the service demand of the market for emerging industries. We will continue to add more service categories to better satisfy buyer requirements and attract more sellers with different skills.

Our Ability to Manage Costs and Expenses Effectively

Our ability to manage our costs and expenses effectively is critical to the success of our business. Through optimized and adjusted business process, talent selection and retention, systematic employee training, and cross-department cooperation, we could effectively reduce our labor cost and ensure productivity. We also find innovative ways to control our marketing and administrative expenses to improve our profit margin.

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Selectively Pursue Acquisition and Investment Opportunities

We plan to continuously evaluate various investment opportunities, including acquiring local office sharing brands with strong regional influence and companies that may help us further integrate and refine our services. Furthermore, we plan to pursue additional investment opportunities through investing in relevant service providers or in start-ups and SMEs in our incubation and acceleration programs. With the support of our platform and ecosystem, we expect that the investees’ business will grow with us, and the services provided by our investees could help satisfy the demands of our other customers.

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance Due to the epidemic control requirements, the resumption of work was delayed and the employees could not return to their posts in time, so the Company could not carry out business normally and smoothly. During the lockdown period from February to May in 2020, online working was adopted, the work efficiency was affected, and the work that needs to be carried out on the spot (such as certification audit) could not be carried out. In addition, we provided certain discounts or subsidies for buyers and sellers. All of the above generally led to a decrease in our revenue. For our buyers and sellers, there is also a delay in returning to work and reduction in business scale, resulting in a reduction in the number of orders required and a delay in the completion of orders, which has an impact on the growth of the GMV. Overall, our net revenues decreased by 11.93% from US$12.9 million in 2020 to US$11.4 million in 2021 for the years ended June 30. The situation improved in the next period, our net revenues increased by 12.71% to US$12.8 million in 2022 for the years ended June 30.

Since the outbreak of COVID-19, buyers started to understand and experiment with online task transactions. Buyers who are used to offline transactions need time to switch tasks online. In addition, in 2021, the epidemic broke out frequently in many places in China. Xiamen where the consolidated VIE is located, had a serious emergency lockdown for several months. Due to the impact of coexisting with the epidemic, the operation status of micro, small and medium-sized enterprises in China have not been fundamentally improved, especially in the software and information technology industry. Therefore, micro, small and medium-sized enterprises are relatively cautious about using task services. In response to that, the VIE have been constantly improving the quality of our service to attract users to our platform and enhance their confidence in trading through and acquiring value-added services from our marketplace. To achieve a win-win situation for users and the platform, the platform has taken a variety of measures, including launch various support programs that provide first-time sellers with exclusive support policies, randomly select and give out short-term free member services to users, design additional service gifts such as free consultation sessions on IP rights to users in areas affected by COVID-19, and host complimentary monthly online training for entrepreneurs who are interested in selling services on the VIE’s platform; The VIE also diversifies its promotion channels by rewarding current users who participate in the task and service promotions and increasing product exposure to attract potential customers through the combination of online live broadcast and offline marketing events.

On the other hand, given the security and efficiency of online services, and acceptance of the online task transactions by the market, buyers, small, medium and micro enterprises will have greater confidence in online task transactions, customized service and intellectual property services. We believe that global shelter-in-place restrictions have encouraged businesses to invest more in their online operations and sellers to spend more time online, both of which have served us well.

We have benefited from favorable tax policies promulgated by the national and local governments of the PRC, which assisted our recovery from the impact of COVID-19. For instance, according to a notice jointly issued by the Ministry of Finance and the State Taxation Administration, revenues subject to an original value-added tax rate of 3% and generated from March 1, 2020 to December 31, 2020 were reduced to 1%, which applied to revenues generated by all subsidiaries of the VIE. Besides, we have benefited from the government’s social insurance exemption during the epidemic period. From February 2020 to December 2020, the accumulated exemption was about USD$160,000.

The global spread of COVID-19 pandemic in major countries of the world may also result in global economic distress, and the extent to which it may affect our results of operations will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict. See “Risk Factors – Risks Relating to Our Business Operations – We face risks related to health epidemics such as the COVID-19, and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition and results of operations.”

Consolidation

The Company provides substantially all of its services in China via its VIE and its subsidiaries, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of the Company’s revenues, costs and net income in China are directly or indirectly generated through the VIE and its subsidiaries. The Company has signed various agreements with its VIE and legal shareholders of the VIE to allow the transfer of economic benefits from the VIE to the Company and to direct the activities of the VIE.

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Total assets and liabilities presented on the Company’s consolidated balance sheets and revenue, expense, net income presented on consolidated statement of operations and comprehensive income as well as the cash flow from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation and cash flow of the Company’s VIE and VIE’s subsidiaries. The Company has not provided any financial support to the VIE and the VIE’s subsidiaries for the years ended at June 30, 2022 and 2021. Our variable interest entities accounted for an aggregate of 100% and 100% of our total assets and total liabilities as of June 30, 2022 and 2021, respectively. As of June 30, 2022 and 2021, $713,649 and $572,788 of cash and cash equivalents were denominated in RMB, respectively. The following table sets forth the assets, liabilities, results of operations and changes in cash, cash equivalents the VIE and its subsidiaries taken as a whole, which were included in the Company’s consolidated balance sheets and statements of comprehensive income and statements of cash flows with intercompany transactions eliminated:

	As of June 30,
	2022	2021
Current assets	$1,574,139	$6,187,922
Total non-current assets	$6,032,732	$15,913,963
Total assets	$7,606,871	$22,101,885
Total liabilities	$13,000,240	$24,292,988

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	For the years ended
	June 30,
	2022	2021
Total net revenue	$12,811,143	$11,366,317
Net loss/(profit)	$(3,405,919)	$623,836

	For the years ended June 30,
	2022	2021
Net cash provided by/(used in) operating activities	$(3,664,165)	$1,152,690
Net cash provided by/(used in) investing activities	$(432,736)	$(106,050)
Net cash provided by/(used in) financing activities	$4,264,739	$(1,874,322)

Results of Operations

The following table sets forth our results of operations with line items in absolute amounts and as a percentage of our net revenues for the periods indicated:

Key Components of Results of Operations

Net Revenues

Net revenues consist of revenues from online promotion services, value-added services, and shared office rental and management. The following table sets forth a breakdown of our net revenues by type in absolute amounts and as a percentage of our net revenues for the periods indicated:

	For the years ended June 30
	2022	%	2021
Online Promotion revenue	$8,287,570	64.7%	$6,349,510	55.9%
Value-Added Services revenue	2,473,971	19.3%	2,875,697	25.3%
Shared office rental and management revenue	2,049,602	16%	2,141,110	18.8%
Total	$12,811,143	100%	$11,366,317	100%

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Online Promotion revenue. The majority of the Company’s revenue is derived from services provided to our seller users to promote their services to our buyer users. The Company recognizes the revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified services. The Company recognizes revenue when services are rendered. Most of the payments are made from sellers’ subscription payment. Therefore, the online promotion revenues are amortized over the subscription period on a straight line basis.

Value-Added Services revenue. The Company provides various value-added services to our users, such as bookkeeping services, tax filing services, IP application and registration services, and qualification certification services. The Company recognizes revenue when the service is performed. Revenues from value-added services are recognized on a gross basis, as the Company is responsible to provide the specified services, and it also has the discretion to set service fee charged to the customers.

Shared office rental and management revenue. The Company provides shared office space to startup companies or small companies, and it also provides property management services to these companies using shared office. The Company recognizes the revenues on a gross basis as the Company is acting as a principal in the rented offices and bears the full rental costs regardless whether the offices are sublet or not. The Company recognizes revenue when the shared space is sublet to these companies.

Cost of revenues

The following table sets forth a breakdown of our cost of revenues by type in absolute amounts and as a percentage of total cost of revenues for the periods indicated:

	For the years ended June 30
	2022	%	2021	%
Personnel-related costs	$2,156,099	28.8%	$2,127,337	32.1%
Cost for obtaining new customers	790,259	10.5%	840,097	12.7%
Rental cost and utility costs	1,537,562	20.5%	2,419,182	36.5%
Other costs	3,012,544	40.2%	1,233,107	18.6%
Total	$7,496,464	100%	$6,619,723	100%

Cost of revenue mainly consists of cost for (i) personnel-related costs for our services and support personnel, (ii) cost for obtaining new customers, (iii) rental cost and utility costs for shared offices, and (iv) other cost directly linked to the revenue, such as internet charges, government surcharges for registration.

Gross Profit

The following table sets forth of our gross profit and gross margin, for the periods indicated:

	For the years ended
	June 30,
	2022	2021
Total net revenue	$12,811,143	$11,366,317
Cost of revenue	$7,496,464	$6,619,723
Gross Profit	$5,314,679	$4,746,594
Gross Margin	$41.48%	$41.76%

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Operating expenses

The following table sets forth a breakdown of our operating costs and expenses both in absolute amounts and as a percentage of total operating expenses for the periods indicated:

	For the years ended June 30
	June 30,
	2022	%	2021	%
Selling Expenses	$4,305,293	47.0%	$2,680,090	47.1%
G&A Expenses	$2,849,518	31.1%	$2,774,983	48.7%
R&D Expense	$2,009,591	21.9%	$239,966	4.2%
Total Operating Expenses	$9,164,402		$5,695,039

Sales and marketing expenses. Sales and marketing expenses consist primarily of labor costs for sales personnel, and other miscellaneous selling expenses.

	For the years ended
	June 30,
	2022	%	2021	%
Labor expenses	$2,271,001	52.75%	$2,373,283	88.55%
Marketing expenses	$1,817,495	42.22%	$205,855	7.68%
Other Expenses	$216,797	5.04%	$100,972	3.77%
Total Selling Expenses	$4,305,293	100%	$2,680,090	100%

General and administrative expenses. General and administrative expenses consist primarily of labor costs for management and administrative personnel, professional service fees, real estate expenses (such as rental cost, utility cost, and office improvements costs), and other miscellaneous administrative expenses.

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	For the years ended
	June 30,
	2022	%	2021	%
Labor Expenses	$1,175,420	41.25%	$1,260,106	45.41%
Professional service fees	$882,374	30.97%	$172,286	6.21%
Real estate expenses	$389,099	13.65%	$1,002,598	36.13%
Other expenses	$402,626	14.13%	$339,993	12.25%
Total G&A Expenses	$2,849,518	100%	$2,774,983	100%

Research and development expenses. Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.

	For the years ended
	June 30,
	2022	%	2021	%
Labor Expenses	$-	0.00%	$-	0.00%
Material Cost	$2,826	0.14%	$164	0.07%
Equipment modification and lease fee	$83,537	4.16%	$115,833	48.27%
Utility cost	$34,279	1.71%	$28,032	11.68%
Travel expenses	$589	0.03%	$791	0.33%
Professional service fees	$8,733	0.43%	$26,123	10.89%
Rental cost	$102,447	5.10%	$3,387	1.41%
Depreciation expense	$4,204	0.21%	$62,686	26.12%
Amortization of intangible assets	$3,025	0.15%	$2,950	1.23%
Entrusted development cost	$1,754,753	87.32%	$-	0.00%
Conference Fees	$15,198	0.76%	$-	0.00%
Total R&D Expenses	$2,009,591	100%	$239,966	100.00%

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Other income (expense), net

Other income (expense), net consist primarily of subsidy income (for business incubator service and for research & development), interest income and expenses, other income and expenses (such as VAT preference and donation expenditure), and loss on disposal of property, plants and equipment.

	For the years ended
	June 30,
	2022	%	2021	%
Other Income	$20,109	4%	$1,198	0%
Other Expenses	$(45,282)	-10%	$(8,483)	-1%
Interest Income	$7,288	2%	$40,379	3%
Interest Expenses	$(75,879)	-17%	$-	0%
Subsidy income	$945,812	210%	$1,541,838	98%
Loss on disposal of property, plants and equipment	$(117,682)	-26%	$(184)	0%
Loss from disposals of subsidiaries	$(285,020)	-63%	$-	0%
Total Other Income (Expense)	$449,346	100%	$1,574,748	100%

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017, which introduces the two-tiered profits tax rates regime. The bill was signed into law on March 28, 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax of the qualifying group entity is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

EPWK HOLDINGS LIMITED was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

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China

Under the PRC Enterprise Income Tax Law effective from January 1, 2008, our PRC subsidiaries, are subject to the statutory rate of 25%, subject to preferential tax treatments available to qualified enterprises in certain encouraged sectors of the economy.

The income tax provision consists of the following components:

	For the years ended June 30,
	2022	2021
Current income tax expenses	5,542	2,467
Deferred income tax benefit	-	-
Total income tax expense	$5,542	$2,467

As of June 30, 2022 and 2021, the Company had net operating loss carryforwards of approximately US$16,580,483 and US$13,174,564, respectively, which arose from the Company’s subsidiaries, VIE and the VIE’s subsidiaries established in the PRC. As of June 30, 2022 and 2021, deferred tax assets from the net operating loss carryforwards amounted to nil and US$3,293,641, respectively, and the Company has provided a valuation allowance as it has concluded that it is more likely than not that these net operating losses would not be utilized in the next 5 years.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amounts and as percentages of our total revenues.

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	For the years ended
	June 30,
	2022	%	2021	%
Revenue
Online Promotion revenue	$8,287,570	65%	$6,349,510	56%
Value-Added Services revenue	$2,473,971	16%	$2,875,697	25%
Shared office rental and management revenue	$2,049,602	16%	$2,141,110	19%
Total revenue	$12,811,143	100%	$11,366,317	100%
Cost of revenue	$7,496,464	59%	$6,619,723	58%
Gross profit	$5,314,679	41%	$4,746,594	42%
Operating Expenses
Sales and marketing	$4,305,293	34%	$2,680,090	24%
General and administrative	$2,849,518	22%	$2,774,983	24%
Research and development	$2,009,591	16%	$239,966	2%
Total Operating expenses	$9,164,402	72%	$5,695,039	50%
Operating Income/(loss)	$(3,849,723)	-30%	$(948,445)	-8%
Other (income) expenses, net	$449,346	4%	$1,574,748	14%
Income (loss) before income taxes	$(3,400,377)	-27%	$626,303	6%
Income tax benefit (provision)	$(5,542)	0%	$(2,467)	0%
Net income (loss)	$(3,405,919)	-27%	$623,836	5%

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Year Ended June 30, 2022 Compared to Year Ended June 30, 2021

Net revenues

Our net revenues increased by 12.71% from US$11.4 million in 2021 to US$12.8 million in 2022, primarily because our online promotion revenue has increased by US$1.9 million or 30.53% from US$6.35 million in 2021 to US$8.29 million in 2022 due to the increase of the demand of online promotion service.

Cost of revenues, gross profit and gross profit margin

Our cost of revenues increased by 13.24% from US6.62 million in 2021 to US$7.50 million in 2022, primarily attribute to the other cost for value-added service has increased by US$1.78 million or 144.31%, and offset by around US$0.9 million decrease of rental cost.

Our gross profit keeps stable and increased by 11.97% from US$4.75 million in 2021 to US$3.23 million in 2022. Our gross profit margin was 41.48% in 2022 and 41.76% in 2021.

Operating expenses

Sales and marketing expenses. Our sales and marketing expenses in total increased by US$1.63 million from US$2.68 million in 2021 to US$4.31 million in 2022, primarily because the marketing expenses for obtaining new customers increased US$1.6 million.

General and administrative expenses. Our general and administrative expenses remained relatively stable and only increased by 2.69% from US$2.77 million in 2021 to US$2.85 million in 2022.

Research and development expense. Our research and development expenses increased by US$1.77 million from US$0.24 million in 2021 to US$2.01 million in 2022, primarily due to the entrusted development cost for network system upgrade increased from nil in 2021 to US$1.49 million in 2022.

Other (income) expenses, net

Total other income decreased by 71.47% or US$1.12 million from US$1.57 million in 2021 to US$0.45 million in 2022. Primarily due to the decrease of subsidy income in amount of US$0.6 million or 38.66% and loss of disposal of property and subsidiaries in amount of totally US$0.4 million.

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Income/Loss before income tax

Our income before income tax was US$0.63 million in 2021 and our loss before income tax was US$3.40 million in 2022.

Net income/loss

As a result of the foregoing, our net income was US$0.62 million in 2021 and net loss US$3.41 million in 2022.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended June 30,
	2022	2021
Net cash provided by/(used in) operating activities	$(3,664,165)	$1,152,690
Net cash provided by/(used in) investing activities	$(432,736)	$(106,050)
Net cash provided by/(used in) financing activities	$4,264,739	$(1,874,322)

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To date, we have financed our operations and capital expenditures primarily through bank loans, and utilization of cash generated from operations in the period in which we generated cash flows from operations.

We had cash and cash equivalents and restricted cash of US$0.57 million and US$0.71 million as of June 30, 2021 and 2022, respectively.

As of June 30, 2022, all of our cash and cash equivalents were held in China and all were denominated in Renminbi. As of June 30, 2022, all of our cash and cash equivalents were held by the VIE and its subsidiaries.

Substantially all of our net revenues have been, and we expect will likely to continue to be, denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Operating activities

Net cash provided by operating activities primarily comprises our net profit, depreciation & amortization, contract liabilities, advance to suppliers, operating lease right of use assets and liabilities, etc.

For the year ended June 30, 2022, net cash used in operating activities was US$3.66 million, which was primarily attributed to the net loss of US$3.4 million.

For the year ended June 30, 2021, net cash provided by operating activities was US$ 1.15 million, which was primarily attributed to net profit US$0.62 million, depreciation & amortization US$1million, changes in contract liabilities US$-0.8 million, changes in advance to suppliers US$0.15 million.

The difference between the two years was the decrease of net cash in the amount of US$4.82 million, primarily due to net income has decreased US$4 million from net income of US$0.62 million in 2021 to net loss US$3.4 million in 2022.

Investing activities

For the year ended June 30,2022, net cash used in investing activities was US$432,736, which was attributed to US$386,871 used for purchase fix assets and leasehold improvements, US$61,962 used for acquisitions of method investees. Loss from disposals of subsidiaries was US$10,392 and proceeds from disposal of property and equipment was US$26,489.

For the year ended June 30, 2021, net cash used in investing activities was US$ 0.11 million, which was attributed to US$111,185 cash used for office improvements.

The net cash used in investing activities in the two years increased by the amount of US$326,686, or 308%, primarily due to the increased purchase of fixed assets and leasehold improvements in the amount of US$275,686.

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Financing activities

For the year ended June 30, 2022, net cash provided by financing activities was US$4.26 million. Proceeds from related parties was US$2.37 million and proceeds from bank loans was US$1.89 million.

For the year ended June 30, 2021, net cash used in financing activities was US$1.87 million, which primarily comprised of US$2.33 million loan to the related parties, partial payment of advertising and other professional services, and US$0.45 million bank loan proceeds.

The difference between the two years is in the amount of US$6.1 million, and is primarily attributed to proceeds from related parties increased US$4.7 million and related party receivable are almost pay back.

Contractual Obligations

We had various outstanding bank loans of approximately $2.27 million as of June 30, 2022, and $0.46 million as of June 30, 2021, respectively. We have also entered into non-cancellable operating lease agreements for several offices and operating facilities. The leases are expiring through 2029.

The following table sets forth our contractual obligations and commercial commitments as of June 30, 2022:

		Payment Due by Period
	Total	Less than 1 Year	2 – 3 Years	4 – 5 Years	More than 5 Years
Operating lease arrangements	$5,616,332	$1,046,106	$1,851,783	$1,475,180	$1,243,263
Bank loans	$2,273,265	$1,632,951	$640,314	-	-
Total	$7,889,597	$2,679,057	$2,492,097	$1,475,180	$1,243,263

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Going Concern

As of June 30, 2022, the Company had an accumulated deficit of $16,580,483. Losses have principally occurred as a result of the substantial expenses for professional fees as part of the Company’s capital market strategy which have been accounted for as general and administrative expenses. Additionally, the Company has invested in two areas: 1.) research and development of its technology platform, and 2.) personnel and resources to generate increased future revenues. Both of the expenditures have been accounted for as cost of sales. Our cash balance and revenues generated are not currently sufficient and cannot be projected to cover operating expenses and meet our obligations as they become due for the next twelve months. These factors raise substantial doubt about our ability to continue as a going concern.

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Our management’s plan to alleviate the substantial doubt about our ability to continue as a going concern include: 1. take actions for business optimization, service category expansion and other measures to improve the revenue of our business process; 2. keep controlling and lowering various costs and; 3. expand financing channels and scale to increase operating capital.

Given that we will take measures as stated in the above management plan, the cash flows are sufficient to cover the costs of the loans from related parties and such financing would not impact on our ability to continue as a going concern.

Critical Accounting Policies, Judgments and Estimates

We have identified certain accounting policies, judgments, and estimates that are significant to the preparation of our historical financial information in accordance with the U.S. GAAP. Our significant accounting policies, which are important for an understanding of our financial position and results of operations, are set forth in detail in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

Some of our accounting policies require us to apply estimates and assumptions as well as complex judgments relating to accounting items. The estimates and assumptions that we use and the judgments that we make in applying our accounting policies have a significant impact on our financial position and results of operations. Actual results could differ from those estimates. Our management continually evaluates such estimates, assumptions, and judgments based on past experience and other factors, including industry practices and expectations of future events that we believe to be reasonable under the circumstances. There has not been any material deviation between our management’s estimates or assumptions and actual results, and we have not made any material changes to these estimates or assumptions for the year ended June 30, 2022 and 2021. We do not expect any material changes in these estimates and assumptions in the foreseeable future. Our critical accounting judgments and estimates that were used in the preparation of our historical financial information are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

(a)	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE and its VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets (including goodwill), valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses and fair value of assets and liabilities acquired in business combination. Actual results could differ from those estimates.

(c)	Fair Value Measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

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•          Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•          Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•          Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.

(d)	Operating leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are our (i) lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules and (ii) lack of financial reporting policies and procedures that are commensurate with U.S. GAAP and SEC reporting requirements.

We are in the process of implementing a number of measures to address these material weaknesses identified, including: (i) hiring additional accounting and financial reporting personnel with U.S. GAAP and SEC reporting experience, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, and SEC rules and regulations, (iii) developing, communicating and implementing an accounting policy manual for our accounting and financial reporting personnel for recurring transactions and period-end closing processes, and (iv) establishing controls to identify non-recurring and complex transactions to ensure the accuracy and completeness of our company’s consolidated financial statements and related disclosures.

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The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors – Risks Relating to this Offering and Our Ordinary Shares – Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

.”

Holding Company Structure

EPWK Holdings Ltd. is a holding company with no material operations of its own. We conduct our operations through our PRC subsidiaries and EPWK VIE in China, and our revenues are derived from EPWK VIE and its subsidiaries. As a result, our ability to pay dividends depends significantly upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under the PRC law, each of our subsidiaries and EPWK VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries and EPWK VIE in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

To date, inflation in China has not materially affected our results of operations. According to the PRC National Bureau of Statistics, the year-over-year percentage changes in the consumer price index for 2019, 2020, and 2021 were increases of 4.5%, 0.2%, and 0.9% respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future. For example, certain operating expenses, such as employee compensation and rental and related expenses for office may increase as a result of higher inflation. Additionally, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Quantitative and Qualitative Disclosure about Market Risk

Risks in relation to the VIE structure

We believe that the contractual arrangements with EPWK VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could cause the relevant regulatory authorities to find the current contractual agreements and businesses to be in violation of any existing or future PRC laws or regulations. If we, EPWK WFOE or any of our current or future VIE are found in violation of any existing or future laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, which may include, but not limited to, revocation of business and operating licenses, being required to discontinue or restrict its business operations, restriction of the our right to collect revenues, being required to restructure its operations, imposition of additional conditions or requirements with which we may not be able to comply, or other regulatory or enforcement actions against us that could be harmful to its business. The imposition of any of these or other penalties may result in a material and adverse effect on our ability to conduct its business. In addition, if the imposition of any of these penalties causes us to lose the rights to direct the activities of EPWK VIE or the right to receive their economic benefits, we would no longer be able to consolidate EPWK VIE.

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In addition, if EPWK VIE or the nominee shareholders fail to perform their obligations under the contractual agreements, we may have to incur substantial costs and expend resources to enforce our rights under the contracts. We may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. All of the contractual agreements are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. In the event that we are unable to enforce the contractual agreements, we may not be able to exert effective control over the VIE through WFOE, and our ability to conduct its business may be negatively affected.

Concentrations and Credit Risk

Certain financial instruments, which subject us to concentration of credit risk, consist of cash and restricted cash. We have cash balances at financial institutions located in PRC. Since March 31, 2015, balances at financial institutions and state-owned banks within the PRC are covered by insurance up to RMB500,000 (US$79,600) per bank. As of June 30, 2021 and 2022, we had deposits totaling US$451,646 and US$696,307 that were covered by such limited insurance, respectively. Any balance over US$79,600 per bank in PRC will not be covered. To date, we have not experienced any losses in such accounts.

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For the years ended June 30, 2022 and 2021, no single customer represents 10% or more of the Company’s total revenue.

The Company’s accounts receivable was not material as of June 30,2021. The following table sets forth a summary of single customer who represent 10% or more of the Company's total accounts receivable as of June 30, 2022.

	For the years ended June 30,
	2022	2021
Percentage of the Company’s accounts receivable
Customer A	45%	*
Customer B	19%	*
Customer C	19%	*

The Company's accounts payable are not material as of June 30, 2021 and 2022.

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:

	For the years ended June 30,
	2022	2021
Percentage of the Company’s purchase
Supplier A	*	13%
Supplier B	11%	*
Supplier C	11%	*

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total advance to suppliers:

	As of June 30,
	2022	2021
Percentage of the Company’s advance to
Supplier D	*	51%
Supplier E	*	13%
Supplier F	31%	*
Supplier G	15%	*
Supplier H	11%	*
Supplier I	11%	*

*        represent percentage less than 10%

For the fiscal year ended June 30,2022, two suppliers accounted for 11% of our total purchases, one was for advertising service and the other was for rental cost. One supplier accounted for 31% of our total purchase for talent training service. One supplier accounted for 15% for electricity bill. Two suppliers accounted 11%, one was for software service and the other was for prepaid gasoline fee.

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For the fiscal year ended June 30, 2021, one supplier accounted for 13% of our total purchases, which is the leasor of our offices. One supplier accounted for more than 51% of total accounts payable and one supplier accounted for more than 13%, for the property management and software development, respectively.

For the fiscal year ended June 30, 2022, no customer accounted for more than 10% of our total sales and three customers accounted more than 10% of total accounts receivable. For the fiscal year ended June 30, 2021, no customer accounted for more than 10% of our total sales or more than 10% of total accounts receivable.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2(x) of our consolidated financial statements included elsewhere in this prospectus.

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INDUSTRY

OVERVIEW OF CHINA CROWDSOURCING PLATFORM MARKET

The term crowdsourcing relates to the expansion of outsourcing activity. It can be defined as an internet enabled approach in which companies tap into the collective intelligence of individuals outside their organization to resolve technical problems. Accordingly, crowdsourcing is an online, distributed problem solving and production model.

Crowdsourcing works in the following way. A firm identifies a task or group of tasks that is currently being conducted in house. Rather than continue to perform this activity within the firm, the tasks are released to a crowd of outsiders (or Witkeys) who are invited to perform the task on the firm’s behalf for a stipulated fee. A member of the crowd then offers to undertake the task and a specific time allowance will be given for the task to be completed. When the task is done, the member will submit the task to the firm and the firm will then assess the quality of the work and if satisfied will make payment to the member.

There are a variety of specific methods that crowdsourcing processes can take, including creative production, broadcast search, knowledge management and distributed human intelligence tasking. While many methods of utilizing crowdsourcing are focused on microtasks, or small, repetitive tasks such as interpreting, handwriting or street signs, crowdsourcing presents a promising future in helping businesses think about solving some of their most complex problems.

Source: Frost & Sullivan

Category of Crowdsourcing Platform

The crowdsourcing platform provides individuals and firms with new ways of employment. Crowdsourcing platforms can be divided into two categories based on the types of services provided: comprehensive crowdsourcing platforms and vertical crowdsourcing platforms.

The comprehensive crowdsourcing platform is all-encompassing and can meet the needs of all users at one stop. In addition, there is generally a wide range of buyer resources and various types of skilled sellers available on the platform.

The vertical crowdsourcing platform focuses on specific industries and fields, and its ability to accumulate users is less effective than the comprehensive crowdsourcing platform. However, its focus and professionalism can provide consumer products that are more in line with specific groups of people, meet the specific needs of users in a certain field, and can easily provide refined services in vertical market segments.

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Business Model of Crowdsourcing Platform

Crowdsourcing platform serves as a link by providing task receiving and task publishing services for individuals and companies, respectively. Crowdsourcing platform generally obtains profit through value-added services such as seller-paid promotions (Task on Top), which increase the exposure of promoted tasks and services on the platform to attract buyers, and VIP stores that enjoy speedy buyer-seller matching, brand promotion and special store decorations. It may also benefit from the transaction process by charging commissions, which account for a not high proportion of revenue in most platforms. Different crowdsourcing platforms adopt different profit structures based on their business needs.

 Source: Frost & Sullivan

Some popular crowdsourcing tasks are operated by the platform. Among them, intellectual property services that are highly associated with the design task have formed a relatively large scale. Derivative services focus on the front end and back-end processes of the tasks required by companies and provide comprehensive solutions. For example, intellectual property services such as trademark registration and copyright application have been generated based on logo design tasks.

The crowdsourcing platform-based makerspace as a community is specifically developed for Witkey groups from the traditional makerspace, helps them quickly start or expand their crowdsourcing business under professional training and guidance provide by the crowdsourcing platform. In the community, Witkey can achieve rapid growth by ways such as sharing ideas and business experience. On the other hand, the crowdsourcing platform itself will benefit from the unique model through the development of more professional and experienced Witkey.

Market Size of China Crowdsourcing Platform Market

Crowdsourcing is an online method for realization of the sharing economy. Crowdsourcing platform is considered as an important approach to achieve shared economy.

Shared economy refers to the sum of economic activities that use modern information technologies such as Internet to integrate massive and decentralized resources in order to meet diversified societal needs, with the sharing of rights of use as its major feature. Measured in terms of total transaction value occurred in the form of shared economy, its overall scale has experienced growth, driven by the development of internet technologies and recognizable market demand. As a sum of these kind of economic activities, it has triggered shared economy transaction value to increase to USD542.6 billion in 2016. However, further being influenced by national adjustment of economy structure, the overall scale decreased to USD322.5 billion in 2017. In the following three years, shared economy scale has increased from USD455.8 billion in 2018 to USD559.7 billion in 2021, with an overall compound annual growth rate (“CAGR”) of 14.8%.

In the near future, affected by factors such as the positive influence of COVID-19 outbreak on adoption of diversified economy, industry regulation and integration, as well as further development of internet technologies and 5G technologies, the scale of share economy is anticipated to further boost up. The overall transaction value will be increase to USD646.0 billion in 2026, representing a CAGR of 3.3%.

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Source: National Information Centre for Shared Economy Research, Frost & Sullivan

In the market scale of shared economy market, life services, production capacity and knowledge and skills are the most commonly applied sub-sectors. Shared economy can be achieved through services provided online or offline, and crowdsourcing platform is categorized as an online approach to achieve shared economy.

The overall employment situation is stable, which is benefited from the development of the sharing economy to provide many flexible jobs as well as residents’ increasing engagement in new forms of employment. It has been further broadening employment channels and enhancing employment flexibility. The number of sharing economy participants in China will be about 830 million in 2021, and the employed personnel on shared economy platform will reach 6.5 million.

Source: National Information Centre for Shared Economy Research, Frost & Sullivan

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Based upon the market segmentation of China’s shared economy, the three major categories that has contributed greatly are life service, production capacity, and knowledge and skills with a proportion of 46.4%, 33.5% and 12.3%, respectively. As such, the scale for each of these sub-segments of shared economy are USD1,711.8 billion, USD1,236.8 billion and USD454.0 billion, respectively. Among all three major segment, knowledge and skills sector has experienced noticeable growth and is anticipated as with great growth potential due to the significant market demand.

Source: National Information Centre for Shared Economy Research, Frost & Sullivan

Knowledge and skills have served as one of the maturely developed sectors of online crowdsourcing platforms, and its market size in 2021 has reached to USD70.4 billion. As a major sub-sector in shared economy industry, the segment of knowledge and skills has experienced rapid growth in the past five years, primarily based upon the growing market demand toward transferring of knowledge and skills in the form of shared societal resources. As a result, the scale of knowledge and skill sector, measured in total transaction value occurred, has increased from USD21.4 billion in 2017 to USD70.4 billion in 2021, representing a CAGR of 34.6%. In 2021, the number of newly registered market entities nationwide was 28.9 million with an annual increase of 15.4%.

Since the drastic growth in the past five years is contributed by the rapid development of shared economy model in 2017. Driven by the same factor, however, as the scale of development for knowledge and skill sector will gradually reaching its mature level, it is anticipated that the sector growth speed will slow down to a CAGR of 6.1% from 2022 to 2026, and eventually reaching USD105.8 billion in 2026.

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At present, the penetration rate of the online crowdsourcing market is relatively low, and the market is mainly concentrated in specific fields such as creative design and software development. The market size of China’s crowdsourcing platform market focusing on creative design and software development only, in terms of GMV reached USD 2.4 billion in 2021.

Currently, the number of entrepreneurs in China is growing exponentially. According to Chinese State Administration for Market Regulation, China's registered market entities totaled 161 million at the end of June, up 4.4 percent from 2021. Among all the entities, 50.39 million are businesses and 107.94 million are self-employed individuals. These self-employed individuals and SMEs usually have a lot of needs in design, development, copywriting, marketing, writing, and corporate services. With limited funds and more restrictions in terms of cost, they tend to find solutions to meet their needs through crowdsourcing platforms. In 2021, the number of newly registered market entities nationwide was 28.9 million with an annual increase of 15.4%. Entrepreneurs, many of them are people with creative design, software development and other related skills, are in urgent need to acquire and expand business in a short time and are more willing to explore their market opportunities through crowdsourcing platform for its industry-focusing and accurate customer resources.

With the gradual control of the epidemic, the fast growing market entities and the rapid development of the sharing economy, the market size of crowdsourcing platform market regarding creative design and software development only is expected to return to the track of rapid growth, increasing from USD 2.9 billion in 2022 to USD 22.5 billion in 2026 at a CAGR of 66.9%.

Source: Frost & Sullivan

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Drivers of China Crowdsourcing Platform Market

According to Frost & Sullivan, the development trends of the crowdsourcing platform market in China are:

Supportive Policy Environment. The government's policy support on the digital economy, flexible employment, and entrepreneurship and innovation facilitates the growth of the crowdsourcing industry in China. In the 2010s, China’s State Council introduced the concepts of “Mass Entrepreneurship and Innovation” and “ Internet+”. Based on these two concepts, the government proposed to accelerate the development of crowdsourcing. In recent years, the government has emphasized the importance of crowdsourcing in facilitating digitization of industry, and relevant policies have also encouraged development of digital flexible employment.

Technology Development. The development of technology provides the foundation for the creation and evolution of crowdsourcing platforms. The Internet driven sharing economy and platform economy have driven the first wave of crowdsourcing. In the first wave of crowdsourcing platforms, companies like Zhubajie and EPWK were born in the Chinese market. The new technologies, such as 5G, IoT and cloud computing, will drive the crowdsourcing industry into the 2.0 era.

Job Search Difficulties Generating New Market Opportunities. Job search difficulties expand the size of the supply side of crowdsourcing services, which drives the development of crowdsourcing. The total number of university graduates in 2021 has reached more than 9.09 million, with an increase of 350 thousand year on year. In the context of COVID-19, the future of the job market will face more challenges, which potentially promotes the development of China’s crowdsourcing platform market. Besides, due to the global economic downturn, layoffs in some companies have also increased the size of the unemployed population. Thus, there will be more graduates seek for job or start their own start-up business through crowdsourcing platforms.

Downstream Demand. The development of downstream companies in the supply chain increases the need for crowdsourcing platforms. Firstly, the demand for crowdsourcing platforms comes from the pain points of enterprise employment: high rigid labor costs, relatively high employment risks, heavy social insurance and personal tax burdens, and high staff management costs. Secondly, talent shortage after the epidemic and the development of China’s “Industrial Internet” increases companies demand for labor. In addition, the Chinese people's concept of work and life has undergone great changes, which also provides the possibility for the expansion of the crowdsourcing market. In the future, companies in China may have more demands for crowdsourcing.

Development Trends of China Crowdsourcing Platform Market as Identified by Frost & Sullivan

According to Frost & Sullivan, the development trends of China crowdsourcing platform market are:

Better Development of Comprehensive Platforms. As crowdsourcing tasks become more diversified and complicated, the business scope of crowdsourcing platforms will correspondingly become more extensive. Compared with other types of crowdsourcing platforms, comprehensive crowdsourcing platforms will accumulate more obvious advantages with attracting more participants.

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More Professional Participants. Participants in sharing have become more and more professional as more highly educated talents participate in crowdsourcing. On the other hand, the increasing number of participants switching from part-time to full-time will further promote the professionalization of the crowdsourcing platform. It is also a tendency that Witkeys start to serve as a group or even set up a partnership company in the platform.

Expanded and Optimized Service.

•	Move to high-end: Although crowdsourcing platforms in China have grown rapidly in recent years, they are still dominated by the low-end job market. The future trend of crowdsourcing will extend to more complex technical and professional work, such as programmer, accountant and lawyer, etc.

•	Expand service scope: On the one hand, the “Industrial Internet” will bring new business models and opportunities, which will drive a new round of crowdsourcing development. On the other hand, the growth of the “Gig Economy” will also expand the scope of crowdsourcing services.

Greater Acceptance of Online Crowdsourcing. In China, with the gradual acceleration of the development of crowdsourcing, the recognition of crowdsourcing by enterprises continues to rise. In addition to small and medium-sized enterprises, some large enterprises have also begun to choose to complete some projects through crowdsourcing.

COMPETITIVE LANDSCAPE

With the support of government policies and the increasing needs of enterprises, the crowdsourcing platform market in China has significant room for development. According to Frost & Sullivan, in the first half of 2022, the four largest market players in this industry accounted for 54.6% of market share in terms of GMV, and EPWK VIE ranked No. 2 with a market share of 17.7%.

Source: Frost & Sullivan

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BUSINESS

Business Overview

Our mission is to add value to our users in both service supply and demand sides. We create an innovative and efficient cloud sourcing platform to connect businesses with great talents.

We operate the second largest online marketplace according to the F&S report as measured by GMV to enable businesses (buyers) and service providers (sellers) to find each other. During the past three years from 2019 to 2021, on our marketplace platform, we enabled US$ 804 million of gross merchandise volume, or GMV. In 2019, we enabled US$210 million of GMV across 600,000 projects. In 2020, we enabled US$ 254 million of GMV across 0.7 million projects. In 2021, we enabled US$340 million of GMV across 0.9 million projects.

Our marketplace platform www.epwk.com was launched in 2011 and we have achieved significant growth ever since our inception. Our platform users are both buyers who seek talents for their jobs and sellers who offer different talents and skills. We currently have over 23 million registered users and offer an expansive catalog to provide diversified services to businesses of all sizes. Our average annual active users, or AAU is 10.13 million. Our GMV increased by 33.5% from US$ 254 million in 2020 to US$ 340 million in 2021.

Industry Opportunities

We believe we can capture industry opportunities.

Great potential in the shared economy. According to the Report on the Development of Sharing Economy in China (2021) published by the State Information Center, the scale of China's shared economy market was estimated at US$ 498 billion (RMB 3,377.3 billion) in 2020, representing an annual growth rate of approximately 2.9%. Based upon the market segmentation of China’s shared economy, the three major categories that has contributed greatly to the growth are life services, production capacity, and knowledge and skills with a proportion of 47.9%, 32.1% and 11.9%, respectively. As such, the scale for each of these sub segments of shared economy are US$ 234 billion (RMB 1,617.5 billion), US$ 157 billion (RMB 1,084.8 billion) and US$ 58 billion (RMB 401 billion), respectively. Among all three major segment, knowledge and skills sector has experienced noticeable growth and is anticipated as with great growth potential due to the significant market demand.

Increasing demand for crowdsourcing platform services by a growing number of SMEs. In recent years, the number of small, medium and micro enterprises (SMEs) in China has grown rapidly. SMEs usually have a lot of needs in design, development, copywriting, marketing, writing, corporate services, etc. As SMEs have limited funds and are subject to more restrictions in terms of cost, they tend to find solutions to meet their needs through crowdsourcing platforms. Therefore, the market size of China’s crowdsourcing platform market has continued to grow and reached US$ 222 million (RMB 1,531.4 million) in 2019. However, as the industry was negatively affected by COVID-19 in 2020 its market size dropped US$ 165 million (RMB 1,136.1 million). As the epidemic is gradually under control, the market size is expected to return to the track of rapid growth, increasing from US$ 242 million (RMB 1,563.5 million) in 2021 to US$ 656 million (RMB 4,233.6 million) in 2025 at a CAGR of 28.3%.

Our Platform

We connect buyers who seek talents for their jobs and sellers who offer different talents and skills in an efficient and seamless manner through our website www.epwk.com, which together with our mobile apps and WeChat mini programs create a vibrant network. We are focused on enhancing user experience by delivering efficient, trustworthy and convenient experience to users in searching for and contracting with each other.

Our Buyers

Our buyers include mini, small, and medium sized businesses from various industries. The sizes of the buyers go from small shop to companies with approximately US$ 23 million (RMB 150 million) revenue. As of December 31, 2021, our service covers more than 2,800 cities and counties with approximately 7.67 million active buyers.

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Our Services to Buyers

•	Access to an expansive catalog of services. Our catalog has 7 categories with over 300 items covering logo design, animation design, industrial design, website development, software development, copywrite planning, marketing promotion, decoration design and more.
•	Access to a diverse pool of sellers. We provide online and mobile access to 15.33 million sellers with a broad set of skills. Through our website and mobile apps, buyers can publish their jobs free, easily connect with these talents and get a broad range of services executed quickly and efficiently.
•	Reliable customer service. We focus on providing quality customer service to assist our buyers in contracting, delivery, payment and dispute resolution.
•	Access to online design sharing database. Our design sharing database kubeijie.com provides design licensing and digital copyright protection services. It collects creative works of many designers in China and buyers can access the platform to search creative materials for commercial use. The platform has two major databases: Gallery Center and Yipin Font Library. The Gallery Center contains searchable cartoon images, illustrations, artistic textures, pattern elements and other creative materials to be licensed or purchased. Yipin Font Library provides free downloadable fonts and specialized fonts at different price levels.
•	AI-powered online tools. Our AI-powered online tools at xwzn.cn enable our buyers to generate customized business names and logos instantly based on industries, geographic locations, brand preferences, keywords and other values. Names and logos are automatically screened for trademark conflicts and are evaluated for registrability.
•	IP registration and management services. We provide our buyers with general intellectual property services, including trademark registration, copyright registration, patent applications, trademark transactions, patent transactions. Buyers have access to use our IP database to search their work against registered trademarks, copyrights and patents and prevent any infringement before any commercial use. Furthermore, when buyers get their tasks fulfilled on our platform, we assist them with IP registration both domestically and internationally.
•

Other value-added services. We provide our corporate users with business certification service approved by CNCA (Certification and Accreditation Administration of the People’s Republic of China). The services cover intellectual property management system (IPMS) certification, quality and environmental system certification, environmental management system certification, occupational health and safety management system certification, service certification, corporate integrity management system certification, and social responsibility management system certification. We also assist our corporate users with business registration and compliance filings, bookkeeping and tax filings and license applications.

Our Sellers

Our sellers range from student artists and professional designers, part-time freelancers, to mini, small and medium sized businesses with different talents, skills and services to offer. As of December 31, 2021, we had 15.33 million sellers on our platform.

As shown in the image above, a seller who wishes to post services and products on the platform must apply to open an online store in addition to accepting all the required platform agreements. The platform will review the seller’s application to ensure the applicant and the proposed online store satisfy all the legal and compliance requirements. Once the application is approved, a seller has the option to upgrade the online store to one of the VIP stores. Unlike the free online store with limited exposure to buyers and is subject to platform commission when providing services and products, the VIP store enjoys various exclusive privileges that result in more exposure on the platform and does not need to pay commission to the platform.

Our Benefits to Sellers

•	Access to clients with different needs. Our marketplace platform provides sellers access to quality clients and rewarding projects. With 7.67 million active buyers, we enable sellers to focus on what they do best and find clients outside of their local geography.
•	AI-powered online tools. Our AI-powered online tools at xwzn.cn enable our sellers to generate logo ideas and provide inspiration to sellers. Logos are automatically screened for trademark conflicts to prevent infringement.
•	Access to online design sharing database. Our design sharing database kubeijie.com provides a platform for sellers to share and trade their creative works. Sellers may license or sell their works to buyers or other sellers.
•	Reliable customer service. We focus on providing quality customer service to assist our sellers in contracting, IP protection, delivery, payment and dispute resolution. We work with third-party banks to collect the funds from the buyer at the time of purchase and timely release them to the seller upon project completion.

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•	IP registration and management services. We provide our sellers with general intellectual property services, including trademark registration, copyright registration, patent applications, trademark transactions, patent transactions. Sellers have access to use our IP database to search their work against registered trademarks, copyrights and patents and prevent any infringement before any commercial use.
•	Business support services. We assist sellers to manage all of the administrative aspects of their business from shared office space and management, company name selection, business registration, logo design to website construction, product packaging, marketing, bookkeeping and tax filing.

Our Strengths

Second Largest Online Marketplace

We operate the second largest online marketplace in China according to the F&S report that enables buyers to find and work with highly-skilled sellers as measured by GMV. Today, our platform provides buyers with access to highly-skilled sellers for over 300 items in 7 categories. In the past three years from 2019 to 2021, our platform enabled US$ 804 million (RMB 5.39 billion) of GMV generated from 2.23 billion projects in over 2,800 cities and counties. We have over 7.67 million buyers that spent over US$ 340 million (RMB 2.19 billion) on our platform in 2021. We believe our size and scale demonstrate the effectiveness of our platform in connecting businesses with nationwide talent.

Trusted Platform for Buyers and Sellers

We believe our ability to foster trust and credibility on our platform drives growth and differentiates us. Our skilled team uses a combination of the latest technology, data science, and product features to make our platform a trusted online marketplace to get work done. Since inception, EPWK VIE has obtained 5 patents through technological innovation and established a comprehensive service platform by deploying a user evaluation system, a seller ranking system, and data security products. EPWK VIE has created a comfortable service experience for all users while ensuring the security of user information and transactions.

Specifically, EPWK VIE has introduced Node.js + Vue in the front-end to speed up server-side rendering for faster loading and unified mental model and better SEO. Additionally, EPWK VIE uses Golang to reconstruct the business logic of services with large internet traffic to provides powerful service at lower cost to support EPWK VIE platform, which needs to work under high pressure caused by large internet traffic. In terms of operation and maintenance, EPWK VIE established a one-stop operation and maintenance monitoring scheme based on big data and Prometheus & Grafana to monitor, locate, and resolve operating problems. The platform also relies on Kubernetes to optimize operation ability and allocate operating tasks, which solves problems such as insufficient resources, unreasonable task allocation, and system deadlock, and improves computing efficiency.

Based on the above latest technologies, combined with two patented algorithms and bilateral data analysis, the platform is more accurate and efficient in making service recommendation and matching buyers and sellers. At the same time, sellers are able to synchronize buyer information to the CRM for effective service management.

We also provide contracting, delivery and payment services and dispute resolution to guarantee smooth transactions between buyers and sellers. We work with Xiamen International Bank to hold and release funds securely, enabling mutual trust and timely payments. Our feedback system provides us with sufficient data to select qualified sellers with consistent performance and delivery and get rid of underperforming sellers. The feedback system also enables sellers to build their business reputation by establishing professional visibility and long-term credibility. We also have a dispute resolution team consisting of well-respected designers or developers and internal staff to assist disputed parties to reach settlement amicably and efficiently. In the event no settlement can be reached, we may notify the third party escrow to freeze the fund and release only until a court order is issued. The escrow account currently holds US$ 90,806 (RMB 600,8319), which is typical for our operations.

Strong R&D Capabilities

We have independent R&D and technology teams to build and maintain our websites and mobile app, develop new products and features. Our teams have expansive experience in demand insight, product creativity and technology implementation for crowdsourcing platform products. They ensure continuous problem-solving and upgrading of our platform and enable AI-based data analytics to allow us to personalize experiences for both buyers and sellers.

Technology Capabilities for Accurate Matching

Our multidimensional data insights, powerful AI algorithm and big data capacity enable us to effectively process the data and continuously improve our matching accuracy and efficiency. Our algorithm picks up features and preferences demonstrated through buyers’ published jobs and sellers’ professional profiles. Our platform processes these features and refine our matching to enable talents to find the right opportunities.

Powerful Network Effects

We have heavily invested in building a robust platform with features and functionalities that are necessary to connect buyers and sellers at scale. We believe our platform provides a strong value proposition for both sides of our marketplace and our scale creates powerful network effects that strengthen our competitive differentiation. After more than ten years of operation, we have accumulated a large number of users with a good repurchase rate. We have been able to maintain an annual growth rate of about 30% from 2015 to 2019 before the outbreak of Covid-19. We currently have over 23 million registered users. As a result, we have been able to scale our business and our community of users.

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Business Model with Strong Retention Metrics

The growth in our marketplace is driven by long-term and recurring use of our platform by buyers and sellers, which leads to increased revenue for us. Unlike most commission-only based marketplace platforms, our platform is commission-free with all project service fees go to the sellers. We have built a tiered membership system to allow sellers to choose what benefits appeal to them and, consequently, what they are willing to pay for such benefits. It provides flexibility to meet personalized needs and increase user engagement. We have over 10,000 paid members with regular annual renewal.

We also charge service fees to infrequent sellers, transactions with smaller amounts, or manually pairing talents to service needs without AI support for optimized matching. In addition, we provide business support services to sellers, integrating our online resources with offline support to nurture fledgling sellers. While these sellers gain experience and build up their business through our shared office space and one-stop shop administrative services, we also broaden our revenue sources. Users of our commission-based services and business support services exceed well over 0.1 million. We believe our business model has incentivized our users to build and maintain their business presence on our platform.

Prominent Brand Value

We are one of the first crowdsourcing marketplace platforms in China and enjoy high popularity in the industry. From 2015 to 2017, EPWK VIE was certified as a national level high-tech company by Ministry of Science and Technology. In 2018, EPWK VIE was included as a case study in the Report on China’s Sharing Economy jointly issued by National Reform and Development Commission and Ministry of Industry and Information Technology. In 2019, it was again included in the Report of Best Practice of Sharing Economy issued by the State Administration of Market Regulation and China Council for the Promotion of International Trade. We also participated in drafting crowdsourcing industry standards with the Business Committee of China Council for Promotion of International Trade. The standards were officially released on July 31, 2020 as first of its kind to provide guidance to existing and new platforms.

Experienced Management Team

Our management team has a strong track record of scaling and running businesses with a focus on online marketplaces, business-to-business services and software, user psychology and experience optimization, and business innovation. Our Founder and Chief Executive Officer, Mr. Guohua Huang, is recognized as a leading figure in crowdsourcing, media and marketing. Acting on industry insight, Mr. Huang has led our company on the waves of innovations in the industry and built our crowdsourcing platform with a vision to connect talent with businesses through technology and service.

Growth Strategies

Broaden and Deepen Categories

We intend to focus further on customizing experiences for categories through tailored features and functionalities, thus making it easier and more efficient for buyers to connect with the right sellers.

Attract New Buyers and Sellers Through Marketing Efforts

We intend to expand our marketing efforts to increase awareness of our platform and the benefits of large talent and job pools and flexible transactions and, as a result, attract new buyers and sellers.

Increase Spend from Existing Buyers

We intend to expand our relationship with our existing buyers and increase their spend on our platform by investing in building new products and premium features.

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Provide Better Offerings to Top Sellers

We will improve our seller rating system based on sellers’ skills and performance. Our goal is to select 100 top sellers and provide them with premium offerings such as recommending jobs from Fortune 500 buyers and investing in the sellers’ business upgrading and expansion.

Assist Commercialization of Sellers’ Creative Designs

Many sellers may have creative designs but do not know how to commercialize them. We plan to build an ecosystem to serve the creative designers during the entire commercialization process. Our services may cover manufacturing prototypes, reaching out to potential buyers, pricing and marketing, and building supply chains.

Our Services

The below flowchart illustrates the task posting, matching and contracting process on our platform.

Buyer Experience

We present our buyers with an e-commerce experience that is designed for streamlined browsing, searching and purchasing.

Post Tasks. Buyers submit a task posting that includes their project description, budget, timeframe, specific skill requirements, and any additional details they add. For an additional fee, clients may also make their job “featured,” which gives their posting extra visibility in the search function. After the task post is complete, our platform highlights relevant sellers so the buyer can select them to request a proposal.

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We provide the following seven categories of services covering more than 40 sub-categories with over 300 items. The “Design” category contains 9 sub-categories and over 70 items. Below is the list of the seven categories and a chart to illustrate the sub-categories and items.

1.	Design
2.	Software development
3.	Marketing
4.	Business writing
5.	Interior decoration
6.	Life service
7.	Business service

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Search for Sellers. To find new talent, we enable buyers to search the marketplace for sellers using customized filters, such as geography, experience level, costs, and ratings. Our search algorithms leverage a broad array of proprietary data to enable buyers to find the sellers that best match their needs.

Contract Securely. Buyers sign electronic contracts with sellers through our platform. An electronic contract is an agreement between two or more parties to establish, modify, and terminate rights and obligations in an electronic form through an electronic information network. The entire process of signing the electronic contract is recorded, forming a complete closed loop of evidence to ensure the authenticity and validity of the electronic contract. We use the industry leader Esignbao for electronic contract services. Esignbao has obtained a full license for the sale of commercial cryptographic products. It possesses the “Special Product Sales License for Computer Information System Security” and the “Three-level Certificate” issued by the Ministry of Public Security. It also has ISO 27001 information security system certification and the "Trusted Cloud Certification" issued by the Institute of Information and Communications Technology.

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Both buyers and sellers can initiate an electronic contract on our platform. Both parties sign the electronic contract online after real-name authentication. Individuals use signatures and personal seals, and companies use official seals for contract signing, which replaces the cumbersome pattern of traditional paper contract delivery, ensure authenticity and improve efficiency.

Escrow Payments. We work with Xiamen International Bank as escrow to hold and release funds securely, enabling mutual trust and timely payments. Funds are released only according to escrow instructions that have been agreed upon by buyers and sellers. Xiamen International Bank opens accounts for buyers and sellers. The buyer deposits funds that are held in escrow, in whole or by milestone, before the seller starts to work. The escrow funds are then released to the seller upon completion of a job or a milestone.

Provide Feedbacks. Upon contract completion, buyers will be asked to provide feedback on the sellers’ performance in timeliness of delivery, responsiveness and completion rates. We use the feedback system to build a pool of qualified sellers with consistent performance and improve services to buyers.

Dispute Resolution. We have a dispute resolution team consisting of well-respected designers or developers and internal staff to assist disputed parties to reach settlement amicably and efficiently. In the past few years, we successfully settled 15 disputes which were mainly related to entrusted service contracts and copyright infringements. In the event no settlement can be reached, we may notify the escrow bank to freeze the fund and release only until a court order is issued.

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Buyer Stories

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王瑞源

- **FRUIT SUPPLIER**
- **POSTED TASKS OF PACKAGING DESIGN, TRADEMARK DESIGN, WEBSITE CONSTRUCTION, COPYWRITING, ETC., AS WELL AS TRADEMARK APPLICATIONS.**

"I STARTED USING THE PLATFORM AS SOON AS EPWK.COM WAS LAUNCHED. I GOT SATISFACTORY LOGOS THROUGH THE PLATFORM. LATER, WE POSTED A SERIES OF TASKS SUCH AS BRAND PACKAGING, MARKETING PROMOTION, AND WEBSITE DEVELOPMENT. ONLINE SOLICITATION IS MORE CREATIVE, EFFICIENT, AND CONVENIENT. TODAY, WE HAVE BECOME ONE OF THE LARGEST DRAGON FRUIT IMPORTERS IN CHINA AND THE LARGEST FRUIT WHOLESALE COMPANY IN SOUTHERN FUJIAN."

WANG RUIYUAN

GENERAL MANAGER OF ZHANGZHOU FUDA FRUIT CO. LTD.

- **TECHNOLOGY COMPANY**
- **POST TASKS FOR LOGO DESIGN, SYSTEM DEVELOPMENT, AND FINANCIAL AND TAXATION ACCOUNTING.**

"EPWK.COM PROVIDES COMPREHENSIVE PLATFORM SERVICE. YOU CAN EASILY FIND ALL KINDS OF PROFESSIONAL TALENTS AND THERE ARE NO GEOGRAPHICAL RESTRICTIONS. WHETHER IT IS LOGO DESIGN OR LARGE-SCALE SYSTEM DEVELOPMENT, FOR START-UPS THAT LACK A PROFESSIONAL TEAM, EPWK.COM IS THE BEST CHOICE TO MEET THEIR NEEDS."

WANG LIYAN

COMMERCIAL DIRECTOR OF LUOKE (XIAMEN) INTERNET TECHNOLOGY CO. LTD.

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Seller Experience

Sellers apply to join our platform and then market their professional skills, experience, and portfolio. As they complete jobs for buyers on our platform, they build their business reputation with feedback and job history data visible on their profiles.

How to Joining the Platform (Seller)

Build Profile. We offer a set of tools for sellers to build their profiles, develop their brand, establish a reputation and create their work portfolio. With features such as photo, video, text, and chat, our platform enables sellers to build virtual stores and manage their business from any browser or from our mobile apps. We use seller experience, buyer feedbacks and historical data to provide rankings to sellers. The ranking system also enables sellers to build their business reputation by establishing professional visibility and long-term credibility.

Sellers build up their exclusive online store on our platform. They put their representative cases and available-for-sale services with item tags on the shelves for buyers to browse, show their service capabilities and demonstrate their comprehensive strength. Sellers’ virtual stores also display their credit system data such as customer ratings, reviews, credit scores, store types, integrity guards, transaction data, evaluation data, etc. The store homepage supports the customization of slideshows and graphic details, online one-click skin change, and also provides video display modules.

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Virtual Store Example

List of Available Services

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Showcase of Representative Projects

Credentials and Rating Page

Bid and Match. The platform reviews and verifies the buyers and their posted tasks. Upon verification, our AI-powered algorithm matches tasks to the most qualified sellers and notifies them with task recommendations. The sellers may submit their fee proposals on the platform after evaluating basic information of the task and contact the buyers through the platform's instant messaging communication tool to confirm the task details or modify their fee proposals. The buyers then review the fee proposals on the platform, select the seller candidates by clicking the sellers’ virtual shops to view and evaluate their skill descriptions and representative projects. The buyers eventually select the seller they want to work with and confirm the task acceptance with the selected seller.

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Fee Proposal Page – Seller Side

Fee Proposal Page – Buyer Side

Business Support. To allow sellers to focus on doing what they are good at, we provide comprehensive service that help them manage administrative aspects of their business, such as shared office space and management, company name selection, business registration, logo design to website construction, product packaging, marketing, bookkeeping and tax filing.

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Our Shared Office Spaces

Seller Stories

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- **TECHNOLOGY ENTREPRENEUR**
- **COMPLETED 79 PROJECTS WITH TOTAL AMOUNT OF RMB 2.18 MILLION.**

"EPWK.COM PROVIDES CHANNELS AND CUSTOMER RESOURCES, ALLOWING SERVICE PROVIDERS TO ESTABLISH CONNECTIONS WITH EMPLOYERS. WE HAVE RECEIVED MANY PROJECTS RECOMMENDED BY THE PLATFORM. WE ALSO BENEFIT FROM THE PROFESSIONAL SECRETARY SERVICES. EPWK.COM IS A VERY GOOD ONLINE PLATFORM THAT HELPS US QUICKLY GET ORDERS AND ENJOY THE BUSINESS GROWTH."

HUANG DOU

CEO OF HUNAN SAN XING YUN ZHI INFORMATION TECHNOLOGY CO，LTD.

- **COLLEGE STUDENT ENTREPRENEUR**
- **COMPLETED 72 PROJECTS WITH A TOTAL AMOUNT OF RMB 1.4 MILLION.**

"WE HAVE PRETTY GOOD EXPERIENCE ON EPWK.COM. ITS PROFESSIONAL SECRETARY TEACHES US HOW TO IMPROVE SHOP DECORATION AND HOW TO ATTRACT TRAFFIC, AND ASSIST US IN RECEIVING ORDERS. WE HAVE RENEWED OUR MEMBERSHIP AND WILL CONTINUE TO WORK WITH EPWK.COM."

CHEN BIFENG

MANAGER OF GUANGZHOU JUYITANG TECHNOLOGY CO., LTD.

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- COLLEGE STUDENT ENTREPRENEURS
- COMPLETED 64 PROJECTS WITH A TOTAL AMOUNT OF RMB 1.38 MILLION.

"I STARTED TAKING ORDERS ON THE PLATFORM WHEN I WAS IN COLLEGE. LATER, I ESTABLISHED A COMPANY WITH MY PARTNER AND BECAME A MEMBER OF EPWK.COM IN MARCH 2018. THE BIGGEST ADVANTAGE OF THE PLATFORM IS THAT IT HAS EXPANDED OUR BUSINESS AND CUSTOMERS ACROSS THE COUNTRY. THE PLATFORM HAS ALSO INTEGRATED INTO THE INTERNATIONAL MARKET AND WE RECEIVED ORDERS FROM CUSTOMERS IN THE UNITED STATES, JAPAN, SPAIN AND SO ON."

SONG JU'AN

FOUNDER OF GUANGDONG GANXIANG INFORMATION TECHNOLOGY CO., LTD.

- GAME DEVELOPMENT ENTREPRENEUR
- COMPLETED 39 PROJECTS WITH A TOTAL AMOUNT OF RMB 1.12 MILLION.

"BEFORE JOINING EPWK.COM, OUR MAIN SOURCE OF CUSTOMER WAS EXISTING CUSTOMERS OR WORD OF MOUTH. WE ALSO TRIED OTHER METHODS OF OFFLINE PROMOTION, BUT THE COST WAS HIGH WITH LOW EFFICIENCY. AFTER JOINING THE PLATFORM, IT QUICKLY PROVIDED US WITH MORE SOURCES OF PROJECTS, HELPED US SAVE TIME, AND ALLOWED US TO CONTINUOUSLY ACCUMULATE CUSTOMER RESOURCES."

PENG QIAN

CEO OF CHENGDU YOUYU QIANKUN TECHNOLOGY CO, LTD.

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• TECHNOLOGY ENTREPRENEUR

• RECEIVED AN RMB 1.15 MILLION PROJECT IN LESS THAN A MONTH.

"THE TASKS RECOMMENDED BY EPWK.COM ARE PRETTY GOOD. WE RECEIVED A RMB 1.15 MILLION EDUCATIONAL APP DEVELOPMENT PROJECT IN LESS THAN ONE MONTH AFTER JOINING THE PLATFORM. DURING THE PROJECT NEGOTIATION PROCESS, THE PLATFORM GIVES US A LOTS OF HELP. IT ALLOWS ME TO BETTER UNDERSTAND CUSTOMER INFORMATION AND FEEDBACK, SO THAT I CAN BETTER SERVE CUSTOMERS."

YAO ZHIXIANG

FOUNDER OF BEIJING SHENGYUAN HUIJU TECHNOLOGY CO., LTD.

• COLLEGE STUDENT ENTREPRENEUR

• REALIZE CROSS-BORDER TRANSFORMATION AND START HIS SECONDARY ENTREPRENEURSHIP .

"I STARTED MY OWN BUSINESS WHEN I WAS A COLLEGE STUDENT. IN 2017, I JOINED EPWK.COM— A 'BIG NETWORK' CONNECTING THE BUYERS AND SELLERS OF SKILLS SERVICES. THANKS TO EPWK.COM, OUR TEAM ARE ABLE TO FIND THE APPROPRIATE PROJECTS FLEXIBLY, EFFICIENTLY AND ACCURATELY."

ZHANG SUICONG

FOUNDER OF GUANGZHOU SUIYUAN NETWORK TECHNOLOGY CO., LTD.

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Technology

Our data analytics capabilities are a unique advantage and critical to our business operations. As of June 30, 2022, we had a team of 83 research and development personnel dedicated to technology, data and related functions. Our technology team is fully involved in all critical operational areas, with an in-depth understanding of our users’ needs.

We believe in the power of technology. Our core competitive advantage comes from our huge multi-dimensional data insight, powerful artificial intelligence algorithm and large data capacity, which allows us to effectively process data and continuously improve our two-way matching accuracy. Accurate matching results enable us to attract more buyers and sellers and accumulate more data, thereby improving matching efficiency, optimizing user experience, and creating a positive feedback loop.

Big data algorithm analysis. We use advanced utility and reciprocity-based data mining to perform user analysis and classification and continuous user behavior tracking. Our seller-task-tag tripartite graph assigns labels to any tasks and analyzes sellers’ historical performance on different labels to match buyers with high achieving sellers, which, combined with patented implicit factor model recommendation algorithms, we minimize information overload problems on the platform. Compared with other crowdsourcing platforms, our task matching is more accurate and efficient.

User-friendly experience. Our website is well designed to keep the interface simple and clear. We take into full consideration of users’ need, purchasing psychology and operating habits, and reserve webpage capacity for future expansion.

Our interface design is intuitive and easy to use. Common toolbars such as search and post are fluid and enable users to operate the functions anytime and anywhere on the website. Users can quickly trigger the target page and utilize the fast search algorithm and semantic association to find relevant tasks, talents and service data efficiently.

Our template page codes and styles are modularized, which can be developed with partial freedom and are perfectly compatible with the entire site. Template style switching, page and functional expansion of the site are strong enough to meet user interaction and functional requirements.

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Transaction Security

Many services on our platform are related to cultural and creative products. Their value depends strongly on the protection of intellectual property rights. In order to protect users' intellectual property rights, our platform has launched two services: Integrity Guard and Copyright Guard.

The Integrity Guard, also known as margin system, is a powerful tool to ensure smooth transactions and protect buyers’ interests. Sellers who make a cash deposit to commitment to “guarantee completion”, “guarantee after-sales”, and “guarantee originality” which is used to give priority to compensation when task disputes arise, enhance intellectual property protection.

The Copyright Guard protects sellers’ copyrights and is an online electronic deposit service for the works uploaded by sellers. With this service, sellers can effectively prove the creation time and the copyright of the deposited work. When a work is misappropriated or disputes arise, the data deposited by sellers can be used as evidence for copyright protection.

Data Security and Privacy

We adhere to the national data security laws and regulations, and vigorously implement internal procedures to protect user data, personal information and business secrets. We utilize a variety of technology solutions to detect risks and vulnerabilities in user privacy and data security, such as encryption, firewall, vulnerability scanning and log audit. We have established stringent internal protocols under which we grant classified access to confidential personal data only to limited number of employees with strictly defined and layered access right. We strictly control and manage the use of data within different internal departments and do not share data with external third parties. In addition, we conduct regular anti-virus checks on all files uploaded by users and maintain database disaster recovery procedures.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the CAC and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. If we are deemed not in compliance with these requirements, we may be subject to fines and other administrative penalties from the CAC, the SAMR, and other relevant Chinese government departments. See “Risk Factors – Risks Relating to Doing Business in the PRC – In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.” and “Risk Factors – Risks Relating to Doing Business in the PRC – Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.”

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights.

As of December 31, 2021, we held 5 issued PRC patents and had 4 PRC patent applications pending. As of December 31, 2021, we held 98 registered trademarks and 126 copyrights with 100 for computer software copyrights. We also own 28 registered websites. We continually review our development efforts to assess the existence and patentability of new intellectual property.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use our technology to develop products and services with the same functionality as ours. Policing unauthorized use of our technology is difficult. Our competitors could also independently develop technologies like ours, and our intellectual property rights may not be broad enough for us to prevent competitors from selling products and services incorporating those technologies. In addition, we may, in the future, be subject to claims that we are infringing, misappropriating, or otherwise violating the intellectual property rights of others.

Facilities

Our headquarters are located at Xiamen, Fujian Province, PRC, where we lease the office building with an aggregate floor area of approximately 2,000 square meters. This includes our research and development, sales and marketing, communication and business development personnel and our management and operations facilities and customer services. The lease expires on June 30, 2024.

We currently lease approximately 52,000 square meters for shared office spaces for sellers at Xiamen, China. The leases expire on June 30, 2024, December 14, 2025, July 7, 2026, and January 14, 2029.

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Employees

We had 295 employees as of June 30, 2022.

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes.

Department	Number of employees	%
Research and development	83	28%
Network operation	23	8%
Sales	112	38%
Customer service	38	13%
Administration	39	13%
Total	295	100%

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

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REGULATIONS

We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, State Administration for Industry & Commerce, State Administration of Taxation and their respective local offices. This section summarizes the principal PRC regulations related to our business.

Regulation Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market entry stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s entry to specific fields or industries. Foreign investments beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with certain special requirements on shareholding and senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of the specific industries, fields and regions in which foreign investors are encouraged and guided to invest according to the national economic and social development needs. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely The Special Management Measures for the Entry of Foreign Investment (Negative List) (2021 version), or the 2021 Negative List, as promulgated on December 27,2021 by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, and taking effect on January 1,2022, and the Encouraged Industry Catalogue for Foreign Investment (2020 version), as promulgated by the NDRC and the MOFCOM on December 27,2020and taking effect on January 27,2021. Industries not listed in these two catalogues are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation, or the SAMR, or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc.

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Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system has been established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the national enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner.

Regulations on Internet Content Providers

The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, classifies internet information services into commercial internet information services and non-commercial internet information services. Commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an ICP License. EPWK VIE has obtained the ICP License, which will remain effective until July 20, 2026.

Regulations on Intellectual Property Rights

Regulations on copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001, in 2010 and in 2020 (which will take effect on June 1, 2021), provides that Chinese citizens, legal persons, or unincorporated organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to Internet activities, products disseminated over the Internet and software products. Under the Copyright Law, the term for software copyright is 50 years. In addition, Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated on February 20, 2002, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration, or the NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the NCA and the MIIT on April 29, 2005 and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

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On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

Regulations on domain names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MII on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. We have registered the domain name of www.epwk.com in the PRC.

Regulations on Trademark

The Standing Committee of the National People’s Congress of the PRC promulgated the PRC Trademark Law on August 23, 1982 and most recently amended on April 23, 2019, as well as the Implementation Regulation of the PRC Trademark Law which was adopted by the PRC State Council on August 3, 2002 and amended on April 29, 2014. The Trademark Office of the National Intellectual Property Administration under the SAMR handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been filed is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign-invested enterprises.

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Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular No. 13, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or the SAFE Circular No. 19, which was promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC.

The Notice of the SAFE on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which was promulgated by the SAFE and became effective on October 23, 2019, provides that non-investment foreign-invested enterprises may use capital to make equity investment in the PRC in accordance with laws under the premise that the investment is not in violation of the applicable special entry management measures for foreign investment (negative list) and the projects invested are true and in compliance with relevant laws and regulations.

The Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8, which was issued by the SAFE and became effective on April 10, 2020, provides that under the condition that the use of the funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income under capital account such as capital funds, foreign debts and overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment.

Offshore investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.

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Regulations on dividend distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC is the Company Law of the PRC, as amended in 2004, 2005, 2013 and 2018. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the Standing Committee of the National People’s Congress promulgated the Law of the PRC on Enterprise Income Tax which was amended on February 24, 2017, and December 29, 2018, and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008, February 6, 2016, and November19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated The Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%. The new VAT tax rates generally applicable from May 1, 2018 are simplified as 16%, 10%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is still 3%. Starting from April 1, 2019, the VAT rate for revenue generated from providing products was changed from 16% into 13%.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

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Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the s, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and became effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises.

Regulations Relating to Payment Services

In June 2010, the People's Bank of China, or PBOC, issued the Administrative Measures for the Payment Services of Non-Financial Institutions, or the Payment Services Measures, effective September 2010. Under the Payment Services Measures, a non-financial institution must obtain a payment business license, or Payment License, to provide payment services and qualifies as a paying institution. With the Payment License, a non-financial institution may serve as an intermediary between payees and payers and provide some or all of the following services: online payment, issuance and acceptance of prepaid card, bank card acceptance, and other payment services as specified by PBOC.

Without PBOC's approval, no non-financial institution or individual may engage in payment business whether explicitly or in a disguised form.

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In November 2017, PBOC published a notice, or the PBOC Notice, on the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. The PBOC Notice intended to prevent unlicensed entities from using licensed payment service providers as a conduit for conducting the unlicensed payment settlement services, so as to safeguard the fund security and information security. We believe that our pattern of receiving settlement services from Xiamen International Bank are not in violation of the PBOC Notice. See "Risk Factors – Risks Related to Our Business and Operations – We rely on a commercial bank for payment processing and escrow services on our platform. If these payment services are restricted or curtailed in any way or become unavailable to us or our buyers for any reason, our business may be materially and adversely affected."

Regulations Relating to Internet Information Security and Privacy Protection

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and effective March 2012, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user's personal information, and in case of any leak or likely leak of the user's personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority. As required under the Personal Information Protection Law of the People's Republic of China was promulgated by the Standing Committee of the National People's Congress on August 20, 2021 and came into effect on November 1, 2021, the personal information of a natural person shall be protected by law, and no organization or individual may infringe upon the personal information rights and interests of natural persons.

On December 28, 2012, SCNPC issued Decision of the Standing Committee of the National People’s Congress on Strengthening Information Protection on Networks, pursuant to which network service providers and other enterprises and institutions shall, when gathering and using electronic personal information of citizens in business activities, publish their collection and use rules and adhere to the principles of legality, rationality and necessarily, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected, and shall not collect and use information in violation of laws and regulations and the agreement between both sides; and the network service providers and other enterprises and institutions and their personnel must strictly keep such information confidential and may not divulge, alter, damage, sell, or illegally provide others with such information.

On July 16, 2013, the Ministry of Industry and Information Technology, or the MIIT, issued the Provisions on the Protection of Personal Information of Telecommunication and Internet User, which was effective on September 1, 2013. The requirements under this order are stricter and wider compared to the above decision issued by the National People’s Congress. According to the provisions, if a network service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Furthermore, it must disclose to its users the purpose, method and scope of any such collection or usage, and must obtain consent from the users whose information is being collected or used. Network service providers are also required to establish and publish their protocols relating to personal information collection or usage, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Network service providers are required to cease any collection or usage of the relevant personal information, and provide services for the users to de-register the relevant user account, when a user stops using the relevant Internet service. Network service providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such personal information unlawfully to other parties. In addition, if a network service provider appoints an agent to undertake any marketing or technical services that involve the collection or usage of personal information, the network service provider is required to supervise and manage the protection of the information. The provisions state, in broad terms, that violators may face warnings, fines, public exposure and, criminal liability whereas the case constitutes a crime.

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On June 1, 2017, the Cybersecurity Law of the PRC promulgated in November 2016 by SCNPC became effective. This law also absorbed and restated the principles and requirements mentioned in the aforesaid decision and order, and further provides that, where an individual finds any network operator collects or uses his or her personal information in violation of the provisions of any law, regulation or the agreement of both parties, the individual shall be entitled to request the network operator to delete his or her personal information; if the individual finds that his or her personal information collected or stored by the network operator has any error, he or she shall be entitled to request the network operator to make corrections, and the network operator shall take measures to do so. Pursuant to this law, the violators may be subject to: (i) warning; (ii) confiscation of illegal gains and fines equal to one to ten times of the illegal gains; or if without illegal gains, fines up to RMB1,000,000; or (iii) an order to shut down the website, suspend the business operation for rectification, or revoke business license. Besides, responsible persons may be subject to fines between RMB10,000 and RMB100,000.

In August 2021, the Standing Committee of the National People’s Congress officially promulgated the Personal Information Protection Law, which came into effect from November 1, 2021. The Personal Information Protection Law provides detailed rules on handling personal information and legal responsibilities, including but not limited to the scope of personal information and the ways of processing personal information, the establishment of rules for processing personal information, and the individual’s rights and the processor’s obligations in the processing of personal information. The Personal Information Protection Law also strengthens the punishment for those who illegally process personal information.

On December 28, 2021, the CAC and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022 and supersede and replace the current Cybersecurity Review Measures previously promulgated on April 13, 2020. The final Cybersecurity Review Measures provide that the purchase of network products and services by a “critical information infrastructure operator” (the “CIIO”) and the data processing activities of a “network platform operator” that affect or may affect national security shall be subject to the cybersecurity review. If a “network platform operator” that possesses the personal information of more than one million users seeks to be listed in a foreign country, it must apply for a cybersecurity review with the Cybersecurity Review Office. In compliance with the Measures, we have submitted a written declaration and other materials required for the cybersecurity review to the CAC. Upon reviewing our materials in accordance with the Measures, the Office of Cybersecurity Review of the CAC, which is responsible for organizing cybersecurity reviews and developing relevant rules and regulations, informed us that we passed the cybersecurity review for this offering.

On July 7, 2022, the CAC issued the Measures for Security Assessment of Data Export Security, which will go into effect on September 1, 2022. The Measures for Security Assessment of Data Export Security provides clearer and more specific guidance for data processors to apply for security assessments, and for the competent authorities to accept and conduct assessments, and provides specific compliance guidance for enterprises to carry out data export activities.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance with national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

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Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, amended on December 29, 2018, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council on April 3, 1999, amended on March 24, 2002 and March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

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MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees. The following individuals are members of the Board and executive management.

Name	Age	Position(s)

Guohua Huang	52	Chairman of the Board of Directors, Chief Executive Officer
Shuangquan Lin	52	Chief Operating Officer
Conghui Lin	39	Chief Financial Officer
Mei Feng*	38	Chief Product Director
Ling Ruan*	35	Chief Business Officer
Yanjun Chen*	40	Board Secretary
Qingyun Yang**	52	Independent Director Nominee, Chair of Audit Committee
Li Yang**	53	Independent Director Nominee, Chair of Compensation Committee
Xing Gao**	42	Independent Director Nominee, Chair of Nominating and Corporate Governance Committee

* Disclosed as the key employee and not as the executive officer or director of EPWK Holdings Ltd.

** The individual shall be appointed and consents to be in such position upon Company’s listing on the Nasdaq Capital Market.

The following is a brief biography of each of our executive officers and directors:

Executive Officers

Guohua Huang is the founder of our company. Mr. Huang has been the chief executive officer of our company since when it was founded in March 2011. Prior to founding EPWK VIE, between 2007 and 2011, Mr. Huang started his own social media and broadcasting company. Under this social media and broadcasting company, Mr. Huang founded two startups, Haishang Bus TV Group and Mobile Phone Animation Group. When Mr. Huang was working on those two start-ups, he posted a request for logo design on a crowdsourcing platform. This experience sparked his interest in crowdsourcing business model and motivated him to found EPWK VIE. Mr. Huang also wrote and published two books on the subject of crowdsourcing business. Crowdsourcing and Witkey was published by China Renmin University Press in August 2015. Maker and Witkey was published by Xiamen University Press in October 2017. Mr. Huang received his bachelor’s degree in Administrative Management from the Central Communist Party College in 2001 and EMBA in 2017 from the TEE-EMBA program, which is jointly organized by Tsinghua University School of Economics and Management (Tsinghua SEM) and École des Ponts ParisTech, also known as École nationale des ponts et chausses (ENPC) and École nationale de l’aviation civile (ENAC).

Shuangquan Lin has been our Chief Operating Officer since August 2016. Between February 2002 and August 2016, Mr. Lin served various managerial positions for Bolina Holding Co., Ltd., (HKEX: 1190), including general manager assistant, director of president office and head of the investment department. Mr. Lin received his bachelor’s degree from the China Calligraphy and Painting International University in 1993 and EMBA from Northwestern Polytechnic University (NPU) in 2012.

Conghui Lin has been our Chief Financial Officer since May 2014. Prior to joining EPWK VIE, Mr. Lin was the head of finance for C&D Logistics Co., Ltd. (Shanghai Stock Exchange: 600153) from January 2010 to May 2014. Mr. Lin received his bachelor’s degree in Financial Management from Xiamen University Tan Kah Kee College in 2007.

Mei Feng, our Chief Product Director, joined the EPWK VIE in 2011. From August 2008 to July 2009, she served as the product planner of Beijing Sohu Network Company. From October 2009 to March 2011, she was the product director of Beijing Yiyou Network (France) Product Department. She has 13 years of experience in internet industry and is proficient in product design, planning, technology iteration and innovation.

Ling Ruan, our Chief Business Officer and Senior Operating Director, started to work for the EPWK VIE since 2014. From May 2012 to November 2014, she was associated with Xiamen Zhongziyuan Network Technology Co., Ltd., one of the earliest and largest Internet basic application service providers in China and served as the head of the Xiamen Zhongziyuan's Expansion Department. She is responsible for the management of Maker base with an area of more than 50,000 square meters, which includes a national science and technology incubator, a national cross-strait youth entrepreneurship base and three national mass entrepreneurship spaces.

Yanjun Chen, our secretary of the board of directors, joined the EPWK VIE in 2012. Before that, Ms. Chen worked in Xiamen Yingshi Sanitary Ware Co., Ltd., Xiamen Yifang Software Co., Ltd., and Wuhan Xunchi Technology Co., Ltd. She possesses more than 10 years of working experience in internet industry, with rich experience in brand marketing and promotion and team management. She received her Master of Business Administration degree from Huaqiao University in 2019 and has obtained the Qualification Certificate of the Board Secretary of Listed Companies of Shenzhen Stock Exchange.

Independent Director

Qingyun Yang is an independent director nominee and will serve as the Chair of the Company’s Audit Committee. Mr. Yang has nearly 30 years of experience in financial accounting and corporate management. From 2006 to 2014, he worked in Zhangzhou Wanhui Sanitary Ware Co., Ltd. and successively served as the assistant to the manager of the financial department, the manager of the financial department, and the assistant to the general manager. Since 2014, he is the general manager of Zhangzhou Hengrun Investment Management Co., Ltd. responsible for the overall operation of the company, including overseeing its financing and investment activities, reviewing auditors' reports and findings, and leading the due diligence review and analysis of the investment targets. From 2012 to 2019, Mr. Yang served as the executive director of the Hong Kong listed company Bolina Holding Co., Ltd. (HK.01190), responsible for the overall operation. As a member of the board of directors, he participated in the decision-making processes on major issues such as financial performance, investment, review of auditors' reports, and evaluation of audit findings. Mr. Qingquan Yang received his bachelor’s degree in accounting from Beijing Technology and Business University in 2004.

Xing Gao is an independent director nominee and will serve as the Chairman of the Company’s Nominating and Corporate Governance Committee. Prof. Gao joined Xiamen University in 2009 as an assistant professor and has been an associate professor since 2013. Prof. Gao is a member of the High-Level Talents of Fujian Province and the City of Xiamen. He also serves as the founder and the head of Xiamen University-OPPO Mobile Terminal System Innovation Technology Joint Laboratory and is in charge of or has participated in several national technology projects. Mr. Gao received his PhD of Computer Software and Theory from Harbin Institute of Technology in 2009 and was a visiting scholar at the University of Texas at Dallas from September 2016 to September 2017.

Li Yang is an independent director nominee and will serve as the Chairwoman of the Company’s Compensation Committee. Ms. Yang has been the managing partner of Fujian Ruhao Law Firm since 2011 and has 22 years of legal practice experience. Ms. Yang serves as or was a senior member and legal counsel of several prominent business and legal organizations in Fujian Province. She is also an arbitrator of the City of Xiamen’s Labor Disputes Arbitration Committee. Ms. Yang received her Master of Business Administration degree from Huaqiao University in 2011Mr. Yang has nearly 30 years of experience in financial accounting and corporate management. From 2006 to 2014, he worked in Zhangzhou Wanhui Sanitary Ware Co., Ltd. and successively served as the assistant to the manager of the financial department, the manager of the financial department, and the assistant to the general manager. Since 2014, he is the general manager of Zhangzhou Hengrun Investment Management Co., Ltd. responsible for the overall operation of the company, including overseeing its financing and investment activities, reviewing auditors' reports and findings, and leading the due diligence review and analysis of the investment targets. From 2012 to 2019, Mr. Yang served as the executive director of the Hong Kong listed company Bolina Holding Co., Ltd. (HK.01190), responsible for the overall operation. As a member of the board of directors, he participated in the decision-making processes on major issues such as financial performance, investment, review of auditors' reports, and evaluation of audit findings. Mr. Qingquan Yang received his bachelor’s degree in accounting from Beijing Technology and Business University in 2004.

Li Yang is an independent director nominee and will serve as the Chairwoman of the Company’s Compensation Committee. Ms. Yang has been the managing partner of Fujian Ruhao Law Firm since 2011 and has 22 years of legal practice experience. Ms. Yang serves as or was a senior member and legal counsel of several prominent business and legal organizations in Fujian Province. She is also an arbitrator of the City of Xiamen’s Labor Disputes Arbitration Committee. Ms. Yang received her Master of Business Administration degree from Huaqiao University in 2011.

Xing Gao is an independent director nominee and will serve as the Chairman of the Company’s Nominating and Corporate Governance Committee. Prof. Gao joined Xiamen University in 2009 as an assistant professor and has been an associate professor since 2013. Prof. Gao is a member of the High-Level Talents of Fujian Province and the City of Xiamen. He also serves as the founder and the head of Xiamen University-OPPO Mobile Terminal System Innovation Technology Joint Laboratory and is in charge of or has participated in several national technology projects. Mr. Gao received his PhD of Computer Software and Theory from Harbin Institute of Technology in 2009 and was a visiting scholar at the University of Texas at Dallas from September 2016 to September 2017.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

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Director Independence

We currently only have one independent director as that term is defined in the listing standards of the Nasdaq Capital Market. We intend to appoint more independent directors upon initial closing of this offering as required by the listing standard of Nasdaq Capital Market.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors. There is currently no shareholding qualification for directors.

Employment Agreements with our Executive Officers and Directors

We have entered into fixed-term employment agreement with Mr. Shuangquan Lin without automatic renewal clause. Our employment agreement with Mr. Shuangquan Lin is from August 10, 2019 and terminates on August 9, 2024. We entered into an indefinite employment agreement with Mr. Conghui Lin on April 14, 2022.We have entered into an indefinite term employment agreement with Mr. Guohua Huang, which started on March 25, 2019.

We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to, the commitment of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties.

Each executive officer and directors agree to hold, both during and after employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity, any confidential information.

Each executive officers and directors also agree to our non-compete clause, where they agree not to work with a rival company or start a similar business for period of 24 months from the date that officer or director is no longer employed by the Company. During the 24-month time, we will pay 30% of the base salary listed on the Employment Agreement.

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Compensation of Directors and Executive Officers

For the fiscal year ended June 30, 2022, we paid an aggregate of $163,506 (RMB 1.056 million) as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. Our PRC subsidiaries and the VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our founder, CEO, and Chairman of the Board of Directors, Mr. Guohua Huang, has been making all determinations regarding executive officer compensation from the inception of the Company. When our Compensation Committee is set up, it will make all determinations regarding executive officer compensation

Audit Committee, Compensation Committee, and Nominating Committee and Corporate Governance Committee

We will establish three committees under the board of directors immediately upon closing of this offering: An Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Even though we are exempted from corporate governance standards because we are a Foreign Private Issuer (“FPI”), we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.  Our audit committee will consist of [    ], [    ] , and Qingyun Yang  will be the chairman of our audit committee. We have determined that [    ] , [    ]  and Qingyun Yang will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Qingyun Yang  qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.  Our compensation committee will consist of [    ] , [    ] and Li Yang  upon the effectiveness of their appointments. Li Yang will be the chairwoman of our compensation committee. We have determined that [    ] , [    ]  and Li Yang  will satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

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●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee currently consists of will consist of [    ] , [    ]  and Xing Gao upon the effectiveness of their appointments. Xing Gao will be the chairperson of our nominating and corporate governance committee. [    ], [    ] and Xing Gao satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Oversight of Cybersecurity Risks

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the board’s committees, the board receives regular reports from our management on material cybersecurity risks and the degree of our exposure to those risks, from cyber-attacks to infrastructure vulnerabilities. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes and has deployed various safeguard systems, including Web Application Firewall and Cloud Bastion Host. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks.

Board of Directors Diversity

Our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	personal and professional integrity;

•	ethics and values;

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•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	professional and academic experience relevant to our industry;

•	experience as a board member of another public-held company;

•	strength of leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	ability to devote the time required for preparation, participating and attendance at board of directors meetings and committee meetings, if applicable;

•	cultural background, gender, age, and ethnicity;

•	conflicts of interests; and

•	ability to make mature business judgements.

Our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5.0% of our Class A or Class B Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares or Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 15,601,494 Class A Ordinary Shares and 3,555,948 Class B Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on [      ] Class A Ordinary Shares outstanding immediately after the completion of this offering if the underwriters do not exercise their over-allotment option and [      ] Class A Ordinary Shares outstanding immediately after the completion of this offering if the underwriters exercise their over-allotment option in full, and 3,555,948  Class B Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares or Class A Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities, including Class B Ordinary Shares, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have 19 shareholders of record, none of whom are located in the United States. We will be required to have at least [ ] unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)			Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)			Class B Ordinary Shares Beneficially Owned After this Offering			Voting Power After this Offering (Over-allotment option not exercised)*		Voting Power After this Offering (Over-allotment option fully exercised)*
	Number	%	Number	%	Number	%		Number	%		Number	%		%		%
Directors and Executive Officers(1):
Guohua Huang(2)(3)(4)(5)	1,711,806	10.97%	3,555,948	100%	—	—%		—	—%				%		%		%
Shuangquan Lin(6)(7)	30,575	0.20%	—	—			%			%	—	—			%		%
Conghui Lin	—	—	—	—			%			%	—	—
	—	—	—	—	—	—		—	—		—	—		—		—
	—	—	—	—	—	—		—	—		—	—		—		—
	—	—	—	—	—	—		—	—		—	—		—		—
All directors and executive officers as a group (three individuals):	1,742,381	11.17%	3,555,948	100%			%			%			%		%		%

5% Shareholders:
HGH Holdings Limited(2)	—	—	3,555,948	100%	—	—		—	—				%		%		%
HZN Holdings Limited(8)	3,115,623	19.97%	—	—			%			%	—	—			%		%
YPHL Holdings Limited(3) (6)	1,481,355	9.49%	—	—			%			%	—	—			%		%
JMCT Investment Limited (9)	1,535,835	9.84%	—	—			%			%	—	—			%		%
Xiamen Xinglin Construction and Development Co, Ltd. (10)	969,165	6.21%	—	—			%			%	—	—			%		%
		%	—	—			%			%	—	—			%		%
		%	—	—			%			%	—	—			%		%

* Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. Each holder of Class A Ordinary Shares is entitled to one vote per one Class A Ordinary Shares and each holder of Class B Ordinary Shares is entitled to fifteen votes per one Class B Ordinary Shares.

(1) Unless otherwise indicated, the business address of each of the individuals is Building #2, District A, No. 359 Chengyi Rd., the third phase of Xiamen Software Park, Xiamen City, Fujian Province, the People’s Republic of China, 361021.

(2) The number of Class B Ordinary Shares beneficially owned prior to this offering represents 3,555,948 Class B Ordinary Shares held by HGH Holdings Limited, a British Virgin Islands company, which is 100% owned by Guohua Huang. The registered address of HGH Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(3)&(6) The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,481,355 Class A Ordinary Shares held by YPHL Holdings Limited, of which 1,451,728 Class A Ordinary Shares was indirectly held by Guohua Huang and 29,627 Class A Ordinary Shares was indirectly held by Shuangquan Lin. YPHL Holdings Limited is a British Virgin Islands company, which is 98% owned by Guohua Huang and 2% owned by Shuangquan Lin. The registered address of YPHL Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(4)(7) The number of Class A Ordinary Shares beneficially owned prior to this offering represents 94,843 Class A Ordinary Shares held by ZHYP Holdings Limited, of which 93,895 Class A Ordinary Shares was indirectly held by Guohua Huang and 948 Class A Ordinary Shares was indirectly held by Shuangquan Lin. ZHYP Holdings Limited is a British Virgin Islands company, which is 99% owned by Guohua Huang and 1% owned by Shuangquan Lin. The registered address of ZHYP Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(5) The number of Class A Ordinary Shares beneficially owned prior to this offering represents 281,666 Class A Ordinary Shares held by EPWK Holdings Limited, of which 166,183 Class A Ordinary Shares was indirectly held by Guohua Huang and 115,483 Class A Ordinary Shares was indirectly held by Zhinan Huang. EPWK Holdings Limited is a British Virgin Islands company, which is 59% owned by Guohua Huang and 41% owned by Zhinan Huang. The registered address of ZHYP Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(8) The number of Class A Ordinary Shares beneficially owned prior to this offering represents 3,115,623 Class A Ordinary Shares held by HZN Holdings Limited, which is 100% owned by Zhinan Huang. The registered address of HZN Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(9) The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,535,835 Class A Ordinary Shares held by JMCT Investment Limited, a British Virgin Islands company, which is 100% owned by Xiamen Jimei District Industrial Investment Co., Ltd., a company incorporated in China. The natural person with voting and dispositive control of the shares held by JMCT Investment Limited is Ruida Xu. The registered address of JMCT Investment Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(10) The number of Class A Ordinary Shares beneficially owned prior to this offering represents 969,165 Class A Ordinary Shares held by Xiamen Xinglin Construction and Development Co., Ltd., a British Virgin Islands company, which is 100% owned by Xiamen Xinglin Construction and Development Co., Ltd., a company incorporated in China. The natural person with voting and dispositive control of the shares held by Xiamen Xinglin Construction and Development Co., Ltd. is Wenqin Zhuang. The registered address of Xiamen Xinglin Construction and Development Co., Ltd. is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our outstanding Ordinary Share is held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

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RELATED PARTY TRANSACTIONS

Upon completion of this offering, Mr. Guohua Huang will hold 100% of the combined total of our outstanding Class B Ordinary Shares. Following the completion of this offering, Mr. Guohua Huang will continue to have the power to act alone in approving any action requiring a vote of the majority of our Class A Ordinary Shares and to elect all of our directors.

Contractual Arrangements with EPWK WFOE, EPWK VIE and Its Shareholders

To comply with PRC laws restricting foreign ownership in the network culture business in China, we conduct our network culture business through EPWK VIE, a VIE entity that we control through a series of contractual arrangements between our PRC subsidiary EPWK WFOE, EPWK VIE and its shareholders. Such contractual arrangements provide us (i) the power over EPWK VIE, (ii) the exposure or rights to variable returns from our involvement with EPWK VIE, and (iii) the ability to affect those returns through use of our power over EPWK VIE to affect the amount of our returns. Therefore, we control EPWK VIE. For a description of these contractual arrangements, see “Business – Our History and Corporate Structure”.

Payment of Dividend

See “Dividend Policy”.

Material Transactions with Related Parties

The following is a list of related parties which the Company has transactions with:

No.	Name of Related Parties	Relationship
1	Xiamen Kubeijie Network Technology Ltd.	a company controlled by executives, till January 25, 2022
2	Xiamen Zhichuyun Big Data Technology Ltd.	The Supervisor of the related party is the Executive of the Company
3	Xiamen Wanjiahui Network Technology Ltd.	a company controlled by executives, till January 25, 2022
4	Xiamen Kutai Selected Enterprise Management Partnership	a company controlled by minority shareholders of the Company
5	Xiamen Baren Technology Ltd.	a company controlled by minority shareholders of the Company
6	Huang Limin	an Executive
7	Xiamen EPWK Enterprise Management Partnership	a company controlled by the Controlled Shareholder of the Company
8	Xiamen Yueqia Online Network Technology Ltd.	a company controlled by minority shareholders of the Company
9	Xiamen Yidong Shuchuan Connection Technology Ltd.	The Supervisor of the related party is the Executive of the Company
10	Xiamen EP Hengxin Enterprise Management Partnership	a company controlled by the Controlled Shareholder and Executives of the Company
11	Xiamen EP Zhishang Enterprise Management Partnership	a company controlled by the Controlled Shareholder and Executives of the Company
12	Xiamen EP Zhicheng Enterprise Management Partnership	a company controlled by the Controlled Shareholder and Executives of the Company
13	Shangtai (Xiamen) Electronic Technology Ltd.	a company controlled by the Controlled Shareholder and Executives of the Company
14	Xiamen Zhihui EP Network Technology Ltd.	a company controlled by minority shareholders of the Company
15	Yanjun Chen	an Executive
16	Conghui Lin	an Executive
17	Guohua Huang	the Controlled Shareholder of the Company
18	Shuangquan Lin	an Executive
19	Xiamen Youshenghao Enterprise Management Ltd.	a company controlled by minority shareholders of the Company

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Amounts due from related parties

Amount due from related parties consisted of the following for the periods indicated:

	As of June 30,
	2022	2021
Xiamen Kubeijie Network Technology Ltd.	$-	$139,486
Xiamen Zhichuyun Big Data Technology Ltd.	-	129,918
Xiamen Wanjiahui Network Technology Ltd.	-	128,945
Xiamen Kutai Selected Enterprise Management Partnership	-	17,190
Xiamen Baren Technology Ltd.	-	10,940
Huang Limin	-	930
Xiamen EPWK Enterprise Management Partnership	-	16,499
Xiamen Yueqia Online Network Technology Ltd.	12,160	3,989
Xiamen Yidong Shuchuan Connection Technology Ltd.	-	1,472
Xiamen EP Hengxin Enterprise Management Partnership	-	542
Xiamen EP Zhishang Enterprise Management Partnership	-	2,430,112
Xiamen EP Zhicheng Enterprise Management Partnership	-	-
Shangtai (Xiamen) Electronic Technology Ltd.	-	139
Xiamen Zhihui EP Network Technology Ltd.	-	775
Yanjun Chen	-	15,492
Conghui Lin	-	77,461
Guohua Huang	-	10,070
Total	$12,160	$2,983,960

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

	As of June 30,
	2022	2021
Xiamen Kutai Selected Enterprise Management Partnership	$-	$15,492
Conghui Lin	-	332,380
Yanjun Chen	-	154,920
Guohua Huang	-	191,018
Xiamen EP Zhicheng Enterprise Management Partnership	4,478	-
Shuangquan Lin	29,855	-
Xiamen Youshenghao Enterprise Management Ltd.	31,870	-
Xiamen Yueqia Online Network Technology Ltd.	23,585	-
Total	$89,788	$693,810

Related party transactions

During the years ended June 30, 2022 and 2021, other than the loan from/to the related parties, no other transaction occurred.

Employment Agreements

See “Management – Employment Agreements”.

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Act,” on March 24, 2022. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

Our authorized share capital is $50,000 divided into 448,814,684 Class A Ordinary Shares, par value $0.0001 per share, and 51,185,316 Class B Ordinary Shares, par value $0.0001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights.

The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of memorandum and articles of association, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to fifteen votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the memorandum and articles of association, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis. There are no provisions in our articles of association that would limit the lifespan of the Class B Ordinary Shares, and the holders of Class B Ordinary Shares are able to hold their Class B Ordinary Shares for any period of time (subject to mandatory automatic conversions in certain circumstances as set forth herein).

Pursuant to the Articles of Association of the Company, upon any sale, transfer, assignment or disposition of Class B Shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B Shares validly transferred to the new holder shall be automatically and immediately converted into such number of Class A Shares calculated based on the conversion rate as set forth in the Articles of Association (which is on a one to one basis). For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Company’s register of members; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding fee simple ownership interest to the related Class B Shares, in which case all the related Class B Shares shall be automatically converted into the same number of Class A Shares upon the Company’s registration of the third party or its designee as a holder holding that number of Class A Shares in the register of members.

All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Class A Ordinary Shares or Class B Ordinary Shares will not receive a certificate in respect of such shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares. We may not issue shares or warrants to bearer.

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Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares or Class B Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be [  ] (if the underwriters’ over-allotment option is not exercised) or [  ] (if the underwriters’ over-allotment option is fully exercised) Class A Ordinary Shares issued and outstanding held by at least [  ] unrestricted round lot shareholders which is the minimum requirement by [  ], and [  ] Class B Ordinary Shares issued and outstanding. Class A Ordinary Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about [●], 2023.

Listing

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “EPWK.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares and Class B Ordinary Shares is Transhare Corporation.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A Ordinary Share and fifteen votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Conversion Rights

Class A Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

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Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	subdivide our shares or any of them into shares of an amount smaller than that fixed by the memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

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Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

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We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment. In the event of any sale, transfer, assignment or disposition of any Class B Ordinary Shares to any person other than the permitted transferees, such Class B Ordinary Shares shall automatically convert into fully paid and nonassessable Class A Ordinary Shares based on the Conversion Rate. The permitted transferees shall mean any affiliates (as defined in the memorandum and articles of association) of such holder of Class B Ordinary Shares (unless otherwise adjusted in the memorandum and articles of association). For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition, unless and until any such pledge, charge, encumbrance or other third party right is enforced and any person who is not the permitted transferee would be registered as holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares.

Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of the holders of Class A Ordinary Share. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares and may result in a dilution of the voting power of the holders of Class A Ordinary Shares. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term

Transfer of Shares

Subject to any applicable restrictions set forth in our memorandum and articles of association and provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Global Market, a shareholder may transfer Class A Ordinary Shares or Class B Ordinary Shares to another person by completing an instrument of transfer in a common form or, with respect to Class A Ordinary Shares, in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the Class A Ordinary Shares or Class B Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Class A Ordinary Shares or Class B Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share or Class B Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Share or Class B Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Class A Ordinary Share or Class B Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Class A Ordinary Shares or Class B Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Class A Ordinary Share or Class B Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in the public offering. Once the Class A Ordinary Shares have been listed, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in our register of members will remain with DTC/Cede & Co. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

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The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 clear days’ notice of an extraordinary general meeting and 21 clear days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

For so long as the Shares are listed on the Nasdaq Capital Market, a quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

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If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

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Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

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(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

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●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands

Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

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Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, dishonesty or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

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Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Islands Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. The Cayman Islands Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

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Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Directors are appointed in accordance with the terms of the memorandum and articles of association of the company.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

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Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

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In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies. Those provisions provide that if a majority in number representing 75% in value of the creditors or class of creditors (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the creditors or the class of creditors, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. Alternatively, if 75% in value of the members or class of members (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the members or the class of members, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

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Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take actions by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	The Cayman Islands Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Islands Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association. Please see above.

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Anti-money Laundering–Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands–Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

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We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

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On March 24, 2022, we issued one (1) ordinary share, par value $0.0001 per share, to WB Corporate Services (Cayman) Ltd. and transferred to CZB Holdings Limited on the same day.

On March 24, 2022, we issued 6,385,814 ordinary shares to nineteen (19) founding shareholders of EPWK Holdings Ltd.

On December 29, 2022, we cancelled 443,614,186 authorized but unissued ordinary shares and re-designated them into 443,614,186 Class A ordinary shares and 50,000,000 Class B ordinary shares.

On December 29, 2022, we repurchased 1,185,316 of our already issued ordinary shares, re-designated them into Class B ordinary shares, and issued 1,185,316 Class B ordinary shares to HGH Holdings Limited.

On December 29, 2022, we repurchased 5,200,498 of our already issued ordinary shares, re-designated them into Class A ordinary shares, and issued 5,200,498 Class A ordinary shares to eighteen (18) shareholders.

On January 30, 2023, we issued 10,400,996 Class A ordinary shares to eighteen (18) shareholders and 2,370,632 Class B ordinary shares to HGH Holdings Limited.

You can find more detailed information regarding the share issuances and the share re-designations in Share Issuances in March 2022, Re-designation of Ordinary Shares in December 2022, and Share Issuances in January 2023.

As part of the Reorganization, we undertook the following corporate actions:

Share Issuances in March 2022

On March 24, 2022, we issued the following ordinary shares, par value $0.0001 per share, to certain founding shareholders of EPWK Holdings Ltd.

Purchaser	Number of Ordinary Shares	Consideration
CZB Holdings Limited	158,072	$15.8072
HCHX Holdings Limited	200,000	$20.00
HGH Holdings Limited	1,185,316	$118.5316
HYSH Holdings Limited	182,514	$18.2514
LXN Holdings Limited	279,550	$27.955
KTYX Holdings Limited	309,153	$30.9153
YBL Holdings Limited	78,432	$7.8432
HZY Holdings Limited	311,498	$31.1498
SZLT Holdings Limited	231,415	$23.1415
JMCT Investment Limited	511,945	$51.1945
Xiamen Xinglin Construction and Development Co., Ltd.	323,055	$32.3055
EPWK Holdings Limited	93,889	$9.3889
ZHFY Holdings Limited	189,687	$18.9687
ZHYP Holdings Limited	31,614	$3.1614
YJSKL Holdings Limited	308,950	$30.895
HZN Holdings Limited	1,038,541	$103.8541
YPHL Holdings Limited	493,785	$49.3785
YPGH Holdings Limited	237,483	$23.7483
ZXL Holdings Limited	220,915	$22.0915

Re-designation of Ordinary Shares in December 2022

We plan to re-designate our ordinary shares as soon as practical to effectuate the following structure.

On December 29, 2022, our shareholders approved the re-designation of 1,185,316 of our already issued ordinary shares held by HGH Holdings Limited into 1,185,316 Class B Ordinary Shares.

On December 29, 2022, our shareholders approved the re-designation of already issued ordinary shares into Class A Ordinary Shares as set out in the table below:

Shareholder	Number of Class A Ordinary Shares
HYSH Holdings Limited	182,514
CZB Holdings Limited	158,072
HCHX Holdings Limited	200,000
LXN Holdings Limited	279,550
KTYX Holdings Limited	309,153
YBL Holdings Limited	78,432
HZY Holdings Limited	311,498
SZLT Holdings Limited	231,415
JMCT Investment Limited	511,945
Xiamen Xinglin Construction and Development Co., Ltd.	323,055
EPWK Holdings Limited	93,889
ZHFY Holdings Limited	189,687
ZHYP Holdings Limited	31,614
YJSKL Holdings Limited	308,950
HZN Holdings Limited	1,038,541
YPHL Holdings Limited	493,785
YPGH Holdings Limited	237,483
ZXL Holdings Limited	220,915

Share Issuances in January 2023

On January 30, 2023, we issued 10,400,996 Class A ordinary shares to eighteen (18) shareholders as set out in the Table 1 – Share Issuances in January 2023 below and 2,370,632 Class B ordinary shares to HGH Holdings Limited pursuant to the written resolutions by the Company’s sole director. The share issuances in January 2023 reflected the share ownership after the Reorganization as shown in Table 2 – Share Ownership as of January 30, 2023.

Purchaser	Number of Class A Ordinary Shares	Consideration
CZB Holdings Limited	316,145	$31.6145
HCHX Holdings Limited	400,000	$40.0000
HYSH Holdings Limited	365,028	$36.5028
LXN Holdings Limited	559,100	$55.9100
KTYX Holdings Limited	618,306	$61.8306
YBL Holdings Limited	156,864	$15.6864
HZY Holdings Limited	622,996	$62.2996
SZLT Holdings Limited	462,830	$46.2830
JMCT Investment Limited	1,023,890	$102.3890
Xiamen Xinglin Construction and Development Co., Ltd.	646,110	$64.6110
EPWK Holdings Limited	187,777	$18.7777
ZHFY Holdings Limited	379,374	$37.9374
ZHYP Holdings Limited	63,229	$6.3229
YJSKL Holdings Limited	617,900	$61.7900
HZN Holdings Limited	2,077,082	$207.7082
YPHL Holdings Limited	987,570	$98.7570
YPGH Holdings Limited	474,966	$47.4966
ZXL Holdings Limited	441,829	$44.1829

Table 1 – Share Issuances in January 2023

Purchaser	Number of Class A Ordinary Shares
CZB Holdings Limited	474,217
HCHX Holdings Limited	600,000
HYSH Holdings Limited	547,542
LXN Holdings Limited	838,650
KTYX Holdings Limited	927,459
YBL Holdings Limited	235,296
HZY Holdings Limited	934,494
SZLT Holdings Limited	694,245
JMCT Investment Limited	1,535,835
Xiamen Xinglin Construction and Development Co., Ltd.	969,165
EPWK Holdings Limited	281,666
ZHFY Holdings Limited	569,061
ZHYP Holdings Limited	94,843
YJSKL Holdings Limited	926,850
HZN Holdings Limited	3,115,623
YPHL Holdings Limited	1,481,355
YPGH Holdings Limited	712,449
ZXL Holdings Limited	662,744

Table 2 – Share Ownership as of January 30, 2023

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SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and while application has been made for the Class A Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering and assuming the issuance of [   ] Class A Ordinary Shares offered hereby, we will have an aggregate of [ ] Class A Ordinary Shares outstanding. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Agreements

We have agreed that we will not offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Class A Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Class A Ordinary Shares, or file any registration statement with the SEC relating to the offering of any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares (other than a registration statement on Form S-8) without the prior written consent of the Representative for a period ending 180 days after the commencement of sales of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors and executive officers, and existing beneficial owners of 5% or more of our outstanding Class A Ordinary Shares has agreed, subject to some exceptions, not to offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares or make any demand for or exercise any right with respect to, the registration of any Class A Ordinary Shares or any security convertible into or exercisable or exchangeable for Class A Ordinary Shares, without the prior written consent of the Representative for a period ending 180 days after the commencement date of the trading of the Class A Ordinary Shares. After the expiration of the 180-day period, Class A Ordinary Shares held by our directors, executive officers or existing beneficial owners of 5% or more of our outstanding Class A Ordinary Shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and our existing beneficial owners of 5% or more of our outstanding Class A Ordinary Shares, such extension is waived by the Representative.

Rule 144

All of our Class A Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

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In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws. Unless otherwise noted in the following discussion, this section is the opinion of Messina Madrid Law PA, our U.S. Tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Dentons, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The following brief description applies only to U.S. Holders (defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX

ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX

CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

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Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although EPWK Holdings Ltd. does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of EPWK Holdings Ltd. and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of EPWK Holdings Ltd., including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that EPWK Holdings Ltd. and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Dentons, our PRC counsel, believes that it is possible but highly unlikely that the Company and its offshore subsidiaries would be treated as a “resident enterprise” for PRC tax purposes because they do not meet some of the conditions outlined in SAT Notice 82. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors – Risks Relating to Doing Business in the PRC – Under the enterprise Income Tax Law, we may be classified as a “Resident enterprise” of China.”

Our company pays an EIT rate of 25% for EPWK WFOE. Any gain or loss recognized by you generally will be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the tax treaty between the United States and PRC, you may elect to treat such gain as PRC source gain under such treaty and, accordingly, you may be able to credit the PRC tax against your United States federal income tax liability.

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Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stamp-able if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of such shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law (As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Law (As Revised), the Financial Secretary undertakes with EPWK Holdings Ltd. (“the Company”):

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

a.	On or in respect of the shares, debentures or other obligations of the Company; or

b.	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (As Revised).

These concessions shall be for a period of twenty years from the date hereof.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

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●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	Certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our shares (by vote or value);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as consideration; or

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities.

All of whom may be subject to tax rules that differ significantly from those discussed below.

Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

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Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our Class A Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Class A Ordinary Shares. Any capital gain or loss will be long-term if the Class A Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the Class A Ordinary Shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the Class A Ordinary Shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

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Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year. Our actual PFIC status for the current taxable year will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change from no to yes. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the Class A Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

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A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Class A Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of your taxable year over your adjusted basis in such Class A Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Class A Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “Taxation – Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

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UNDERWRITING

We are offering our Class A Ordinary Shares described in this prospectus through the underwriters named below. Revere Securities LLC, or Revere, is acting as representative of the underwriters. We will enter into an underwriting agreement with Revere. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to the underwriters, severally and not jointly, the number of Class A Ordinary Shares listed next to their respective names in the following table.

Underwriter	Number of Shares
Revere Securities LLC

Total

The underwriting agreement provides that the underwriters must buy all of the Class A Ordinary Shares being sold in this offering if they buy any of them. However, the underwriters are not required to take or pay for the Class A Ordinary Shares covered by the underwriters’ option to purchase additional Class A Ordinary Shares as described below.

Our Class A Ordinary Shares are offered subject to a number of conditions, including:

●	receipt and acceptance of our Class A Ordinary Shares by the underwriters; and

●	the underwriters’ right to reject orders in whole or in part.

We have been advised by Revere that the underwriters intend to make a market in our Class A Ordinary Shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Class A Ordinary Shares

We have granted the underwriters an option to buy up to an aggregate of 15% additional Class A Ordinary Shares. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will purchase additional Class A Ordinary Shares approximately in proportion to the amounts specified in the table above.

Underwriting Discount and Expenses

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to eight percent (8%) of the gross proceeds from the initial public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, Revere may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 15% additional Class A Ordinary Shares.

	Per Share	Total without Over- Allotment Option	Total with Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8.0%)	$	$	$
Proceeds, before expenses to us	$	$	$

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We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including, but not limited to: (a) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as Revere may reasonably request; (b) the costs of preparing, printing and delivering exhibits thereto, in such quantities as Revere may reasonably request; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by Revere; (d) the fees of counsels and accountants for the Company, including fees associated with any blue sky filings where applicable; (e) fees associated with the Company’s transfer agent; and (f) fees, if necessary, associated with translation services.

Additionally, we have agreed to pay to Revere up to, and not to exceed, One Hundred Fifty Thousand dollars ($150,000) for its reasonable accountable expenses actually incurred in connection with the performance of its services for the purpose of the offering, regardless of whether the offering is successfully closed, in accordance with FINRA Rule 5110(g)(5)(A). Of this amount: (i) Seventy Thousand dollars ($70,000) was paid to Revere within 10 working days after the execution of the engagement letter, as a cash retainer fee; (ii) Fifty Thousand dollars ($50,000) will be paid to Revere upon the public filing of this registration statement; and (iii) Thirty Thousand dollars ($30,000) will be paid to Revere upon the closing of the offering. Promptly, upon the consummation of this offering or the earlier termination of the engagement period in accordance with its terms, the underwriter will return the balance of any remaining portion of the advance to the extent such monies were not used for reasonable and documented out-of-pocket expenses incurred. For the avoidance of doubt, in the event that the offering is terminated, we will reimburse Revere for actual and accountable out-of-pocket expenses related to this offering, up to $150,000, and Revere will return the balance of any remaining portion of the funds to the extent such monies were not used for reasonable and documented out-of-pocket expenses incurred.

In connection with and upon closing of the offering, we have also agreed to pay to Revere a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares in the offering.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $[   ].

We shall establish and maintain an SEC compliant offering deposit or escrow account with the financial institution as designated by the patties, and at the closing of the Offering, we shall deposit into the designated account an amount of four hundred thousand dollars ($400,000) from the offering proceeds (the “Escrow Amount”) in order to provide source of funding for certain indemnification obligations of us to Revere and other indemnified persons as described in the registration statement and the underwriting agreement; the Escrow Amount shall be held at the designated account for twelve (12) months after the closing of the Offering, during which period we may use the Escrow Amount for low risk investment (e.g. bonds, mutual funds, money market funds, etc.) at our discretion, subject to the terms and conditions set forth hereunder, underwriting agreement and/or the registration statement, provided that we have notified Revere in writing in advance.

Representative’s Warrants

We have also agreed to issue to Revere (or its permitted assignees) warrants to purchase a number of our shares equal to an aggregate of 5.0% of the total number of Class A Ordinary Shares sold in this offering, or the Representative’s Warrants, which will be issued in compliance with FINRA Rule 5110(g)(8). The Representative’s Warrants will have an exercise price equal to 120% of the offering price of the Class A Ordinary Shares sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing upon the closing of the offering and will expire three years after the issuance date. The Representative’s Warrants are not redeemable by us. The Representative’s Warrants provide for one immediate demand registration right and/or unlimited piggy-back registration rights at the Company’s expense, so that they are registered in this registration statement. The one demand registration right will not be greater than five years from the commencement of the offering, and the unlimited piggyback registration rights will not be greater than seven years from the commencement of the offering. The Representative’s Warrants and the Class A Ordinary Shares underlying the Representative’s Warrants, have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Revere (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of six months from the effective date of this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and the Class A Ordinary Shares underlying such Representative’s Warrants), but only to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization. Additionally, Revere will not receive or accrue cash dividends prior to the exercise or conversion of the Representative’s Warrants.

After the filing of the registration statement, if we elect to terminate our further participation in the offering and the engagement of Revere pursuant to the engagement letter due to a proposed or completed merger or acquisition transaction whereby we will be merged into or acquired by another company or entity (an “M&A Transaction”), we have agreed to grant Revere the right to serve as an investment banker and/or financial advisor to the Company, and we have agreed that we or the surviving entity or company will pay to Revere a cash fee equal to one percent (1.0%) of the aggregate consideration paid to the Company in the M&A Transaction at the closing of the M&A Transaction. If we receive non-cash consideration in the M&A Transaction (including but not limited to equity or debt securities), the value of such non-cash consideration will be included in the calculation of the fee payable to Revere. Any right in relation to the M&A Transaction, including the obligation for the us to pay a termination fee, will be forfeited if the Company terminates the engagement letter for cause. This includes Revere’s material failure to provide underwriting services contemplated in the engagement letter. Furthermore, in order to obtain such a right, the M&A Transaction must take place within a period of two (2) years, beginning on the date on which the engagement is terminated by the Company.

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Lock-Up Agreements

We and our directors, officers, and holders of more than five percent (5.0%) of our outstanding Class A Ordinary Shares as of the effective date of the registration statement (and all holders of securities exercisable for or convertible into Class A Ordinary Shares) shall enter into customary “lock-up” agreements in favor of Revere pursuant to which such persons and entities shall agree, for a period of six (6) months from the date of the offering, and each of the Company and any successors of the Company will agree, for a period of three (3) months from the closing of the offering, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our Class A Ordinary Shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Class A Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for our Class A Ordinary Shares will develop and continue after this offering.

Stock Exchange

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “FTEL.” There can be no assurance that we will be successful in listing our Class A Ordinary Shares on the Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class A Ordinary Shares during and after this offering, including:

●	stabilizing transactions;

●	short sales;

●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

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Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class A Ordinary Shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Class A Ordinary Shares, which involve the sale by the underwriters of a greater number of Class A Ordinary Shares than they are required to purchase in this offering and purchasing Class A Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Revere has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or retarding a decline in the market price of our Class A Ordinary Shares. As a result of these activities, the price of our Class A Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our Class A Ordinary Shares. The initial public offering price will be determined by negotiation between us and Revere. The principal factors to be considered in determining the initial public offering price include, but not limited to:

●	the information set forth in this prospectus and otherwise available to Revere;

●	our history and prospects and the history and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities market at the time of this offering;

●	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

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The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A Ordinary Shares or that the Class A Ordinary Shares will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Class A Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

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As any offer of Class A Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada. The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

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European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Class A Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Class A Ordinary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Class A Ordinary Shares may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the Class A ordinary shares to the public” in relation to any Class A Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The Class A Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. Class A Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

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Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the Class A Ordinary Shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Class A Ordinary Shares , as principal, if the offer is on terms that the Class A Ordinary Shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Class A Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Class A Ordinary Shares may not be circulated or distributed, nor may our Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

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Where our Class A Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland. The Class A Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Class A Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Class A Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Class A Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Class A Ordinary Shares.

Taiwan. The Class A Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A Ordinary Shares in Taiwan.

United Arab Emirates. The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Class A Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam. This offering of Class A Ordinary Shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

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LEGAL MATTERS

The validity of the Class A Ordinary Shares and certain other legal matters as to United States Federal and New York State law will be passed upon for us by VCL Law LLP. The underwriters are being represented by Winston & Strawn LLP with respect to legal matters of United States federal and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Beijing Dentons Law Offices, LLP (Fuzhou) and for the underwriters by Jincheng Tongda & Neal Law Firm. VCL Law LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Dentons with respect to matters governed by PRC law. Winston & Strawn LLP may rely upon Jincheng Tongda & Neal Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of June 30, 2022 and 2021 and for the fiscal years then ended in this prospectus have been so included in reliance on the report of WWC, Professional Corporation, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of WWC, Professional Corporation is located at San Mateo, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

179

INDEX TO FINANCIAL STATEMENTS

EPWK HOLDINGS LTD.

TABLE OF CONTENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of

 EPWK Holdings Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EPWK Holdings Ltd. (the “Company”) as of June 30, 2022 and 2021 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has a working capital deficit and an accumulated deficiency that raise doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.
WWC, P.C. Certified Public Accountants PCAOB ID: 1171

We have served as the Company’s auditor since 2021.
San Mateo, California
December 8, 2022, except for Note 18, as to which the date is February 9, 2023.

F-2

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$713,649	$572,788
User funds	277,673	2,053,185
Accounts receivable, net	482,746	2,195
Related parties receivable	12,160	2,983,960
Advance to suppliers	14,284	25,078
Prepaid expenses and other receivables, net	73,627	550,716
Total current assets	1,574,139	6,187,922

Equity investments	59,710	-
Property and equipment, net	1,196,808	2,101,196
Right-of-use assets	4,343,324	13,022,583
Intangible assets, net	262,819	373,810
Other non-current assets	170,071	416,374
Total non-current assets	6,032,732	15,913,963
TOTAL ASSETS	$7,606,871	$22,101,885

Liabilities
Current liabilities:
Short term bank loans	1,632,951	-
Accounts payable	495,095	152,712
Contract liabilities – current	3,201,247	4,238,839
User accounts payable	277,673	2,053,185
Related parties payable	89,788	693,810
Accrued expenses and other current liabilities	1,155,030	1,090,361
Lease payable-current portion	836,425	1,731,292
Total current liabilities	7,688,209	9,960,199

Long term bank loans	640,314	464,763
Contract liabilities – non-current	379,171	345,513
Lease payable-non-current	4,044,834	13,183,686
Other non-current liabilities	247,712	338,827
Total non-current liabilities	5,312,031	14,332,789
TOTAL LIABILITIES	13,000,240	24,292,988

Shareholders' Deficit
Ordinary shares (500,000,000 Class A shares authorized, par value $0.0001; 6,385,814 shares issued and outstanding as of June 30, 2022 and 2021)	638	638
Additional paid in capital	11,148,844	11,148, 844
Accumulated deficits	(16,580,483)	(13,174,564)
Accumulated other comprehensive income/(loss)	37,632	(166,021)
Total Shareholders' deficit	(5,393,369)	(2,191,103)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$7,606,871	$22,101,885

The accompanying notes are an integral part of these consolidated financial statements.

F-3

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended June 30,
	2022	2021

Net revenue	$12,811,143	$11,366,317
Cost of revenue	7,496,464	6,619,723
Gross profit	5,314,679	4,746,594

Operating Expenses
Selling expenses	4,305,293	2,680,090
General and administrative expenses	2,849,518	2,774,983
Research and development expense	2,009,591	239,966
Total operating expense	9,164,402	5,695,039

Operating Income/(loss)	(3,849,723)	(948,445)

Non-operating Income (Expenses)
Other income	20,109	1,198
Other expenses	(45,282)	(8,483)
Interest expense, net	(68,591)	40,379
Subsidy income	945,812	1,541,838
Loss on disposal of property, plants and equipment	(117,682)	(184)
Loss from disposals of subsidiaries	(285,020)	-
Total other income and expenses, net	449,346	1,574,748

Income/(loss) before income tax	(3,400,377)	626,303

Income tax	5,542	2,467
Net Income/(loss)*	$(3,405,919)	$623,836
Other comprehensive income:
Foreign currency translation gain/(loss), net of income taxes	203,653	(229,616)
Total comprehensive income/(loss)	$(3,202,266)	$394,220

Basic & diluted earnings per Class A share	(0.53)	0.10
Weighted average Class A shares outstanding	6,385,814	6,385,814

* Including disposal group loss amount of $30,966 for the year ended June 30, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the years ended June 30, 2022, 2021 and 2020
(In U.S. dollars, except for share and per share data, or otherwise noted)

					Accumulated
	Class A		Additional		other	Total
	Ordinary Shares		paid-in	Accumulated	comprehensive	shareholder’s
	Share	Amount	capital	deficit	income (loss)	deficit
Balance as of June 30, 2019	6,385,814	638	11,148,844	(13,269,085)	-	(2,119,603)
Net loss	-	-	-	(529,315)	-	(529,315)
Foreign currency translation adjustment	-	-	-	-	63,595	63,595
Balance as of June 30, 2020	6,385,814	638	11,148,844	(13,798,400)	63,595	(2,585,323)
Net income	-	-	-	623,836	-	623,836
Foreign currency translation adjustment	-	-	-	-	(229,616)	(229,616)
Balance as of June 30, 2021	6,385,814	638	11,148,844	(13,174,564)	(166,021)	(2,191,103)
Net income	-	-	-	(3,405,919)	-	(3,405,919)
Foreign currency translation adjustment	-	-	-	-	203,653	203,653
Balance as of June 30, 2022	6,385,814	638	11,148,844	(16,580,483)	37,632	(5,393,369)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES
STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended June 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit/(loss)	(3,405,919)	623,836
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	494,812	963,091
Amortization	103,632	78,215
Loss from the disposal of property and equipment	117,682	184
Loss from disposals of subsidiaries	285,020	-
Changes in assets and liabilities
Accounts receivable	(498,759)	71,357
Advance to suppliers	10,252	152,338
Prepaid expenses and other current assets	(796,757)	(78,313)
Operating lease ROU assets and liabilities, net	5,504	107,332
Other non-current assets	239,841	-
Other non-current liabilities	(372,143)	-
Accounts payable	479,556	34,386
Contract liabilities	(853,614)	(800,171)
Accrued expenses and other liabilities	526,728	435
Net cash (used in)/provided by operating activities	(3,664,165)	1,152,690

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets and leasehold improvements	(386,871)	(111,185)
Proceeds from disposal of property and equipment	26,489	5,135
Disposal of subsidiaries, net of cash proceeds	(10,392)	-
Acquisitions of equity investments	(61,962)	-
Net cash used in investing activities	(432,736)	(106,050)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds/(repayment) of bank loans, net	1,894,289	453,124
Proceeds/(Repayment) to related parties, net	2,370,450	(2,327,446)
Net cash provided by/ (used in) financing activities	4,264,739	(1,874,322)

Effect of exchange rate changes	(26,977)	102,102
Total cash flows	140,861	(725,580)

Cash and cash equivalents, at beginning of year	572,788	1,298,367
Cash and cash equivalents, at end of year	713,649	572,788
Net increase (decrease) in cash and cash equivalents	140,861	(725,580)

Supplementary Cash Flows Information
Cash paid for interest	75,879	-
Cash paid for taxes	3,267	2,467
Supplemental non-cash disclosure:
Lease liabilities arising from obtaining right-of-use assets	-	1,382,292

The accompanying notes are an integral part of these consolidated financial statements.

F-6

EPWK HOLDING LTD
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

EPWK Holdings Ltd. (“EPWK Cayman” or the “Company”) was incorporated on March 24, 2022, a holding company, as an exempted company with limited liability in the Cayman Islands. The Company principally engages in providing an online service platform, which can assist small service providers to promote their business to users with real service requirements. The business is operated through its subsidiaries in the People’s Republic of China (the “PRC”). In March 2011, Mr. Guohua Huang and Mr. Zhinan Huang jointly founded Xiamen EPWK Network Technology Co., Ltd. ( “EPWK VIE”), to conduct the main business. Mr. Guohua Huang and Mr. Zhinan Huang are jointly deemed as controlling shareholders. In December 2020 and May 2021, EPWK VIE acquired Qi Zhi (Beijing) Certification Co., Ltd. and Xiamen Kutai Network Technology Co., Ltd. respectively, which are controlled by Mr. Guohua Huang (“Controlling Shareholder”). The Company underwent a series of onshore and offshore reorganizations, which were completed on August 11, 2022.

Immediately before and after the reorganization, the Controlling Shareholder of EPWK VIE controlled EPWK VIE and EPWK Cayman. During the years presented in these consolidated financial statements, the control of the entities has remained under the control of Guohua Huang. Accordingly, the combination has been treated as a corporate restructuring (“Reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of EPWK Cayman and its subsidiaries and VIEs has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

EPWK Cayman and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

Corporate Structure

EPWK Cayman is a holding company incorporated in Cayman Islands that does not have substantive operations. The Company is in an investment holding company; its primary business operations are conducted through its subsidiaries and its variable interest entities as described below.

Subsidiaries

●	EPWK Group Limited (“EPWK BVI”), was incorporated in the British Virgin Islands on April 4, 2022. It is a wholly-owned subsidiary of EPWK Cayman.

●	EPWK Holdings Limited (“EPWK HK”) was incorporated in Hong Kong on April 28, 2022. It is a wholly owned subsidiary of EPWK BVI.

●	Yipinweike (Guangzhou) Network Technology Co., Ltd. (“WFOE”) was organized pursuant to PRC laws on July 26, 2022. It is a wholly owned subsidiary of EPWK HK.
●	EP Zhishang (Xiamen) Network Technology Co. Ltd. was organized pursuant to PRC laws on July 26, 2022, principally providing software development and IT consulting service. It is a wholly owned subsidiary of EPWK HK.

VIE

●	Xiamen EPWK Network Technology Co., Ltd., (“EPWK VIE”), an onshore holding and operating company established in the PRC on March 25, 2011, holding our other operating subsidiaries in the PRC and principally providing an online service platform, which can assist small service providers to promote their business to users with real service requirements. WFOE has effective control of EPWK VIE and its subsidiaries which are listed below.

F-7

●	Xiamen Yipinweike Network Information Co., Ltd., an onshore operating entity established in the PRC on December 29, 2015, principally providing services of intellectual properties’ application, registration, transferring and advisory.

●	Xiamen Kutai Network Technology Co., Ltd., an onshore operating entity established in the PRC on November 3, 2013, principally running an online decoration website to connect decoration service providers and users.

●	Xiamen EPWK Zhibang Finance and Taxation Service Co., Ltd., an onshore operating entity established in the PRC on September 26, 2018, principally providing bookkeeping and tax advisory services.

●	Xiamen EPWK Investment Management Co., Ltd., an onshore operating entity established in the PRC on August 11, 2015, principally providing angel investment and investment advisory services.

●	Xiamen EPWK Zhongchuang Coffee Co., Ltd., an onshore operating entity established in the PRC on September 10, 2015, principally providing venture idea sharing and corporation setup advisory services. The company was disposed to non-affiliate party on January 25, 2022.

●	Xiamen EPWK Yixing Business Incubator Management Co., Ltd. an onshore operating entity established in the PRC on November 11, 2015, principally providing corporation support services especially for robot related ventures.

●	Xiamen EPWK Chuangke Incubator Management Co., Ltd., an onshore operating entity established in the PRC on February 28, 2018, principally provide workspace, communication and resource-sharing platform at very favorable price to innovative entrepreneurs.

●	Xiamen EPWK ZhiSheng Intellectual Property Agency Co., Ltd., an onshore operating entity established in the PRC on September 10, 2018, principally providing services and an online management tool for intellectual properties’ application, registration, transferring and advisory. The company was cancellation in April, 2022.

●	Qi Zhi (Beijing) Certification Co., Ltd, an onshore operating entity established in the PRC on January 29, 2019, principally providing qualifications certification advisory services, such as ISO qualification advisory.

●	Xiamen EPWK Kutai Incubator Management Co., Ltd., an onshore operating entity established in the PRC on January 5, 2021, principally providing corporate setup and related services.

●

Xiamen Kubeijie Network Technology Co. Ltd., an onshore operating entity established in the PRC on February 25, 2014, principally running an online platform, which can share high-end design products and provide IP protection services as well. The company was disposed to non-affiliate party on January 21, 2022.

●	EP Huicheng (Guangzhou) Network Technology Co., Ltd., or EPHC, as an onshore operating entity was established in the PRC on June 1,2022 in order to expand our software and information technology services.

●	Qi Zhi (Xiamen) Certification Co., Ltd., an onshore operating entity established in the PRC on March 30, 2022, principally providing marketing and other supporting services related to the certification service.

The VIE Agreements

EPWK Cayman, EPWK HK and WFOE, are considered as foreign invested enterprises. To comply with these regulations, the Company conducts its business operation in PRC through its VIEs.

WFOE, EPWK VIE and the EPWK VIE Shareholders entered into a series of contractual arrangements, 1) Call Option Agreement, 2) Exclusive Business Cooperation Agreement, and 3) Equity Pledge Agreement, 4) Powers of Attorney (POAs), and 5) Exclusive Business Cooperation Agreement, known as VIE Agreements, on August 11, 2022. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the EPWK VIE that can significantly impact the EPWK VIE’s economic performance and is obligated to absorb losses of the EPWK VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the EPWK VIE’s business operation for accounting purposes. Because our economic interest in the EPWK VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the EPWK VIE, we have consolidated the financial results of the EPWK VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). However, the economic interest in and the power over the EPWK VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the EPWK VIE, and the structure involves unique risks to investors.

F-8

Call Option Agreement

Pursuant to the Call Option Agreement among WFOE, EPWK VIE and its shareholders, the shareholders irrevocably granted WFOE or any third party designated by WFOE an option to purchase all or part of their equity interests in EPWK VIE at any time, either at its own discretion or through its designated person, at the lowest price permitted under applicable PRC laws. Without WFOE’s prior written consent, the shareholders and EPWK VIE agreed not to, among other things: amend the articles of association of EPWK VIE; increase or decrease the registered capital of EPWK VIE; change EPWK VIE’s business activities; alter EPWK VIE’s capital structure; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of EPWK VIE’s assets, business, or revenue; incur, assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholders and EPWK VIE agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice.

The call option agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Powers of Attorney (POAs)

Pursuant to the Powers of Attorney, the shareholders of EPWK VIE give WFOE an irrevocable proxy to act on their behalf on all matters pertaining to EPWK VIE and to exercise all of their rights as shareholders of EPWK VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfilment of the obligations under the call option agreements and the equity pledge agreements.

The shareholders powers of attorney remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, shareholders of EPWK VIE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to WFOE at any time.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, WFOE has the exclusive right to provide EPWK VIE technical support, consulting services and other management services in return for certain service fees. For services rendered to EPWK VIE by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be calculated based upon EPWK VIE’s actual operation. The service fee should approximately equal to EPWK VIE’s net profit from amalgamation offsetting previous year’s loss (if any), operating expense, all expenses, tax and other mandatory expenditure. Without WFOE’s prior written consent, EPWK VIE may not accept any services subject to this agreement from any third party. WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement.

F-9

The exclusive business cooperation agreement remains in effect for 10 years until August 10, 2032, and shall be automatically renewed for one year at the expiration date of the validity term. However, WFOE shall have the right to terminate this agreement upon giving 30 days’ prior written notice to EPWK VIE at any time.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement, the shareholders of EPWK VIE have agreed to pledge 100% equity interest in EPWK VIE to WFOE to guarantee the performance obligations of EPWK VIE under the Exclusive Business Cooperation Agreement the Call Option Agreement. If EPWK VIE or its shareholders breach their contractual obligations under these agreements, WFOE, as pledgee, will have the right to exercise the Pledge. The shareholders also agreed that, without prior written consent of WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The equity pledge agreement will take effect from the date of signing, that is, on August 11, 2022, and three days after the agreement is signed, the share pledge will be recorded under the EPWK VIE shareholder register.

The equity pledge agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Irrevocable Commitment Letter

Pursuant to the irrevocable commitment letter, the individual shareholders of EPWK VIE commit that their spouses or inheritors have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE, and commit that if any event which refrains them from exercising shareholders’ rights as a registered shareholder, such as death, incapacity, divorce or any other event, could happen to them, the shareholders of EPWK VIE will take corresponding measures to guarantee the rights of other registered shareholders and the performance of the Contractual Arrangements. The letter is irrevocable and shall not be withdrawn without the consent of WFOE. The spouses of EPWK VIE individual shareholders also undertake that they have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE.

The Company has concluded that the Company is the primary beneficiary of EPWK VIE and its subsidiaries and should consolidate financial statements. The Company is the primary beneficiary based on the VIE Agreements that each equity holder of EPWK pledged their rights as a shareholder of EPWK VIE to WFOE. These rights include, but are not limited to, voting on all matters of EPWK VIE requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in EPWK VIE, oversee and review EPWK VIE’s operation and financial information. As such, the Company, through WFOE, is deemed to hold all of the voting equity interest in EPWK VIE and its subsidiaries.

For the periods presented, the Company has not provided any financial or other support to either EPWK VIE or its subsidiaries. However, pursuant to the Exclusive Business Cooperation Agreement, the Company may provide complete technical support, consulting services and other services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to EPWK VIE to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIE were considered in determining that the Company is the primary beneficiary of the VIE. Accordingly, the financial statements of the VIE are consolidated in the Company’s consolidated financial statements.

F-10

Based on the foregoing VIE Agreements, WFOE has effective control of EPWK VIE and its subsidiaries, which enables WFOE to receive all of their expected residual returns of the VIE and its subsidiaries. Therefore, EPWK Cayman is considered as the ultimate primary beneficiary of EPWK VIE and its subsidiaries and has consolidated EPWK VIE’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation.

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:

●	revoke business and operating licenses of EPWK Cayman’s PRC subsidiary and VIE;

●	levy fines on EPWK Cayman’s PRC subsidiary and VIE;

●	confiscate any income of EPWK Cayman’s PRC subsidiary and VIE that they deem to be obtained through illegal operations;

●	shut down services of EPWK Cayman’s PRC subsidiary and VIE;

●	discontinue or restrict EPWK Cayman’s PRC subsidiary and VIE’s operations in China;

●	impose conditions or requirements with which EPWK Cayman’s PRC subsidiary and VIE may not be able to comply;

●	require EPWK Cayman or EPWK Cayman’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations;

●	restrict or prohibit EPWK Cayman’s use of the proceeds of the additional public offering to finance EPWK Cayman’s business and operations in China; and

●	take other regulatory or enforcement actions that could be harmful to EPWK Cayman’s or EPWK Cayman’s PRC subsidiary and VIE’s business.

EPWK Cayman’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, EPWK Cayman may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE. EPWK Cayman, however, does not believe such actions would result in the liquidation or dissolution of EPWK Cayman, its PRC subsidiaries and VIE.

F-11

The interests of the shareholders of VIE may diverge from that of EPWK Cayman and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. EPWK Cayman cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of EPWK Cayman or that conflicts of interests will be resolved in EPWK Cayman’s favor. EPWK Cayman believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide EPWK Cayman with a mechanism to remove the current shareholders of VIE should they act to the detriment of EPWK Cayman. EPWK Cayman relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of EPWK Cayman. If EPWK Cayman cannot resolve any conflicts of interest or disputes between EPWK Cayman and the shareholders of VIE, EPWK Cayman would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

The following financial information of the VIE and VIE’s subsidiaries were included in the accompanying consolidated financial statements as of June 30, 2022 and 2021 and for the years ended June 30, 2022 and 2021:

	As of June 30,
	2022	2021
Total assets	$7,606,871	$22,101,885
Total liabilities	$13,000,240	$24,292,988

	For the years ended June 30,
	2022	2021
Total net revenue	$12,811,143	$11,366,317
Net profit/(loss)	$(3,405,919)	$623,836

Net cash provided by/(used in) operating activities	$(3,664,165)	$1,152,690
Net cash provided by/(used in) investing activities	$(432,736)	$(106,050)
Net cash provided by/(used in) financing activities	$4,264,739	$(1,874,322)

F-12

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE and its VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation. The results of subsidiaries acquired or disposed of are recorded in the consolidated income statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

(b)    Going concern and management’s plan

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. As of June 30, 2022, the Company had an accumulated deficit of $16,580,483. Losses have principally occurred as a result of the substantial expenses for professional fees as part of the Company’s capital market strategy which have been accounted for as general and administrative expenses. Additionally, the Company has invested into itself on two fronts: 1.) research and development into its own technology platform, and 2.) personnel and resources to generate increased future revenues; both of these expenditures have been accounted for as cost of sales. The continuation of the Company as a going concern is dependent upon the realization of the investments made in the business to generate positive operating cash flows, or the procurement of additional external financing. Management believes that it will be able to undertake capital raising activities to provide the additional cash to meet with the Company’s obligations as they become due ad fund future expansion plans; however, there is no assurance that the Company will be successful in securing sufficient funds to sustain or grow its operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties. Management believes that the actions presently being taken to obtain additional funding and implement its strategic plan provides the opportunity for the Company to continue as a going concern.

(c)    Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets (including goodwill), valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses and fair value of assets and liabilities acquired in business combination. Actual results could differ from those estimates.

F-13

(d)    Fair Value Measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

●	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.

(e)     Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

(f)     User funds and user accounts payable

The Company hold funds on behalf of buyers and sellers (“users”) between whom transactions occur. User funds consist of buyers’ prepayments to sellers that are held by the company on behalf of the users until the order is completed and would be earned by the seller. User accounts payable represent the corresponding liability to the users.

F-14

(g)     Accounts Receivable, net

Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.

(h)    Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets after deduction of the residual value at 10% of the cost. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Electronic equipment	3 - 5 years
Office equipment	3 - 5 years
Motor vehicle	5 years
Testing equipment	3 – 5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.

(i)     Intangible assets, net

Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:

Category	Estimated useful lives
Software	5-10 years
Trademark	5 years

(j)     Impairment of long-lived assets (other than goodwill)

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized as of June 30, 2022 and 2021.

F-15

(k)     Goodwill

Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not depreciated or amortized but is tested for impairment on an annual basis as of December 31 and in between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired.

In accordance with the Financial Accounting Standards Board (“FASB”) guidance on “Testing of Goodwill for Impairment”, the Company has the option to assess qualitative factors first to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. A goodwill impairment charge will be recorded for the amount by which a reporting unit’s carrying value exceeds its fair value, but not to exceed the carrying amount of goodwill.

(l)     Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(m)    Revenue recognition

In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

F-16

Net revenue consists of revenue from online promotion revenue, Value-Added Services revenue and Shared office rental and management revenue:

Online Promotion revenue:

The majority of the Company’s revenue is derived from rendering services to varied service providers to generate greater exposure, brand recognition, and connection to users through its online platforms. The Company recognizes the revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified services. Payments are made by customers in advance and recorded as contract liabilities for subscription of services that covered   a specified period of time; accordingly, these advances for subscription services are amortized over the subscription period on a straight-line basis and recognized to revenue as online promotion revenue.

Value-Added Services revenue:

The Company provides varied Value-Added Services to customers, such as bookkeeping services, tax filing services, IP application and registration services, qualification certification services. For each type of Value-Added Services, the Company identifies a single performance obligation that must be satisfied in order for the Company discharge its responsibilities as set forth in the agreement of service. The Company recognizes revenue when the evidence of the service has been rendered. Value-Added Services revenue is recognized on a gross basis, as the Company is the primary obligator in its contracts to provide the specified services, and has the discretion in establishing the pricing of services charged to the customers.

Shared office rental and management revenue:

The Company provides shared office space to startup companies or small companies, and it also provides property management services to these companies using shared office. The Company recognizes the revenues on a gross basis as the Company is acting as a principal   in these transactions and is fully bearing the rental cost regardless the space is leasing out or not. The Company recognizes revenue from the rental arrangement that is classified as an operating lease on a straight-line basis over the term of the lease even if the receipts from rental payments collected do not follow the same pattern. Customers reimburse the Company for the common charges (as opposed to paying directly a third party), customers’ payments for their prorated share of those items are considered lessor costs in accordance with paragraph 842-10-15-40A and are recognized on a gross basis in profit or loss.

The following table identifies the disaggregation of the Company’s revenue for the years ended June 30, 2022 and 2021:

	2022	2021
Online Promotion revenue	$8,287,570	$6,349,510
Value-Added Services revenue	2,473,971	2,875,697
Shared office rental and management revenue	2,049,602	2,141,110
Total	$12,811,143	$11,366,317

F-17

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.

Contract liabilities consist of payments received related to unsatisfied performance obligations at the end of the period. Contract liabilities as of June 30, 2022 and 2021 were $3,580,418 and $4,584,352, respectively.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets. The Company records revenue net of value added tax and related surcharges.

(n)    Subsidy income

Subsidy income are generally government grants which are intended to encourage innovation by compensating the Company for expenses already incurred or by giving immediate financial support with no future expenditures required by the Company. The Company recognize the grants in other income as soon as it becomes a valid receivable.

For the government grants received for the specific future projects scheduled, the Company records the funds as liability. The recognition of a government grant in other income takes place when the Company expects to recognize the expenses incurred for the projects that the grant is designed to offset,

For the year ended June 30, 2022 and 2021, the Company recognized subsidy income of $945,812 and $1,541,838, respectively.

(o)    Cost of revenue

Cost of revenue mainly consists of cost for obtaining new customers, direct labor cost, costs related to operating and maintaining online platforms, and other cost directly linked to the revenue, such as government surcharges for registration, rental cost and utility costs for shared offices.

Specifically, the costs related to operating and maintaining our platforms are (a) fees charged by online payment processors such as Alipay, WeChat, UnionPay that provide integrated online payment method to the users; (b) service fee charged by the solution provider that enables the platform users to receive and send verification code via SMS or email for security purpose; (c) expenditures on network technology such as cost of servers, gateway, call centers, etc.; and (d) related labor fee incurred by the Company’s programmers, developers and IT engineers. All these costs are expenses associated with the operation and maintenance of the Company’s mobile platform and website based on which the promotion services are rendered, thereby being included in the cost of revenues.

(p)    Selling expenses

Selling expenses mainly consists of labor expenses for sales personnel, marketing expenses and other miscellaneous selling expenses.

(q)    General and administrative expenses

General and administrative expenses mainly consist of professional service fees, labor expenses, and other miscellaneous administrative expenses.

(r)    Research and development expenses

Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.

F-18

(s)     Operating leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability-current portion, and operating lease liability-non current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

(t)     Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended June 30 2022 and 2021, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

F-19

(u)    Value added tax (“VAT”)

The Company is subject to VAT and related surcharges on revenue generated from sales of products, Value-Added Services and platform services. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of Prepaid expenses and other receivables on the consolidated balance sheets.

The VAT rate is 13% for taxpayers selling consumer products, and 16% prior to April 1, 2019. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

(v)     Foreign currency transactions and translations

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

	As of June 30,
	2022	2021
Balance sheet items, except for equity accounts	6.6991	6.4549

	For the Years Ended June 30,
	2022	2021
Items in the statements of income and comprehensive income, and statements of cash flows	6.4556	6.6207

F-20

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(w)    Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts   to issue ordinary shares were exercised or converted into ordinary shares.

According to the amended articles, the Company have designated two classes of ordinary shares that have identical rights and privileges, except for voting rights. Each Class A Ordinary Share is entitled to one vote and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to fifteen votes, subject to certain conditions, and is convertible into one Class A Ordinary Share at any time by the holder thereof.

The two classes are combined and presented as one class for EPS purposes since the only difference is related to voting rights, but the classes otherwise share equally in dividends and residual net assets on a per share basis. In this situation, the earnings per share amounts presented reflect both classes of ordinary share. The disclosure of EPS above is stated in anticipation of amended articles taking effect.

(x)     Segment reporting

The segments reflect the way the Company evaluates its business performance and manages its operations by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company has determined that it operates in three operating and reportable segments during the periods presented as set out in Note 10: (1) online promotion for users’ business (2) shared office space rentals and management (3) value-added commercial services. These three segments are determined to report since they exceed the 10% threshold of the consolidated revenue of the entire business.

Substantially all of the Company’s long-lived assets, revenue and expenses are located or derived in the PRC therefore no geographical information is presented.

(y)     Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

F-21

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Company will adopt ASU 2016-02 from January 1, 2022. The Company is in the process of evaluating the effect of the adoption of this ASU.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard.

For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The Company is in the process of evaluating the effect of the adoption of this ASU.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consists of the following:

	June 30,
	2022	2021
Accounts receivable	$482,746	$2,195
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$482,746	$2,195

F-22

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net, consists of the following:

	June 30,
	2022	2021
Loan to third parties (i)	$-	$420,411
Deposits	2,090	-
Prepaid social funds	29,360	29,389
Employees' IOU	-	16,507
Others	42,177	84,409
Total	73,627	550,176
Less: allowance for doubtful accounts	-	-
Total prepayments and other current assets, net	$73,627	$550,716

(i)      The loan to third parties is temporary loans to third parties due on demand without interest and security.

5. EQUITY INVESTMENTS

	June 30
	2022	2021
Equity investments without readily determinable fair values Xiamen Wanxian Network Technology Co., Ltd. (“Xiamen Wanxian ”)	29,855	-
Xiamen Xiaoxu Technology Co., Ltd. (“Xiamen Xiaoxu”)	29,855	-
Cost of equity investments without readily determinable fair value	59,710	-
Impairment on equity investments without readily determinable fair value	-	-
Carrying amount of Equity investments without readily determinable fair value . . .	59,710	-

In May 15 2022, the Company through its subsidiary, Xiamen EPWK Investment Management Co., Ltd, entered into an agreement to invest in Xiamen Wanxian. The Company injected capital of $29,855 in 2022. The Company held 2% of equity interest as of June 30, 2022. Based on the investment agreement, the Company cannot exercise significant influence over Xiamen Wanxian’s operation and financial decisions.

On May 15 2022, the Company through its subsidiary, Xiamen EPWK Investment Management Co., Ltd, entered into an agreement to invest in Xiamen Xiaoxu. The Company injected capital of $29,855 in 2022. The Company held 2% of equity interest as of June 30, 2022. Based on the investment agreement, the Company cannot exercise significant influence over Xiamen Xiaoxu’s operation and financial decisions.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	June 30,
	2022	2021
Electronic equipment	$914,468	$986,551
Office equipment	11,548	437,327
Motor vehicle	35,411	36,750
Testing equipment	293,513	615,329
Leasehold improvement	2,296,488	3,747,445
Subtotal	3,551,428	5,823,402
Less: accumulated depreciation	(2,354,620)	(3,722,206)
Property and equipment, net	$1,196,808	$2,101,196

Depreciation expense was $494,812 and $963,091 for the years ended June 30, 2022 and 2021, respectively.

F-23

7. INTANGIBLE ASSETS NET

Intangible assets, net, consists of the following:

	June 30,
	2022	2021
Software	$660,381	$663,279
Trademark	-	22,085
Subtotal	660,381	685,364
Less: accumulated amortization	(397,562)	(311,554)
Intangible asset, net	$262,819	$373,810

For the years ended June 30, 2022 and 2021, amortization expense amounted to $103,632 and $78,215, respectively. Future estimated amortization expense of intangible assets is as follows:

2022	$28,824
2023	57,647
2024	57,505
2025	54,553
2026	33,726
Thereafter	30,564
Total	$262,819

8. OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	June 30,
	2022	2021
Security deposits	$170,071	416,374
	$170,071	416,374

F-24

9. BANK LOAN

Bank loans represent the amounts due to various banks. As of June 30, 2022 and 2021, short-term and current portion of long-term bank loans consisted of the following:

a)	Summary of short-term bank loans is as follows:

	Annual Interest		As of June 30,
	Rate	Maturities	2022	2021
Short-term loans:
Industrial Bank, Xiamen (1)	4.50%	September 23, 2022	447,822	-
Bank of Communications, Xiamen (2)	4.00%	November 19, 2022	447,822	-
Construction Bank, Xiamen (3)	4.20%	April 14, 2023	33,587	-
ICBC, Xiamen (4)	3.90%	September 28, 2022	447,882	-
Subtotal			1,377,053	-
Current portion of long-term loans:
WeBank, Shenzhen (5)	8.82%	June 9, 2023	255,898	-

b)	Summary of long-term bank loans is as follows:

	Annual Interest		As of June 30,
	Rate	Maturities	2022	2021
Long-term loans:
Xiamen International Bank (6)	4.50%	June 20, 2025	$597,096	$-
WeBank, Shenzhen (7)	7.20%	January 13, 2024	43,218	-
WeBank, Shenzhen (5)	8.82%	June 9, 2023		464,763
Total			$640,314	$464,763

The average annual interest rate of the short-term bank loans was 5.27% and nil% for the year ended June 30, 2022 and 2021, respectively. The effective interest rate for bank loans was approximately 6.61 % and nil% for the years ended June 30, 2022 and 2021, respectively. The Company was in compliance with their financial covenants as of June 30, 2022. For the years ended June 30, 2022, interest expense related to bank loans amounted to $75,879.

1)	Loans from Industrial Bank, Xiamen was personally guaranteed by Mr Guohua Huang, the chief executive officer of the Company. The Effective date was September 24, 2021.

2)	Loans from Bank of Communications, Xiamen was personally guaranteed by Mr Guohua Huang, the chief executive officer of the Company. The Effective date was November 22, 2021.

3)	Loans from Construction Bank, Xiamen was personally guaranteed by Mr Guohua Huang, the chief executive officer of the Company. The Effective date was April 14, 2022.

4)	Loans from ICBC, Xiamen was unsecured. The Effective date was April 1, 2022.

5)	Loans from WeBank, Shenzhen was personally guaranteed by Mr Guohua Huang, the chief executive officer of the Company. The Effective date was June 9, 2021.

6)	Loans from Xiamen International Bank was personally guaranteed by Mr Guohua Huang, the chief executive officer of the Company. The Effective date was June 20, 2022.

7)	Loans from WeBank, Shenzhen was unsecured. The Effective date was January 13, 2022.

10. CONTRACT LIABILITIES

For service contracts where the performance obligation is not completed, contract liabilities were recorded for any payments received in advance of the performance obligation. The payments received in advance will not be refunded and will be amortized in future when met performance obligations.

Contract liabilities is comprised of the following:

	June 30
	2022	2021
Unearned VIP subscription - current	3,201,247	4,238,839
Unearned VIP subscription – non-current	379,171	345,513
Total	3,580,418	4,584,352

F-25

11. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consists of the following:

	June 30,
	2022	2021
Loan from third party	$218,150	$6,246
Deposits	136,582	16,767
Social funds payable	7,240	25,186
Paid on behalf	-	7,475
Decoration payable	-	-
Rental payable	49,190	-
Accrued expenses	-	66,926
Subsidy received to be used	-	290,441
Accrued payroll	547,585	455,833
Tax payable	49,202	204,532
Others	147,081	16,955
	$1,155,030	$1,090,361

Other non-current liabilities consist of the following:

	June 30,
	2022	2021
Security deposits	$88,231	338,827
Subsidy received to be used	159,481	-
	$247,712	338,827

F-26

12. SEGMENT REPORTING

The following provides the results of operations and the financial position of the Company’s operating segments as of and during the year ended June 30, 2022 and 2021.

Results of Operations

For the year ended June 30, 2022

	Online Promotion	Shared office rental	Value-added service	Total

Revenue	$8,287,570	$2,049,602	$2,473,971	$12,811,143
Cost of Revenue	$1,265,128	$1,372,376	$4,858,960	$7,496,464
Operating expenses	$6,610,311	$1,733,808	$820,283	$9,164,402
Other income (expenses)	$836,854	$(356,013)	$(31,495)	$449,346
Income/(loss) before income tax	$1,248,985	$(1,412,595)	$(3,236,767)	$(3,400,377)
Income tax benefit (expense)	$-	$(652)	$(4,890)	$(5,542)
Net Income (loss)	$1,248,985	$(1,413,247)	$(3,241,657)	$(3,405,919)

Results of Operations

For the year ended June 30, 2021

	Online Promotion	Shared office rental	Value-added service	Total

Revenue	$6,349,510	$2,141,110	$2,875,697	$11,366,317
Cost of Revenue	$1,245,852	$3,720,873	$1,652,998	$6,619,723
Operating expenses	$4,106,165	$463,053	$1,125,821	$5,695,039
Other income (expenses)	$-	$2,557	$1,572,191	$1,574,748
Income/(loss) before income tax	$997,493	$(2,040,259)	$1,669,069	$626,303
Income tax benefit (expense)	$-	$(2,467)	$-	$(2,467)
Net Income (loss)	$997,493	$(2,042,726)	$1,669,069	$623,836

Financial position

As of June 30, 2022

	Online Promotion	Shared office rental	Value-added service	Total
Current assets	$334,007	$698,398	$541,734	$1,574,139
Non-current assets	$2,742,095	$3,067,298	$223,339	$6,032,732
Total assets	$3,076,102	$3,765,696	$765,073	$7,606,871
Current liabilities	$6,632,049	$390,624	$665,536	$7,688,209
Non-current liabilities	$1,054,076	$4,145,610	$112,345	$5,312,031
Total liabilities	$7,686,125	$4,536,234	$777,881	$13,000,240
Net assets/(liabilities)	$(4,610,023)	$(770,538)	$(12,808)	$(5,393,369)

Financial position

As of June 30, 2021

	Online Promotion	Shared office rental	Value-added service	Total

Current assets	$5,505,453	$178,024	$504,445	$6,187,922
Non-current assets	$620,181	$14,712,901	$580,881	$15,913,963
Total assets	$6,125,634	$14,890,925	$1,085,326	$22,101,885
Current liabilities	$6,844,231	$1,349,816	$1,766,152	$9,960,199
Non-current liabilities	$755,205	$13,183,686	$393,898	$14,332,789
Total liabilities	$7,599,436	$14,533,502	$2,160,050	$24,292,988
Net assets/(liabilities)	$(1,473,802)	$357,423	$(1,074,724)	$(2,191,103)

13. TAXATION

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. EPWK HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Company’s WFOE, VIE and subsidiaries of VIE, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

The income tax provision consists of the following components:

	For the years ended June 30,
	2022	2021
Current income tax expenses	5,542	2,467
Deferred income tax benefit	-	-
Total income tax expense	$5,542	$2,467

As of June 30, 2022 and 2021, the Company had net operating loss carryforwards of approximately US$16,580,483 and US$13,174,564, respectively, which arose from the Company’s subsidiaries, VIE and the VIE’s subsidiaries established in the PRC. As of June 30, 2022 and 2021, deferred tax assets from the net operating loss carryforwards amounted to nil and US$3,293,641, respectively.

14. EQUITY

Ordinary shares

In accordance the Company’s memorandum of association and amendments thereto, the Company re-designates Class A and Class B ordinary shares, with par value of US$0.001 per share. Both class A and class B shares rank pari passu in the event of liquidation and entitlement to declared dividends. The two classes of shares differ in their voting rights. Each class A ordinary share is entitled to one vote per share, while the class B ordinary shares are entitled to fifteen votes for each share. As of June 30, 2022 and 2021, the ordinary shares of the Company consist of only class A shares.

F-27

15. OPERATING LEASES

The Company entered into operating lease agreements for office spaces including lease agreements with various expiration dates through 2024 to 2029. The Company determines the contract contains a lease at inception. The lease areas are physically distinct and explicitly specified in the contract. The lessors don’t have substantive substitution right to substitute the areas throughout the lease term. The Company has the right to direct the use of the areas from which to obtain substantially all of the economic benefits. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset. All of the Company’s office space leases are classified as operating leases. The lease agreements generally do not contain options to extend or terminate the lease. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the right-of-use assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company adopted 4.65% as an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

During the years ended June 30, 2022 and 2021, the lease cost included in the Company’s consolidation statements of operations and comprehensive loss are $1,387,639 and $1,875,176, respectively.

Supplemental cash flow information related to operating leases were as follows:

	For the year ended June 30,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$1,250,143	$1,767,844
Supplemental lease cash flow disclosure
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$-	$1,382,292

F-28

Supplemental balance sheet information related to operating leases were as follows:

	As of	As of
	June 30,	June 30,
	2022	2021
Operating lease right-of-use assets, net	$4,343,324	$13,022,583

Operating lease liabilities, current	$836,425	$1,731,292
Operating lease liabilities, non-current	4,044,834	13,183,686
Total operating lease liabilities	4,881,259	14,914,978

Weighted average remaining lease term of operating leases	6.35years	7.24years
Weighted average discount rate of operating leases	4.65%	4.65%

The decrease in "Right-of-use assets" and the related "Lease payable-non-current" resulted from the disposal of Zhongchuang Coffee Co., Ltd., which had composed one of the four entities operating in the shared office rental segment. Zhongchuang Coffee was sold in the same period in which it was classified as held for sale. The carrying amounts of Right-of-use assets and related Lease liabilities included in Zhongchuang Coffee classified as held for sale were $7,400,791 and $8,760,657 respectively.

The disposal was aimed at optimizing the use of resources in the rental business segment during the pandemic. The loss incurred by Zhongchuang Coffee during FY2022 before the transfer of ownership was $30,966 and the disposal did not represent a strategic shift that has a major effect on the Company’s operation.

The Company’s maturity analysis of operating lease liabilities as of June 30, 2022 is as follows:

Operating
Leases
2022	$519,563
2023	1,065,468
2024	925,804
2025	774,015
2026	726,219
Thereafter	1,605,263
Total lease payment	5,616,332
Less: imputed interest	(735,073)
Present value of operating lease liabilities	4,881,259
Less: current obligation	(836,425)
Long-term obligation at June 30, 2022	$4,044,834

F-29

16. RELATED PARTY TRANSACTIONS

The following is a list of related parties which the Company has transactions with:

No.	Name of Related Parties	Relationship
1	Xiamen Kubeijie Network Technology Ltd.	a company controlled by executives, till January 21, 2022
2	Xiamen Zhichuyun Big Data Technology Ltd.	The Supervisor of the related party is the Executive of the Company
3	Xiamen Wanjiahui Network Technology Ltd.	a company controlled by executives, till January 26, 2022
4	Xiamen Kutai Selected Enterprise Management Partnership	a company controlled by minority shareholders of the Company
5	Xiamen Baren Technology Ltd.	a company controlled by minority shareholders of the Company
6	Limin Huang	an Executive
7	Xiamen EPWK Enterprise Management Partnership	a company controlled by the Controlled Shareholder of the Company
8	Xiamen Yueqia Online Network Technology Ltd.	a company controlled by minority shareholders of the Company
9	Xiamen Yidong Shuchuan Connection Technology Ltd.	The Supervisor of the related party is the Executive of the Company
10	Xiamen EP Hengxin Enterprise Management Partnership	a company controlled by the Controlled Shareholder and Executives of the Company
11	Xiamen EP Zhishang Enterprise Management Partnership	a company controlled by the Controlled Shareholder and Executives of the Company
12	Xiamen EP Zhicheng Enterprise Management Partnership	a company controlled by the Controlled Shareholder and Executives of the Company
13	Shangtai (Xiamen) Electronic Technology Ltd.	a company controlled by the Controlled Shareholder and Executives of the Company
14	Xiamen Zhihui EP Network Technology Ltd.	a company controlled by minority shareholders of the Company
15	Yanjun Chen	an Executive
16	Conghui Lin	an Executive
17	Guohua Huang	the Controlled Shareholder of the Company
18	Shuangquan Lin	an Executive
19	Xiamen Youshenghao Enterprise Management Ltd.	a company controlled by minority shareholders of the Company

F-30

Amounts due from related parties

Amount due from related parties consisted of the following for the periods indicated:

	As of June 30,
	2022	2021
Xiamen Kubeijie Network Technology Ltd.	$-	$139,486
Xiamen Zhichuyun Big Data Technology Ltd.	-	129,918
Xiamen Wanjiahui Network Technology Ltd.	-	128,945
Xiamen Kutai Selected Enterprise Management Partnership	-	17,190
Xiamen Baren Technology Ltd.	-	10,940
Limin Huang	-	930
Xiamen EPWK Enterprise Management Partnership	-	16,499
Xiamen Yueqia Online Network Technology Ltd.	12,160	3,989
Xiamen Yidong Shuchuan Connection Technology Ltd.	-	1,472
Xiamen EP Hengxin Enterprise Management Partnership	-	542
Xiamen EP Zhishang Enterprise Management Partnership	-	2,430,112
Xiamen EP Zhicheng Enterprise Management Partnership	-	-
Shangtai (Xiamen) Electronic Technology Ltd.	-	139
Xiamen Zhihui EP Network Technology Ltd.	-	775
Yanjun Chen	-	15,492
Conghui Lin	-	77,461
Guohua Huang	-	10,070
Total	$12,160	$2,983,960

Amounts due to related parties

Amount due to related parties consisted of the following for the   periods indicated:

	As of June 30,
	2022	2021
Xiamen Kutai Selected Enterprise Management Partnership	$-	$15,492
Conghui Lin	-	332,380
Yanjun Chen	-	154,920
Guohua Huang	-	191,018
Xiamen EP Zhicheng Enterprise Management Partnership	4,478	-
Shuangquan Lin	29,855	-
Xiamen Youshenghao Enterprise Management Ltd.	31,870	-
Xiamen Yueqia Online Network Technology Ltd.	23,585	-
Total	$89,788	$693,810

F-31

Related party transactions

During the years ended June 30, 2022 and 2021, other than the loan from/to the related parties, no other transaction occurred.

17. CONCENTRATION, RISK AND UNCERTAINTIES

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience   and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the years ended June 30, 2022 and 2021, no single customer represents 10% or more of the Company’s total revenue.

The Company’s accounts receivable was not material as of June 30,2021. The following table sets forth a summary of single customer who represent 10% or more of the Company's total accounts receivable as of June 30, 2022.

	For the years ended June 30,
	2022	2021
Percentage of the Company’s accounts receivable
Customer A	45%	*
Customer B	19%	*
Customer C	19%	*

The Company's accounts payable are not material as of June 30, 2021 and 2022.

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:

	For the years ended June 30,
	2022	2021
Percentage of the Company’s purchase
Supplier A	*	13%
Supplier B	11%	*
Supplier C	11%	*

*        represent percentage less than 10%

F-32

18. SUBSEQUENT EVENTS

On August 11, 2022, the Company consummated a reorganization pursuant to which, EPWK WFOE, EPWK VIE and EPWK VIE’s shareholders entered a series of contractual arrangements that established the VIE structure.

On September 14, 2022, the Company repaid the long-term loan of RMB3 million (equivalent to US$464,711) from WeBank, Shenzhen that the maturities day is June 9, 2023.

On January 30, 2023, the Company issued 2,370,632 Class B ordinary shares to HGH Holdings Limited and 10,400,996 Class A ordinary shares to other eighteen existing shareholders pursuant to the written resolutions by the Company’s sole director. The share issuances in January 2023 reflected the share ownership after the Reorganization.

19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed financial statements of EPWK Holdings Ltd. (“EPWK Cayman”, the “parent company”) have been prepared in accordance with accounting principles generally accepted in the United States of America. Under the PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer certain of their net assets to the parent company in the form of dividend payments, loans or advances.

F-33

The following represents condensed unconsolidated financial information of the parent company only:

	As of June 30,
	2022	2021
Assets
Cash and cash equivalents	$-	$-
Total current assets	-	-
Investments in subsidiaries and VIEs	(5,393,369)	(2,191,103)
Total non-current assets	(5,393,369)	(2,191,103)
Total assets	(5,393,369)	(2,191,103)

Liabilities
Bank loan	-	-
Total current liabilities	-	-
Long term bank loan	-	-
Total non-current liabilities	-	-
Total liabilities	-	-

Total Shareholders’ deficit	(5,393,369)	(2,191,103)
Total liabilities and shareholders’ deficit	(5,393,369)	(2,191,103)

Condensed Schedule of Results of Operations	For the years ended June 30,
	2022	2021

Revenues	$-	$-
Income (loss) for equity method investment in subsidiaries and VIEs	-	-
Other expense, net	-	-
Share of income of subsidiaries, consolidated VIE and VIE’s subsidiaries	(3,202,266)	394,220
Net loss /( income)	$(3,202,266)	$394,220-
Other comprehensive income /(loss)	$-	$-
Total Comprehensive loss (income)	$(3,202,266)	$394,220

Condensed Schedule of Cash Flows

Net cash (used in)/provided by operating activities	(3,202,266)	394,220
Net cash provided by /(used in) investing activities	3,202,266	(394,220)
Net cash provided by financing activities	-	-
Effect of exchange rate changes on cash and cash equivalents	-	-
Net changes in cash and cash equivalents	-	-
Cash and cash equivalents at the beginning of year	-	-

F-34

EPWK HOLDINGS LTD.

[    ] Class A Ordinary Shares

Prospectus

[    ], 2023

Until and including [    ], 2023 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealers, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

II-1

Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares*
CZB Holdings Limited	March 24, 2022	158,072	$15.8072
HCHX Holdings Limited	March 24, 2022	200,000	$20.00
HGH Holdings Limited	March 24, 2022	1,185,316	$118.5316
HYSH Holdings Limited	March 24, 2022	182,514	$18.2514
LXN Holdings Limited	March 24, 2022	279,550	$27.955
KTYX Holdings Limited	March 24, 2022	309,153	$30.9153
YBL Holdings Limited	March 24, 2022	78,432	$7.8432
HZY Holdings Limited	March 24, 2022	311,498	$31.1498
SZLT Holdings Limited	March 24, 2022	231,415	$23.1415
JMCT Investment Limited	March 24, 2022	511,945	$51.1945
Xiamen Xinglin Construction and Development Co., Ltd.	March 24, 2022	323,055	$32.3055
EPWK Holdings Limited	March 24, 2022	93,889	$9.3889
ZHFY Holdings Limited	March 24, 2022	189,687	$18.9687
ZHYP Holdings Limited	March 24, 2022	31,614	$3.1614
YJSKL Holdings Limited	March 24, 2022	308,950	$30.895
HZN Holdings Limited	March 24, 2022	1,038,541	$103.8541
YPHL Holdings Limited	March 24, 2022	493,785	$49.3785
YPGH Holdings Limited	March 24, 2022	237,483	$23.7483
ZXL Holdings Limited	March 24, 2022	220,915	$22.0915
Class A Ordinary Shares
HYSH Holdings Limited		182,514	-
CZB Holdings Limited		158,072	-
HCHX Holdings Limited		200,000	-
LXN Holdings Limited		279,550	-
KTYX Holdings Limited		309,153	-
YBL Holdings Limited		78,432	-
HZY Holdings Limited		311,498	-
SZLT Holdings Limited		231,415	-
JMCT Investment Limited		511,945	-
Xiamen Xinglin Construction and Development Co., Ltd.		323,055	-
EPWK Holdings Limited		93,889	-
ZHFY Holdings Limited		189,687	-
ZHYP Holdings Limited		31,614	-
YJSKL Holdings Limited		308,950	-
HZN Holdings Limited		1,038,541	-
YPHL Holdings Limited		493,785	-
YPGH Holdings Limited		237,483	-
ZXL Holdings Limited		220,915	-

*	On December 29, 2022, our shareholders approved the re-designation of 1,185,316 of our already issued ordinary shares held by HGH Holdings Limited into 1,185,316 Class B Ordinary Shares. On December 29, 2022, we repurchased 5,200,498 of our already issued ordinary shares, re-designated them into Class A ordinary shares, and issued 5,200,498 Class A ordinary shares to eighteen (18) shareholders.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

II-2

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association
3.2*	Amended and Restated Memorandum and Articles of Association
4.1**	Specimen Certificate for Class A Ordinary Shares
4.2*	Form of Representative’s Warrant
5.1*	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered
8.1*	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Dentons regarding certain PRC tax matters (included in Exhibit 99.2)
10.1**	Form of Employment Agreement between Registrant and each of its executive officers
10.2*	Exclusive Business Cooperation Agreement between EPWK WFOE and EPWK VIE
10.3*	Form of Equity Pledge Agreement Amongst EPWK WFOE, EPWK VIE, and Shareholders of EPWK VIE
10.4*	Form of Call Option Agreement
10.5*	Form of Power of Attorney Granted by Shareholders of EPWK VIE
10.6*	The Registration Agreement
10.7*	EPWK Platform Service Agreement
10.8*	Task Submission and Publication Agreement
10.9*	Online Store Agreement
10.10*	Online VIP Store Service Agreement
10.11*	Service Agreement between EPWK VIE and Esignbao
10.12*	Service Agreement between EPWK VIE and Xiamen International Bank
10.13*	Form of Irrevocable Commitment Letter
21.1*	List of Significant Subsidiaries and VIE of the Registrant
23.1*	Consent of WWC Professional Corporation
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Dentons (included in Exhibit 99.2)
24.1*	Power of Attorney (on page II-6)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Dentons, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements
99.3*	Consent of Frost & Sullivan
107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, People’s Republic of China, February 9, 2023.

EPWK HOLDINGS LTD.

By:	/s/ Guohua Huang
Guohua Huang
Chief Executive Officer
(Principal Executive Officer)

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and as an attorney-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent will do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guohua Huang	Chairman and Chief Executive Officer	February 9, 2023
Name: Guohua Huang	(principal executive officer)

/s/ Shuangquan Lin	Chief Operating Officer	February 9, 2023
Name: Shuangquan Lin

/s/ Conghui Lin	Chief Financial Officer (principal financial	February 9, 2023
Name: Conghui Lin	and accounting officer)

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York on February 9, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

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